                                                Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-22073
PROSPECTUS
                                  5,000,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                               ------------------

    CapStar Hotel Company ("CapStar" or the "Company") is a hotel management and investment company which acquires, renovates, repositions and manages hotels throughout the United States. CapStar owns and manages 22 upscale, full-service hotels (the "Owned Hotels") which contain 5,981 rooms and manages an additional 31 hotels owned by third parties which contain 5,488 rooms (the "Managed Hotels"). CapStar's portfolio of Owned Hotels and Managed Hotels includes 53 hotels which contain 11,469 rooms (the "Hotels"). The Company has entered into contracts to acquire a portfolio of six hotels which contain 1,358 rooms (the "Highgate Portfolio") and two additional hotels containing 367 rooms (the "Additional Acquisitions"). The Company's business strategy is to identify and acquire hotel properties with the potential for cash flow growth and to renovate, reposition and operate each hotel according to a business plan specifically tailored to the characteristics of the hotel and its market.
    All of the 5,000,000 shares of common stock, par value $.01 per share (the "Common Stock") offered hereby, are being offered by the Company. The Common Stock is listed on the New York Stock Exchange ("NYSE"), under the symbol "CHO." On March 12, 1997, the last reported sale price of the Common Stock was $24 3/4.
    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 11.
                              -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.
       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
        ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.


                                         PRICE TO       UNDERWRITING DISCOUNTS     PROCEEDS TO
                                          PUBLIC          AND COMMISSIONS(1)       COMPANY(2)
Per Share..........................       $24.75                $1.18                $23.57
Total(3)...........................    $123,750,000           $5,878,125          $117,871,875

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1,114,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 750,000 additional shares on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $142,312,500, $6,759,844 and $135,552,656. See "Underwriting."
                              -------------------

    The shares of Common Stock offered by this Prospectus are offered by the several Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., in New York, New York on or about March 18, 1997.
                              -------------------
LEHMAN BROTHERS
          BT SECURITIES CORPORATION
                    GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                                         MONTGOMERY SECURITIES
                                                   SMITH BARNEY INC.
                              -------------------
March 12, 1997.

                        [PHOTOGRAPHS/MAPS AND CAPTIONS]

Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Stock. Such transactions may include the purchase of shares of Common Stock prior to the pricing of the offering for the purpose of maintaining the price of the Common Stock, the purchase of shares of Common Stock following the pricing of the offering to cover a syndicate short position in the Common Stock or for the purpose of maintaining the price of the Common Stock, and the imposition of penalty bids. For a description of these activities, see "Underwriting."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS WILL NOT BE EXERCISED. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES HEREIN TO "CAPSTAR" OR THE "COMPANY" INCLUDE CAPSTAR HOTEL COMPANY AND ITS SUBSIDIARIES (INCLUDING THE COMPANY'S SUBSIDIARY OPERATING PARTNERSHIPS, THROUGH WHICH THE COMPANY OPERATES ALL OF ITS BUSINESSES). THE OFFERING BY THE COMPANY OF 5,000,000 SHARES OF COMMON STOCK IS REFERRED TO HEREIN AS THE "OFFERING." ALL STATISTICS IN THIS PROSPECTUS RELATING TO THE LODGING INDUSTRY GENERALLY (OTHER THAN COMPANY STATISTICS) ARE FROM, OR HAVE BEEN DERIVED FROM, INFORMATION PUBLISHED OR PROVIDED BY SMITH TRAVEL RESEARCH, AN INDEPENDENT INDUSTRY RESEARCH ORGANIZATION. SMITH TRAVEL RESEARCH HAS NOT CONSENTED TO THE USE OF THE DATA PRESENTED IN THIS PROSPECTUS AND HAS NOT PROVIDED ANY FORM OF CONSULTATION, ADVICE OR COUNSEL REGARDING ANY ASPECT OF THE OFFERING.

                                  THE COMPANY

    CapStar is a hotel management and investment company which acquires, renovates, repositions and manages hotels throughout the United States. CapStar owns and manages 22 upscale, full-service hotels (the "Owned Hotels") which contain 5,981 rooms and manages an additional 31 hotels owned by third parties which contain 5,488 rooms (the "Managed Hotels"). CapStar's portfolio of Owned Hotels and Managed Hotels includes 53 hotels which contain 11,469 rooms (the "Hotels"). The Company's business strategy is to acquire hotel properties with the potential for cash flow growth and to renovate, reposition and operate each hotel according to a business plan specifically tailored to the characteristics of the hotel and its market. The Owned Hotels are located in markets which have recently experienced strong economic growth, including Albuquerque, Atlanta, Charlotte, Chicago, Cleveland, Denver, Houston, Los Angeles, Salt Lake City, Seattle and Washington, D.C. The Owned Hotels include hotels operated under nationally recognized brand names such as Hilton-Registered Trademark-, Sheraton-Registered Trademark-, Westin-Registered Trademark-, Marriott-Registered Trademark-, Doubletree-Registered Trademark- and Embassy Suites-Registered Trademark-. For the year ended December 31, 1996, on a pro forma basis, the operating performance of the Owned Hotels (excluding the ten hotels purchased since September 30, 1996) improved significantly, as demonstrated by the following table:

                                                              PRO FORMA
                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                        ----------------------   PERCENTAGE
                                                           1995        1996       INCREASE
                                                        ----------  ----------  -------------
Revenues (in thousands)...............................  $  109,798  $  118,329          7.8%
Gross Operating Profit (in thousands).................  $   30,947  $   37,909         22.5%
Average Occupancy.....................................        72.4%       72.9%         0.7%
Average Daily Rate ("ADR")............................  $    75.25  $    83.82         11.4%
Revenue Per Available Room ("RevPAR").................  $    54.44  $    61.11         12.3%

Additionally, the performance of the Owned Hotels compares favorably with that of the industry in general. For the year ended December 31, 1996, RevPAR for the Owned Hotels (excluding the ten hotels purchased since September 30, 1996) increased 12.3%, while RevPAR for all upscale hotels, as reported by Smith Travel Research, increased 5.4%. For the year ended December 31, 1996, RevPAR at all of the Owned Hotels (including the ten hotels purchased since September 30, 1996) increased 10.1%.

    The Company completed its initial public offering (the "IPO") in August 1996. Since the IPO, the Company has significantly expanded its portfolio by completing the purchase of ten upscale, full-service hotels containing 2,465 rooms for an aggregate total acquisition cost, including estimated closing costs, planned renovations and initial working capital ("Total Acquisition Cost"), of $181.6 million. The Company has also entered into a contract with Highgate Hotels, Inc. and certain affiliated entities ("Highgate Hotels") to acquire a portfolio of six upscale, full-service hotels containing 1,358 rooms (the "Highgate Portfolio") for a Total Acquisition Cost of approximately $105.2 million. See "Recent Developments--The

Highgate Portfolio." The Company has also entered into contracts to acquire two additional hotels containing 367 rooms for a Total Acquisition Cost of $26.7 million (the "Additional Acquisitions"). In addition to the acquisition of these hotels, since the IPO the Company has invested in a joint venture which owns the 456-room Holiday Inn Riverfront in St. Louis, Missouri and has entered into three new long-term management agreements.

    During the year ended December 31, 1996, the Company spent a total of $21.6 million on renovations at the Owned Hotels and intends to spend an additional $21.7 million completing the renovation programs (including approximately $8.4 million to renovate and reposition the Highgate Portfolio and the Additional Acquisitions). See "Special Note Regarding Forward-Looking Statements."

    As a fully integrated owner and manager, CapStar intends to capitalize on its management experience and expertise by continuing to make opportunistic acquisitions of full-service hotels, securing additional management contracts and improving the operating performance of the Hotels. The Company's senior management team has successfully managed hotels in all segments of the lodging industry, with particular emphasis on upscale, full-service hotels. Senior management has an average of approximately 20 years of experience in the hotel industry. Since the inception of the Company's management business in 1987, the Company has achieved consistent growth, even during periods of relative industry weakness. The Company attributes its management success to its ability (i) to analyze each hotel as a unique property and identify those particular cash flow growth opportunities which each hotel presents, (ii) to create and implement marketing plans that properly position each hotel within its local market, and
(iii) to develop management programs that emphasize guest service, labor productivity, revenue yield and cost control. The Company has a distinct management culture that stresses creativity, loyalty and entrepreneurship and was developed to emphasize operations from an owner's perspective. This culture is reinforced by the fact that 33 members of management will hold, directly or indirectly, an aggregate of 5.5% of the Common Stock upon completion of the Offering. See "Principal Stockholders."

    The Company believes that the upscale, full-service segment of the lodging industry is the most attractive segment in which to acquire, own and manage hotels and further believes that there are currently many attractive opportunities to acquire properties in this segment of the industry at prices below replacement cost. The upscale, full-service segment is attractive for several reasons. First, the Company expects that there will be no significant increases in the supply of upscale, full-service hotels in the next several years because the cost of new construction generally does not justify new hotel development. Second, upscale, full-service hotels appeal to a wide variety of customers, thus reducing the risk of decreasing demand from any particular customer group. Additionally, such hotels have particular appeal to both business executives and upscale leisure travelers, customers who are generally less price sensitive than travelers who use limited-service hotels. Third, because full-service hotels have a higher proportion of fixed costs to variable costs than other segments of the lodging industry, full-service hotels afford greater operating leverage than limited-service hotels, resulting in increasingly higher profit margins as revenues increase. Finally, full-service hotels require a greater depth of management expertise than limited-service hotels, and the Company believes that its superior management skills provide it with a significant competitive advantage in their operation.

                              RECENT DEVELOPMENTS

    In August 1996, the Company completed its IPO at a price of $18 per share, generating net proceeds of approximately $110 million to the Company. Since completing the IPO, the Company has continued to execute the hotel acquisition and operating strategies that it had pursued prior to the IPO which has resulted in significant growth in the Company's hotel portfolio. The Company's acquisition, financing, and management activities since the IPO are discussed below.

POST-IPO ACQUISITIONS

    At the time of the IPO, the Company owned 12 upscale, full-service hotels, containing 3,516 rooms. Since the IPO, the Company has acquired ten additional upscale, full-service hotels containing 2,465 rooms. These newly acquired hotels are operated under nationally recognized brand names such as Hilton, Doubletree, Embassy Suites and Holiday Inn-Registered Trademark-. The Company expects to improve the operating performance of these newly acquired hotels by implementing the detailed management plans that have been created for each property as part of its operation strategy. The Company believes that all of its post-IPO acquisitions represent attractive investment opportunities because (i) they are located in major metropolitan or growing secondary markets and are well-located within these markets (ii) they were acquired at an average cost of approximately $74,000 per room, which represents more than a 30% discount to replacement cost and (iii) they have attractive current returns and potential for significant revenue and cash flow growth through implementation of the Company's operating strategy.

THE HIGHGATE PORTFOLIO

    The Company has entered into a contract with Highgate Hotels to acquire the Highgate Portfolio, a group of six upscale, full-service hotels containing 1,358 rooms for a Total Acquisition Cost of approximately $105.2 million. The acquisition will be financed with $75.2 million in cash and $30.0 million of units in the Company's subsidiary operating partnerships ("OP Units"). See "Recent Developments--The Highgate Portfolio." The Highgate Portfolio hotels are operated under nationally recognized brand names including Sheraton, Doubletree, Radisson-Registered Trademark-, Ramada-Registered Trademark- and Holiday Inn, and are located in Dallas, Indianapolis, Calgary and Vancouver. The Highgate Portfolio enhances the Company's geographic diversity by expanding its portfolio into Canada and, in connection with the acquisition of the Highgate Portfolio, the Company has entered into agreements to manage two additional hotels owned by principals of Highgate Hotels: the 414-room Pontchartrain-Crowne Plaza in Detroit, Michigan and the 393-room Four Points Hotel in suburban Atlanta. The Company believes that the acquisition of the Highgate Portfolio and the establishment of a strategic alliance with Highgate Hotels (one of the principals of which the Company has agreed to nominate to a new seat on its board of directors) will provide significant benefits to its on-going acquisition and corporate development activities. A portion of the net proceeds from the Offering will be used by the Company to consummate the acquisition of the Highgate Portfolio. The Company expects to complete the acquisition of the Highgate Portfolio in April 1997. There can be no assurance, however, that the closing will occur. See "Risk Factors--Risks Associated with Expansion" and "Special Note Regarding Forward-Looking Statements."

THE ADDITIONAL ACQUISITIONS

    The Company has also entered into contracts to acquire the Additional
Acquisitions: the 213-room Four Points Hotel in Cherry Hill, New Jersey for a Total Acquisition Cost of $8.2 million and the 154-room Great Valley Sheraton in Frazer, Pennsylvania for a Total Acquisition Cost of $18.5 million.

MANAGEMENT AGREEMENTS/JOINT VENTURES

    In January 1997, the Company invested in a joint venture with Hallmark Investment Corp. which owns the Holiday Inn Riverfront, located in downtown St. Louis at the base of the Gateway Arch. In connection with the joint venture, the Company has signed a long-term agreement to manage the 456-room property. Since August 1996 the Company has entered into significant new long-term management agreements with three other hotel owners. The Company expects to form additional joint ventures and strategic alliances with institutional and private hotel owners to invest in future acquisitions and sale and leaseback transactions, and to secure additional fee management arrangements. See "Special Note Regarding Forward-Looking Statements."

FINANCING ACTIVITIES

    In September 1996, the Company entered into a $225 million revolving credit facility (the "Credit Facility") led by Bankers Trust Company ("Bankers Trust"), as agent, to fund post-IPO acquisitions, to repay outstanding indebtedness and for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    In December 1996, the Company modified the terms of the Credit Facility to increase the Company's permitted nonrecourse indebtedness from $25 million to $50 million and to permit it to incur up to $100 million of subordinated indebtedness. In December 1996, the Company borrowed $50 million of subordinated indebtedness (the "Subordinated Debt") to provide additional funding for acquisitions and for general corporate purposes.

                                 THE PROPERTIES

    The following table sets forth certain information for each of the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions for the year ended December 31, 1996:

                                                                                                           YEAR ENDED
                                                                                                       DECEMBER 31, 1996
                                                                                                    ------------------------
                                                                                          GUEST                   AVERAGE
HOTEL                                                               LOCATION              ROOMS        ADR       OCCUPANCY
----------------------------------------------------------  -------------------------  -----------  ---------  -------------

OWNED HOTELS
Orange County Airport Hilton..............................  Irvine, CA                        290   $   78.48         66.0%
Hilton Hotel..............................................  Sacramento, CA                    326       75.89         71.7
Santa Barbara Inn.........................................  Santa Barbara, CA                  71      129.86         85.1
Hilton Hotel..............................................  San Pedro, CA                     226       67.23         62.3
Holiday Inn...............................................  Colorado Springs, CO              201       60.57         72.6
Sheraton Hotel............................................  Colorado Springs, CO              502       65.95         70.1
Embassy Suites Denver.....................................  Englewood, CO                     236      102.57         74.1
Embassy Row Hilton........................................  Washington, DC                    195      111.24         60.8
The Latham Hotel..........................................  Washington, DC                    143      108.17         72.0
Westin Atlanta Airport....................................  Atlanta, GA                       496       79.44         79.3
Radisson Hotel............................................  Schaumburg, IL                    202       75.54         66.1
Hilton Hotel & Towers.....................................  Lafayette, LA                     328       70.05         74.1
Marriott Hotel............................................  Somerset, NJ                      434      104.36         72.4
Doubletree Hotel..........................................  Albuquerque, NM                   294       77.12         66.6
Sheraton Airport Plaza....................................  Charlotte, NC                     226       83.97         70.8
Holiday Inn...............................................  Cleveland, OH                     237       70.11         73.1
Hilton Hotel..............................................  Arlington, TX                     310       81.03         73.3
Southwest Hilton..........................................  Houston, TX                       293       72.17         53.9
Westchase Hilton..........................................  Houston, TX                       295       89.87         77.9
Salt Lake Airport Hilton..................................  Salt Lake City, UT                287       79.18         75.5
Hilton Hotel..............................................  Arlington, VA                     209      109.21         74.5
Hilton Hotel..............................................  Bellevue, WA                      180       91.70         80.8
                                                                                            -----   ---------          ---
  Subtotal/Weighted Average--Owned Hotels                                                   5,981   $   83.02         71.3%

HIGHGATE PORTFOLIO
Doubletree Guest Suites...................................  Indianapolis, IN                  137   $   79.53         73.5%
Holiday Inn Select........................................  Dallas, TX                        348       59.04         61.7
Radisson Hotel............................................  Dallas, TX                        305       60.69         74.6
Holiday Inn Calgary Airport...............................  Calgary, Alberta                  170       53.09         59.3
Sheraton Hotel............................................  Guildford, B.C.                   280       69.17         75.2
Ramada Vancouver Centre...................................  Vancouver, B.C.                   118       70.40         79.4
                                                                                            -----   ---------          ---
  Subtotal/Weighted Average--Highgate Portfolio                                             1,358   $   64.35         69.8%

ADDITIONAL ACQUISITIONS
Four Points Hotel.........................................  Cherry Hill, NJ                   213   $   73.40         61.8%
Great Valley Sheraton.....................................  Frazer, PA                        154       88.80         72.0
                                                                                            -----   ---------          ---
  Subtotal/Weighted Average--Additional Acquisitions                                          367   $   80.43         66.1%
                                                                                            -----   ---------          ---
  Total/Weighted Average                                                                    7,706   $   79.64         70.8%
                                                                                            -----   ---------          ---
                                                                                            -----   ---------          ---

    The Company's principal executive offices are located at 1010 Wisconsin Avenue, N.W., Suite 650, Washington, DC 20007, and its telephone number is (202) 965-4455.

                                  THE OFFERING

Common Stock Offered by the
  Company...........................  5,000,000 shares

Common Stock to be Outstanding after
  the Offering......................  17,754,321 shares(1)(2)

Use of Proceeds.....................  The net proceeds of the Offering will be used to fund the acquisition of the Highgate Portfolio and the
                                      Additional Acquisitions, to retire outstanding
                                      balances under the Credit Facility and for general
                                      corporate purposes.

NYSE Symbol.........................  "CHO"

------------------------

(1) Does not include up to 750,000 shares of Common Stock subject to an over-allotment option granted to the Underwriters. See "Underwriting."

(2) Does not include 1,201,680 shares of Common Stock issuable upon the conversion of 809,523 Common OP Units (as defined herein) and 392,157 Preferred OP Units (as defined herein). See "Recent Developments--The Highgate Portfolio." Also does not include 1,740,000 shares of Common Stock reserved for issuance under the Equity Incentive Plan (as defined herein) under which the Company has currently granted 745,254 options to purchase shares of Common Stock. See "Management--Compensation of Directors," "--Stock Option Grants" and "--Compensation Plans."

                    Summary Financial and Other Information

    Prior to the IPO, the business of the Company was conducted through EquiStar Hotel Investors, L.P. ("EquiStar") and CapStar Management Company, L.P. ("CapStar Management"). CapStar Management has been in the hotel management business since 1987. EquiStar, however, was not formed until January 12, 1995 and the Company did not own any hotels in any prior periods. Therefore, the Company's financial statements prior to 1995 reflect only the management business of CapStar Management. In 1994, the Company began to invest in additional professional staff and incurred related costs in order to position itself to acquire hotel properties. From January 12, 1995 through December 31, 1996, the Company acquired 19 hotels on various dates. Thus, the historical financial statements for the years ended December 31, 1996 and 1995 reflect differing numbers of hotels owned throughout the periods. The unaudited pro forma financial statements for the year ended December 31, 1996 assume 30 hotels owned.

                                                    FISCAL YEAR ENDED DECEMBER 31,                   PRO
                                      ----------------------------------------------------------    FORMA
                                         1992        1993        1994        1995        1996      1996(A)
                                      ----------  ----------  ----------  ----------  ----------  ----------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)

OPERATING RESULTS:
Revenues:
  Rooms.............................  $        0  $        0  $        0  $   14,456  $   68,498  $  158,293
  Food, beverage and other..........           0           0           0       7,471      36,949      81,543
  Management services and other
    revenues........................       3,479       4,234       4,418       4,436       4,345       3,169
                                      ----------  ----------  ----------  ----------  ----------  ----------
      Total revenues................       3,479       4,234       4,418      26,363     109,792     243,005
                                      ----------  ----------  ----------  ----------  ----------  ----------
Operating expenses:
Departmental expenses:
  Rooms.............................           0           0           0       4,190      17,509      39,732
  Food, beverage and other..........           0           0           0       5,437      27,102      60,496
Undistributed operating expenses:
  Selling, general and
    administrative..................       2,836       4,065       4,508       8,078      20,448      43,450
  Property operating costs..........           0           0           0       3,934      17,151      39,769
  Depreciation and amortization.....          12          14          23       2,098       8,248      18,809
                                      ----------  ----------  ----------  ----------  ----------  ----------
      Total operating expenses......       2,848       4,079       4,531      23,737      90,458     202,256
                                      ----------  ----------  ----------  ----------  ----------  ----------
Operating income/(loss).............         631         155        (113)      2,626      19,334      40,749
Interest expense, net...............           0           0           0       2,413      12,346      16,601
Minority interest...................           0           0           0          17          39      (1,674)
Provision for income taxes(B).......           0           0           0           0       2,674       8,991
Income/(loss) before extraordinary
  item..............................         631         155        (113)        230       4,353      13,483
Extraordinary item(C)...............           0           0           0        (887)     (1,956)          0
                                      ----------  ----------  ----------  ----------  ----------  ----------
    Net income/(loss)...............         631         155        (113)       (657)      2,397      13,483
                                      ----------  ----------  ----------  ----------  ----------  ----------
                                      ----------  ----------  ----------  ----------  ----------  ----------
Earnings per share before
  extraordinary item(D).............  $       --  $       --  $       --  $       --  $     0.31  $     0.76
Number of shares of common stock and
  common stock equivalents
  outstanding.......................          --          --          --          --  12,754,321  18,563,844

OTHER FINANCIAL DATA:
EBITDA(E)...........................  $      643  $      169  $      (90) $    4,741  $   27,621  $   57,895
Net cash provided by (used in)
  operating activities..............          87        (101)         66       4,357      13,373      32,822
Net cash used in investing
  activities........................         (65)        (24)        (41)   (116,573)   (225,251)   (373,286)
Net cash provided by (used in)
  financing activities..............        (219)        244           0     119,048     226,830     359,722

BALANCE SHEET DATA:
Property and equipment, gross.......  $      110  $      134  $      176  $  110,883  $  343,092  $  521,163
Total assets........................         586       1,458       1,232     132,650     379,161     543,255
Long term obligations...............           0           0           0      73,574     200,361     216,494

                    SUMMARY FINANCIAL AND OTHER INFORMATION

                                                    FISCAL YEAR ENDED DECEMBER 31,                   PRO
                                      ----------------------------------------------------------    FORMA
                                         1992        1993        1994        1995        1996      1996(A)
                                      ----------  ----------  ----------  ----------  ----------  ----------
OPERATING DATA:
Owned Hotels:
  Number of hotels..................          --          --          --           6          19          30
  Number of guest rooms.............          --          --          --       2,101       5,166       7,706
  Total revenues (in thousands).....          --          --          --  $   21,927  $  105,447  $  239,836
  Average occupancy.................          --          --          --       72.3%       71.6%       70.8%
  ADR(F)............................          --          --          --  $    71.58  $    82.84  $    79.64
  RevPAR(G).........................          --          --          --  $    51.75  $    59.31  $    56.39
All Hotels(H):
  Number of hotels(I)...............          34          34          39          46          47          --
  Number of guest rooms(I)..........       5,918       5,971       5,847       7,895       9,785          --
  Total revenues (in thousands).....  $  109,837  $  123,124  $  128,151  $  170,888  $  193,092          --

------------------------------

(A) The pro forma Operating Results, Other Financial Data and Operating Data for the year ended December 31, 1996 have been prepared as if the Offering and the acquisition of the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions had been consummated at the beginning of 1996, and the pro forma Balance Sheet Data as of December 31, 1996 has been prepared as if the Offering and the acquisition of the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions had been consummated on such date.

(B) No provision for federal income taxes is included in the historical data other than for 1996 because CapStar Management and EquiStar were partnerships and all federal income tax liabilities were passed through to the individual partners.

 (C) During 1995 and 1996, certain loan facilities were refinanced and the write-offs of deferred costs associated with the prior facilities were recorded as extraordinary losses.

(D) Earnings per share before extraordinary item for the historical year ended December 31, 1996 is based on earnings for the period from the IPO on August 20, 1996 through December 31, 1996.

 (E) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, income taxes, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under GAAP for purposes of evaluating the Company's results of operations.

(F) Represents total room revenues divided by total number of rooms occupied by hotel guests on a paid basis.

(G) Represents total room revenues divided by total available rooms, net of rooms out of service due to significant renovations.

(H) Represents operating data for all hotels managed by the Company during all or a portion of the periods presented.

 (I) As of December 31 for the periods presented.

                                  RISK FACTORS

    An investment in the Common Stock involves material risks. In addition to general investment risk and those factors set forth elsewhere in this Prospectus, prospective investors should carefully consider, among other things, the following risks before making an investment.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

    OPERATING RISKS. The Company's business is subject to all of the operating risks inherent in the lodging industry. These risks include the following: changes in general and local economic conditions; cyclical overbuilding in the lodging industry; varying levels of demand for rooms and related services; competition from other hotels, motels and recreational properties; changes in travel patterns; the recurring need for renovations, refurbishment and improvements of hotel properties; changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs; and changes in interest rates and the availability of credit. Demographic, geographic or other changes in one or more of the Company's markets could impact the convenience or desirability of the sites of certain hotels, which would in turn affect the operations of those hotels. In addition, due to the level of fixed costs required to operate full-service hotels, certain significant expenditures necessary for the operation of hotels generally cannot be reduced when circumstances cause a reduction in revenue.

    COMPETITION IN THE LODGING INDUSTRY. The lodging industry is highly competitive. There is no single competitor or small number of competitors of the Company that are dominant in the industry. The Hotels operate in areas that contain numerous competitors, many of which have substantially greater resources than the Company. Competition in the lodging industry is based generally on location, room rates and range and quality of services and guest amenities offered. New or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which the Hotels compete, thereby adversely affecting the Company's operations.

    SEASONALITY. The lodging industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the revenues of the Company. Quarterly earnings also may be adversely affected by events beyond the Company's control, such as extreme weather conditions, economic factors and other considerations affecting travel.

    FRANCHISE AGREEMENTS. Upon completion of the Offering, all but two of the Owned Hotels, the Highgate Portfolio hotels and the Additional Acquisitions will be operated pursuant to existing franchise or license agreements (the "Franchise Agreements"). The Franchise Agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Those limitations may conflict with the Company's philosophy of creating specific business plans tailored to each hotel and to each market. Such standards are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with such standards could require a franchisee to incur significant expenses or capital expenditures. In connection with changing the franchise affiliation of an Owned Hotel or a subsequently acquired hotel, the Company may be required to incur significant expenses or capital expenditures. The Franchise Agreements covering the Owned Hotels expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition to renewal, the Franchise Agreements frequently contemplate a renewal application process, which may require substantial capital improvements to be made to the hotel.

RISKS ASSOCIATED WITH EXPANSION

    COMPETITION FOR EXPANSION OPPORTUNITIES. The Company competes for the acquisition of hotels with entities that have substantially greater financial resources than the Company. The Company believes that, as a result of the downturn experienced by the lodging industry from the late 1980s through the early 1990s and the significant number of foreclosures and bankruptcies created thereby, the prices for many hotels have for several years been at historically low levels and often well below the cost to build new hotels. The recent economic recovery in the lodging industry and the resulting increase in funds available for hotel acquisitions may cause additional investors to enter the hotel acquisition market, which may in turn cause hotel acquisition costs to increase and the number of attractive hotel acquisition opportunities to decrease.

    FAILURE TO CONSUMMATE ACQUISITIONS. The Company has entered into binding contracts to acquire the Highgate Portfolio and the Additional Acquisitions and in the future may enter into contracts to acquire other hotels as well. There can be no assurance that the Company will be able to consummate the acquisition of any such hotels. Failure to consummate such acquisitions could affect the Company's ability to implement its acquisition strategy and could have a material adverse effect on the company's results of operations.

    INTEGRATION RISKS. To successfully implement its acquisition strategy, the Company must be able to continue to successfully integrate new hotels into its existing operations. The consolidation of functions and integration of departments, systems and procedures of the new hotels with the Company's existing operations presents a significant management challenge, and the failure to integrate new hotels into the Company's management and operating structures could have a material adverse effect on the results of operations and financial condition of the Company. There can be no assurance that the Company will be able to achieve operating results in its new hotels comparable to the historical performance of its hotels.

RISKS ASSOCIATED WITH OWNING REAL ESTATE

    The Company currently owns 22 hotels and has entered into contracts to acquire the Highgate Portfolio and the Additional Acquisitions. Accordingly, the Company will be subject to varying degrees of risk generally incident to the ownership of real estate. These risks include, among other things, changes in national, regional and local economic conditions, changes in local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and adverse changes in zoning laws and other regulations. Many of these risks are beyond the control of the Company. In addition, real estate investments are relatively illiquid, resulting in a limited ability of the Company to vary its portfolio of hotels in response to changes in economic and other conditions.

HOTEL RENOVATION RISKS

    The renovation of hotels involves risks associated with construction and renovation of real property, including the possibility of construction cost overruns and delays due to various factors (including the inability to obtain regulatory approvals, inclement weather, labor or material shortages and the unavailability of construction and permanent financing) and market or site deterioration after acquisition or renovation. Any unanticipated delays or expenses in connection with the renovation of hotels could have an adverse effect on the results of operations and financial condition of the Company.

RISK OF DEBT FINANCING; NO LIMITS ON INDEBTEDNESS

    Neither the Company's Certificate of Incorporation nor its By-laws limit the amount of indebtedness that the Company may incur. Subject to limitations in its debt instruments, the Company expects to incur additional debt in the future to finance acquisitions and renovations. The Company's continuing substantial indebtedness could increase its vulnerability to general economic and lodging industry conditions (including increases in interest rates) and could impair the Company's ability to obtain additional financing in the future and to take advantage of significant business opportunities that may arise. The Company's indebtedness is, and will likely continue to be, secured by mortgages on all of the Owned Hotels and by the equity of certain subsidiaries of the Company. There can be no assurances that the Company will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions, to foreclosure. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotels at times which may not permit realization of the maximum return on such investments.

    The Credit Facility and the Subordinated Debt contain a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to (i) acquire or dispose of assets or businesses,
(ii) incur additional indebtedness, (iii) make capital expenditures, (iv) pay dividends, (v) create liens on assets, (vi) enter into leases, investments or acquisitions, (vii) engage in mergers or consolidations, or (viii) engage in certain transactions with subsidiaries and affiliates, and otherwise restrict corporate activities of the Company (including its ability to acquire additional hotels, hotel businesses or assets, certain changes of control and asset sale transactions) without the consent of the lenders. In addition, the Company will be required to maintain specified financial ratios and comply with tests, including minimum interest coverage ratios, maximum leverage ratios, minimum net worth and minimum equity capitalization requirements.

    The Company's outstanding indebtedness under the Credit Facility and the Subordinated Debt bears interest at a variable rate. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt and could reduce the amount of cash available for various corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources."

CONTROLLING STOCKHOLDERS

    Acadia Partners, L.P., a private investment partnership, and related entities ("Acadia Partners"), and certain members of management will beneficially own an aggregate of 19.7% of the issued and outstanding shares of Common Stock upon completion of the Offering. See "Principal Stockholders." So long as Acadia Partners and such members of management beneficially own a substantial interest in the Company, they may have the ability to elect or remove members of the Board of Directors of the Company (the "Board"), and thereby control the management and affairs of the Company, and may have the power to approve or block most actions requiring approval of the stockholders of the Company. See "Principal Stockholders" and "Description of Capital Stock."

SUBSTANTIAL RELIANCE ON KEY PERSONNEL

    The Company will place substantial reliance on the lodging industry knowledge and experience and the continued services of its senior management, led by Paul W. Whetsell and David E. McCaslin. The Company's future success and its ability to manage future growth depend in large part upon the efforts of these persons and on the Company's ability to attract and retain other highly qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of services of Messrs. Whetsell or McCaslin or the Company's inability to attract and retain other highly qualified personnel may adversely affect the results of operations and financial condition of the Company. The Company currently has employment agreements with Messrs. Whetsell and McCaslin for terms of three years each expiring in December 1999, which contain certain non-compete clauses. See "Management--Employment Agreements."

POTENTIAL FOR CONFLICTS OF INTEREST

    Mr. Whetsell and Mr. McCaslin and entities owned by them own, directly or indirectly, (i) a leasehold interest, expiring on December 31, 2001, in two of the Managed Hotels and (ii) minority equity interests in eight of the Managed Hotels. Mr. Whetsell and Mr. McCaslin exercise management control over the entities that own four of these Managed Hotels (the "Affiliated Owners") through their ownership of certain entities which serve as general partners of the Affiliated Owners. Such interests were acquired prior to the formation of EquiStar and CapStar Management. During 1996, the Company received approximately $824,070 in management fees from the eight hotels in which Messrs. Whetsell and McCaslin own an equity interest, including approximately $554,896 in management fees from the Affiliated Owners.

    Conflicts may arise in the future between the Company and the Affiliated Owners with respect to certain Management Agreements (as defined below) between the Company and such Affiliated Owners. These conflicts may arise in connection with the exercise of any rights or the conduct of any negotiations to extend, renew, terminate or amend such agreements. There can be no assurance that such conflicts will be resolved in favor of the Company. Transactions involving the Company and the Affiliated Owners will be passed on for the Company by a majority of the Independent Directors (as defined herein) of the Board.

    Although none of the Managed Hotels owned by Affiliated Owners now competes with the Owned Hotels, the Company may in the future acquire a hotel in a market in which a hotel owned by an Affiliated Owner now operates. See "Certain Relationships and Related Transactions--Ownership Interests in Certain Managed Hotels."

    Under the terms of their employment agreements, Messrs. Whetsell and McCaslin are prohibited from hereafter acquiring any interests in hotels or hotel management companies while they serve as officers of the Company. See "Management--Employment Agreements."

TERMINATION OF MANAGEMENT AGREEMENTS

    The Company operates the 31 Managed Hotels pursuant to third party management agreements (the "Management Agreements") with the owners of such Managed Hotels. The Management Agreements have remaining terms ranging from one month to nine years. Substantially all of the Management Agreements permit the owners of the Managed Hotels to terminate such agreements prior to the stated expiration dates if the applicable hotel is sold, and several of the Management Agreements permit the owners of the Managed Hotels to terminate such agreements prior to the stated expiration date without cause or by reason of the failure of the applicable hotel to obtain specified levels of performance. For 1996, the Company's pro forma revenue from Management Agreements was $3.2 million constituting 1.3% of the Company's total pro forma revenue for such period. No single Management Agreement (or group of Management Agreements for hotels under common ownership or control) currently accounts for more than 0.5% of the total revenue of the Company on a pro forma basis. The early termination of the Management Agreements or the inability of the Company to negotiate renewals of Management Agreements upon the expiration of their stated terms would have an adverse impact on the revenues received by the Company from its management business.

ENVIRONMENTAL RISKS

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. The operation and removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the ownership and operation of the Hotels, the Company could be held liable for the costs of remedial action with respect to such regulated substances and storage tanks and claims related thereto. Activities have been undertaken to close or remove storage tanks located on the property of two of the Owned Hotels.

    All of the Owned Hotels have undergone Phase I environmental site assessments ("Phase Is"), which generally provide a physical inspection and database search but not soil or groundwater analyses, by a qualified independent environmental engineer within approximately the last 24 months. The purpose of the Phase Is is to identify potential sources of contamination for which the Owned Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase Is have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's results of operation or financial condition, nor is the Company aware of any such liability or concerns.

    In addition, the Owned Hotels have been inspected to determine the presence of asbestos. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of certain asbestos-containing materials ("ACMs") and govern emissions of and exposure to asbestos fibers in the air. Limited quantities of ACMs are present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at the Owned Hotels. Operations and maintenance programs for maintaining such ACMs have been or are in the process of being designed and implemented, or the ACMs have been scheduled to be or have been abated, at such hotels. Based on third party environmental assessments and due diligence investigations recently conducted by the Company and its lenders, the Company believes that the presence of ACMs in its Owned Hotels will not have a material adverse effect on the Company's results of operations or financial condition. However, there can be no assurance that this will be the case. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on the Company's results of operations or financial condition.

GOVERNMENTAL REGULATION

    A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. The Company believes that it is substantially in compliance with these requirements. Managers of hotels are also subject to laws governing their relationship with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of the Owned Hotels and could otherwise adversely affect the Company's results of operations or financial condition.

    Under the Americans with Disabilities Act (the "ADA"), all public accommodations are required to meet certain requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to the Owned Hotels, a determination that the Company is not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. The Company is likely to incur additional costs of complying with the ADA; however, such costs are not expected to have a material adverse effect on the Company's results of operations or financial condition.

SHARES AVAILABLE FOR FUTURE SALE

    Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options or the conversion of OP Units), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See "Management--Stock Option Grants" and

"The Operating Partnerships." Upon consummation of the Offering, the Company will have outstanding 17,754,321 shares of Common Stock (assuming no exercise of the over-allotment option). 3,504,321 of these shares are "restricted securities" under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The Company has granted certain registration rights to the recipients of such restricted securities which were issued in connection with the formation transactions that occurred immediately prior to the closing of the IPO (the "Formation Transactions"). See "Description of Capital Stock--Registration Rights." In connection with the Offering, the Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman Brothers Inc. ("Lehman"). Certain entities controlled by members of management (who beneficially own an aggregate of 980,010 shares of Common Stock) have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman. There can be no assurance that Lehman will not grant any such consent. See "Shares Available for Future Sale."

                                USE OF PROCEEDS

    The net proceeds to the Company from the Offering are estimated to be approximately $116.8 million (approximately $134.4 million if the over-allotment option is exercised in full) after giving effect to estimated underwriting discounts and commissions and offering expenses payable by the Company.

    The net proceeds are expected to be used as follows: (i) $70.8 million to fund the cash portion of the acquisition of the Highgate Portfolio; (ii) $21.8 million to fund the acquisition of the Additional Acquisitions; and (iii) the remainder will be available to retire outstanding balances under the Credit Facility and for general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock has been listed on the NYSE since August 20, 1996 under the symbol "CHO." The following table sets forth for the periods indicated the high and low closing sale prices for the Common Stock on the NYSE.

                                                                                    PRICE
                                                                             --------------------
                                                                               HIGH        LOW
                                                                             ---------  ---------
1997:
  First Quarter (through March 12, 1997)...................................  $  24 3/4  $  19 3/8
1996:
  Fourth Quarter (ended December 31, 1996).................................     19 5/8     16 7/8
  Third Quarter (ended September 30, 1996).................................     18 3/8     16 1/2

    The last reported sale price of the Common Stock on the NYSE on March 12, 1997 was $24 3/4. As of March 12, 1997, there were approximately 49 holders of record of the Common Stock.

                                DIVIDEND POLICY

    The Company has not paid any cash dividends on the Common Stock and does not anticipate that it will do so in the foreseeable future. The Company intends to retain earnings to provide funds for the continued growth and development of the Company's business. The Credit Facility and Subordinated Debt restrict the Company's ability to pay dividends on the Common Stock. Any determination to pay cash dividends in the future will be at the discretion of the Board and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board.

                                 CAPITALIZATION

    The following table sets forth the actual capitalization of the Company as of December 31, 1996 and as adjusted to give effect to the acquisition of three Owned Hotels since December 31, 1996, the Highgate Portfolio and the Additional Acquisitions, and the Offering. The information below should be read in conjunction with the consolidated financial statements and notes thereto and the pro forma financial statements and notes thereto contained elsewhere in this Prospectus.

                                                                                           AS OF DECEMBER 31, 1996
                                                                                           -----------------------
                                                                                           HISTORICAL  AS ADJUSTED
                                                                                           ----------  -----------

                                                                                               (IN THOUSANDS)

DEBT:

Total long-term debt.....................................................................  $  200,361   $ 216,494
Minority interest........................................................................         606      30,642

STOCKHOLDERS' EQUITY:

Preferred Stock ($.01 par value, 25,000,000 shares authorized, no shares issued or
  outstanding)...........................................................................          --          --
Common Stock ($.01 par value, 49,000,000 shares authorized, 12,754,321 and 17,754,321
  shares, respectively, issued and outstanding)..........................................         128         178
Additional paid-in capital...............................................................     158,533     275,241
Retained earnings........................................................................       2,054       2,054
                                                                                           ----------  -----------
      Total stockholders' equity.........................................................     160,715     277,473
                                                                                           ----------  -----------
      Total capitalization...............................................................  $  361,682   $ 524,609
                                                                                           ----------  -----------
                                                                                           ----------  -----------

                       SELECTED FINANCIAL AND OTHER DATA

    The following table sets forth selected historical and pro forma financial information for the Company. The Balance Sheet Data of the Company as of December 31, 1996, 1995, and 1994, and the Operating Results and Other Financial Data for the years ended December 31, 1996, 1995, 1994, and 1993, have been derived from the audited financial statements which are included elsewhere in this Prospectus. The other comparable data as of, and for the years ended, December 31, 1993 and 1992 have been derived from financial statements that are not required to be included in this Prospectus. The following information should be read in conjunction with the historical consolidated financial statements and notes thereto for the Company, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the unaudited pro forma financial statements and notes thereto included elsewhere in this Prospectus.

    The pro forma operating data and other data for the year ended December 31, 1996 has been prepared as if the Offering and the acquisition of the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions had been consummated at the beginning of 1996, and the pro forma balance sheet data as of December 31, 1996 has been prepared as if the Offering and the acquisition of the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions had been consummated on such date. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the year ended December 31, 1996, nor does it purport to represent the Company's future financial position and results of operations.

                                                                            FISCAL YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------------------------------
                                                             1992          1993          1994          1995          1996
                                                         ------------  ------------  ------------  ------------  ------------

                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
OPERATING RESULTS:
Revenues:
  Rooms................................................  $          0  $          0  $          0  $     14,456  $     68,498
  Food, beverage and other.............................             0             0             0         7,471        36,949
  Management services and other revenues...............         3,479         4,234         4,418         4,436         4,345
                                                         ------------  ------------  ------------  ------------  ------------
      Total revenues...................................         3,479         4,234         4,418        26,363       109,792
                                                         ------------  ------------  ------------  ------------  ------------
Operating expenses:
Departmental expenses:
  Rooms................................................             0             0             0         4,190        17,509
  Food, beverage and other.............................             0             0             0         5,437        27,102
Undistributed operating expenses:
  Selling, general and administrative..................         2,836         4,065         4,508         8,078        20,448
  Property operating costs.............................             0             0             0         3,934        17,151
  Depreciation and amortization........................            12            14            23         2,098         8,248
                                                         ------------  ------------  ------------  ------------  ------------
      Total operating expenses.........................         2,848         4,079         4,531        23,737        90,458
                                                         ------------  ------------  ------------  ------------  ------------
Operating income/(loss)................................           631           155          (113)        2,626        19,334
Interest expense, net..................................             0             0             0         2,413        12,346
Minority interest......................................             0             0             0            17            39
Provision for income taxes(B)..........................             0             0             0             0         2,674
Income/(loss) before extraordinary item................           631           155          (113)          230         4,353
Extraordinary item(C)..................................             0             0             0          (887)       (1,956)
                                                         ------------  ------------  ------------  ------------  ------------
      Net income/(loss)................................           631           155          (113)         (657)        2,397
                                                         ------------  ------------  ------------  ------------  ------------
                                                         ------------  ------------  ------------  ------------  ------------
Earnings per share before extraordinary item(D)........  $         --  $         --  $         --  $         --  $       0.31
Number of shares of common stock and common stock
  equivalents outstanding..............................            --            --            --            --    12,754,321

OTHER FINANCIAL DATA:
EBITDA(E)..............................................  $        643  $        169  $        (90) $      4,741  $     27,621
Net cash provided by (used in) operating activities....            87          (101)           66         4,357        13,373
Net cash used in investing activities..................           (65)          (24)          (41)     (116,573)     (225,251)
Net cash provided by (used in) financing activities....          (219)          244             0       119,048       226,830

BALANCE SHEET DATA:
Property and equipment, gross..........................  $        110  $        134  $        176  $    110,883       343,092
Total assets...........................................           586         1,458         1,232       132,650       379,161
Long term obligations..................................             0             0             0        73,574       200,361

                                                          PRO FORMA

                                                           1996(A)
                                                         ------------

OPERATING RESULTS:
Revenues:
  Rooms................................................  $    158,293
  Food, beverage and other.............................        81,543
  Management services and other revenues...............         3,169
                                                         ------------
      Total revenues...................................       243,005
                                                         ------------
Operating expenses:
Departmental expenses:
  Rooms................................................        39,732
  Food, beverage and other.............................        60,496
Undistributed operating expenses:
  Selling, general and administrative..................        43,450
  Property operating costs.............................        39,769
  Depreciation and amortization........................        18,809
                                                         ------------
      Total operating expenses.........................       202,256
                                                         ------------
Operating income/(loss)................................        40,749
Interest expense, net..................................        16,601
Minority interest......................................        (1,674)
Provision for income taxes(B)..........................         8,991
Income/(loss) before extraordinary item................        13,483
Extraordinary item(C)..................................             0
                                                         ------------
      Net income/(loss)................................        13,483
                                                         ------------
                                                         ------------
Earnings per share before extraordinary item(D)........  $       0.76
Number of shares of common stock and common stock
  equivalents outstanding..............................    18,563,844
OTHER FINANCIAL DATA:
EBITDA(E)..............................................  $     57,895
Net cash provided by (used in) operating activities....        32,822
Net cash used in investing activities..................      (373,286)
Net cash provided by (used in) financing activities....       359,722
BALANCE SHEET DATA:
Property and equipment, gross..........................       521,163
Total assets...........................................       543,255
Long term obligations..................................       216,494

                       SELECTED FINANCIAL AND OTHER DATA

                                                                       FISCAL YEAR ENDED DECEMBER 31,               PRO FORMA
                                                            -----------------------------------------------------
                                                              1992       1993       1994       1995       1996       1996(A)
                                                            ---------  ---------  ---------  ---------  ---------  -----------
OPERATING DATA:
Owned Hotels:
  Number of hotels........................................         --         --         --          6         19          30
  Number of guest rooms...................................         --         --         --      2,101      5,166       7,706
  Total revenues (in thousands)...........................         --         --         --  $  21,927  $ 105,447   $ 239,836
  Average occupancy.......................................         --         --         --       72.3%      71.6%       70.8%
  ADR(F)..................................................         --         --         --  $   71.58  $   82.84   $   79.64
  RevPAR(G)...............................................         --         --         --  $   51.75  $   59.31   $   56.39
All Hotels(H):
  Number of hotels(I).....................................         34         34         39         46         47          --
  Number of guest rooms(I)................................      5,918      5,971      5,847      7,895      9,785          --
  Total revenues (in thousands)...........................  $ 109,837  $ 123,124  $ 128,151  $ 170,888  $ 193,092          --

------------------------------
(A) The pro forma Operating Results, Other Financial Data and Operating Data for the year ended December 31, 1996 have been prepared as if the Offering and the acquisition of the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions had been consummated at the beginning of 1996, and the pro forma Balance Sheet Data as of December 31, 1996 has been prepared as if the Offering and the acquisition of the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions had been consummated on such date.

(B) No provision for federal income taxes is included in the historical data other than for 1996 because CapStar Management and EquiStar were partnerships and all federal income tax liabilities were passed through to the individual partners.

(C) During 1995 and 1996, certain loan facilities were refinanced and the write-offs of deferred costs associated with the prior facilities were recorded as extraordinary losses.

(D) Earnings per share before extraordinary item for the historical year ended December 31, 1996 is based on earnings for the period from the IPO on August 20, 1996 through December 31, 1996.

(E) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under GAAP for purposes of evaluating the Company's results of operations.

(F) Represents total room revenues divided by total number of rooms occupied by hotel guests on a paid basis.

(G) Represents total room revenues divided by total available rooms, net of rooms out of service due to significant renovations.

(H) Represents operating data for all hotels managed by the Company during all or a portion of the periods presented.

(I) As of December 31 for the periods presented.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The unaudited Pro Forma Balance Sheet of the Company as of December 31, 1996 is presented assuming: (i) the Offering and the application of the net proceeds had been completed on December 31, 1996; and (ii) the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions were owned on December 31, 1996.

    The unaudited Pro Forma Statement of Operations of the Company for the year ended December 31, 1996 presents the results of operations of the Company assuming: (i) all of the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions had been acquired at the beginning of 1996; and (ii) the Offering was completed as of the beginning of 1996.

    In management's opinion, all material adjustments necessary to reflect the transactions are presented in the pro forma adjustments columns, which are further described in the notes to the unaudited Pro Forma Financial Statements. The unaudited Pro Forma Financial Statements are not necessarily indicative of what the Company's financial position or results of operations actually would have been if all the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions were, in fact, acquired on such date and if the Offering occurred on such date. Additionally, the pro forma information does not purport to project the Company's financial position or results of operations at any future date or for any future period. The unaudited Pro Forma Financial Statements should be read in conjunction with the audited historical consolidated financial statements and related notes thereto of the Company, which are included elsewhere in this Prospectus.

                             CAPSTAR HOTEL COMPANY
                            PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                      PRO FORMA
                                                                                                        AFTER
                                                                                OFFERING, HIGHGATE  OFFERING AND
                                                                                  PORTFOLIO AND      ACQUISITION
                                                                    OWNED           ADDITIONAL       OF HIGHGATE
                                                                   HOTELS        ACQUISITIONS PRO   PORTFOLIO AND
                                                                  PRO FORMA           FORMA          ADDITIONAL
                                                HISTORICAL(A)  ADJUSTMENTS(B)     ADJUSTMENTS(C)    ACQUISITIONS
                                                -------------  ---------------  ------------------  -------------
ASSETS
Cash..........................................   $    21,784      $  (6,189)       $     (7,223)     $     8,372
Property and equipment, net
  Land........................................        58,127          4,834              12,250           75,211
  Building and improvements...................       244,367         45,088              98,000          387,455
  Furniture, fixtures and equipment...........        28,066          5,649              12,250           45,965
  Construction-in-progress....................         3,891             --                  --            3,891
                                                -------------       -------            --------     -------------
Total property and equipment, net.............       334,451         55,571             122,500          512,522

Other assets..................................        22,926         (1,515)                950           22,361
                                                -------------       -------            --------     -------------
Total assets..................................   $   379,161      $  47,867        $    116,227      $   543,255
                                                -------------       -------            --------     -------------
                                                -------------       -------            --------     -------------
LIABILITIES, MINORITY INTEREST AND EQUITY
Other liabilities.............................   $    17,479      $     367        $        800      $    18,646
Long-term debt................................       200,361         47,500             (31,367)(D)      216,494
                                                -------------       -------            --------     -------------
Total liabilities.............................       217,840         47,867             (30,567)         235,140
Minority interest.............................           606             --              30,036(E)        30,642
Equity........................................       160,715             --             116,758(D)       277,473
                                                -------------       -------            --------     -------------
Total liabilities, minority interest and
  equity......................................   $   379,161      $  47,867        $    116,227      $   543,255
                                                -------------       -------            --------     -------------
                                                -------------       -------            --------     -------------

      (A)  Reflects the historical consolidated balance sheet of the Company as of December 31, 1996.
      (B)  Reflects the Company's cost basis and financing for three Owned Hotels acquired subsequent to December 31,
           1996.
      (C)  Reflects the estimated cost basis and financing for the Highgate Portfolio and the Additional Acquisitions.
           The estimated acquisition cost of the Highgate Portfolio is $100,844 plus $4,350 for renovations. The estimated acquisition cost of the Additional Acquisitions is $22,606 plus $4,094 in renovations and other costs.
      (D)  A reconciliation of gross proceeds from the Offering to net proceeds is as follows:

Gross proceeds at $24.75 per share.....................................................  $ 123,750
Underwriting, advisory and other transaction expenses..................................     (6,992)
                                                                                         ---------
Net cash proceeds from Offering........................................................  $ 116,758
                                                                                         ---------
A schedule of sources and uses of funds related to the Offering are as follows:
SOURCES
Net cash proceeds from Offering........................................................  $ 116,758
Cash on hand...........................................................................      7,223
                                                                                         ---------
Total sources..........................................................................             $ 123,981
                                                                                                    ---------
USES
Repayment of outstanding amounts on certain existing debt facilities...................  $ (31,367)
Purchase of Highgate Portfolio and Additional Acquisitions.............................    (92,614)
                                                                                         ---------
Total uses.............................................................................             $(123,981)
                                                                                                    ---------

           The Pro forma balance sheet assumes that the proceeds from the Credit Facility are drawn on December 31,
           1996.
      (E)  Represents 809,523 Common OP Units convertible into an equal number of shares of Common Stock and 392,157
           Preferred OP Units convertible into an equal number of shares of Common Stock.

                             CAPSTAR HOTEL COMPANY
                       PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                   PRO FORMA
                                                                                                OFFERING,       AFTER OFFERING
                                                                                                HIGHGATE              AND
                                                                                              PORTFOLIO AND     ACQUISITION OF
                                                                                               ADDITIONAL          HIGHGATE
                                                                            OWNED HOTELS      ACQUISITIONS         PORTFOLIO
                                                                              PRO FORMA         PRO FORMA       AND ADDITIONAL
                                                             HISTORICAL(A) ADJUSTMENTS(B)    ADJUSTMENTS(C)      ACQUISITIONS
                                                             ------------  ---------------  -----------------  -----------------
Revenues:
  Rooms....................................................   $   68,498      $  60,370         $  29,425        $     158,293
  Food and beverage........................................       30,968         22,889            13,207               67,064
  Other revenue............................................        5,981          3,853             4,645               14,479
  Hotel management, accounting and other...................        4,345         (1,040)             (136)               3,169
                                                             ------------       -------           -------      -----------------
    Total Revenue..........................................      109,792         86,072            47,141              243,005
                                                             ------------       -------           -------      -----------------
Hotel operating expenses by department:
  Rooms....................................................       17,509         14,954             7,269               39,732
  Food and beverage........................................       24,589         18,518            10,322               53,429
  Other operating departments..............................        2,513          2,124             2,430                7,067
Undistributed operating expenses:
  Selling, general and administrative......................       20,448         15,424             7,578               43,450
  Property operating costs.................................       12,586         10,270             4,478               27,334
  Property taxes, insurance and other......................        4,565          4,055             3,815               12,435
  Depreciation and amortization............................        8,248          6,361             4,200               18,809
                                                             ------------       -------           -------      -----------------
    Total operating expenses...............................       90,458         71,706            40,092              202,256
                                                             ------------       -------           -------      -----------------
Interest expense, net......................................       12,346          6,594            (2,339)              16,601
                                                             ------------       -------           -------      -----------------
Total expenses.............................................      102,804         78,300            37,753              218,857
                                                             ------------       -------           -------      -----------------
Income before minority interest and
  income taxes.............................................        6,988          7,772             9,388               24,148
Minority interest..........................................           39            (38)           (1,675)              (1,674)
                                                             ------------       -------           -------      -----------------
Income before income taxes.................................        7,027          7,734             7,713               22,474
Income tax provision.......................................        2,674          3,231             3,086                8,991
                                                             ------------       -------           -------      -----------------
    Net income.............................................   $    4,353      $   4,503         $   4,627        $      13,483
                                                             ------------       -------           -------      -----------------
                                                             ------------       -------           -------      -----------------
Pro forma earnings per share(D)............................                                                      $        0.76
Pro forma weighted average shares outstanding..............                                                         18,563,844

(A)        Reflects historical consolidated statement of operations of the Company for the year ended December 31, 1996.

           Reflects the pre-acquisition operations of the Owned Hotels to provide a full year of hotel operations for
(B)        the unaudited Pro Forma Statement of Operations. For each Owned Hotel, the 1996 pre-acquisition operations were obtained from the hotel's pre-acquisition financial statements. Also reflects adjustments to (i) include the operations of the Westin Atlanta Airport during the period from January 1, 1996 through February 29,
           1996, when this hotel was leased to a third-party operator, (ii) eliminate the related lease revenue earned by the Company during this period (on February 29, 1996, the lease was terminated and the Company assumed management of hotel operations), (iii) eliminate management fee charges for the Owned Hotels for services that were provided by the Company, (iv) reflect federal and state income taxes (assuming a 40% combined effective rate), (v) reflect the estimated incremental general and administrative expenses associated with public ownership (these additional expenses include insurance, additional executive salaries, directors' fees and related expenses, legal expenses, expenses associated with preparing quarterly and annual reports, and other miscellaneous expenses), (vi) reflect the effect of the other pro forma adjustments on the interest of minority owners in pro forma income before minority interest and income taxes for the partnership that owns the Westin Atlanta Airport and (vii) reflect pro forma depreciation and interest expense as if the hotels had been acquired as of the beginning of the period presented as follows:

           Elimination of depreciation on hotels for pre-acquisition period................................  $    (3,298)
           Depreciation on hotels for pre-acquisition period based on the Company's cost basis.............        8,529
           Amortization of deferred financing costs related to the Credit Facility.........................        1,130
                                                                                                             -----------
           Net depreciation and amortization adjustment....................................................  $     6,361
                                                                                                             -----------
                                                                                                             -----------
           Elimination of interest from pre-acquisition operations.........................................  $    (5,003)
           Interest on hotels for pre-acquisition period based on the terms of the Credit Facility.........       11,597
                                                                                                             -----------
           Net interest adjustment.........................................................................  $     6,594
                                                                                                             -----------
                                                                                                             -----------

(C)        Reflects the historical operations of the Highgate Portfolio and the Additional Acquisitions adjusted for (i)
           depreciation on the new cost basis, (ii) reduction of interest on debt to be paid with proceeds from the
           Offering, (iii) minority interest and (iv) income taxes. Also reflects the elimination of management fees earned by the Company for managing one of the Additional Acquisitions in 1996 ($136). Historical operations of the Highgate Portfolio were obtained from the hotels' audited combined financial statements included elsewhere in this Prospectus.

(D)        In computing earnings per share, net income has been adjusted for certain minority interests.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    CERTAIN STATEMENTS CONTAINED HEREIN AND ELSEWHERE IN THIS PROSPECTUS WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES REFERENCED ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" AND "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

GENERAL

    Prior to the IPO, the business of the Company was conducted through EquiStar, which owned the Owned Hotels, and CapStar Management, which managed the Hotels. CapStar Management has been in the hotel management business since 1987. EquiStar, however, was not formed until January 12, 1995 and the Company did not own any hotels in any prior periods. Therefore, the Company's financial statements prior to 1995 reflect only the management business of CapStar Management. The economics of the management business are based on fees paid to the Company for management services and the costs related to the performance of these services. The fee management business is labor intensive and requires relatively little capital.

    Beginning in 1994, the Company began to invest in additional professional staff and incurred related costs in order to position itself to acquire hotel properties. From January 12, 1995 through December 31, 1996, the Company acquired 19 hotels. Thus, the historical financial statements for the year ended December 31, 1996 and 1995 reflect differing numbers of Owned Hotels throughout the periods. The economics associated with the acquisition and ownership of hotels is significantly different from the fee management business in that capital is required to both acquire and maintain hotels. Due to the timing and magnitude of the acquisitions made in 1995 and 1996, it is difficult to compare results of these periods either to each other or to prior years.

RESULTS OF OPERATIONS
PRO FORMA RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE
HISTORICAL RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996

    On a pro forma basis, after giving effect to the Offering, the acquisition of the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions, pro forma total revenues increased to $243.0 million for 1996 from $109.8 million for the same historical period. The increase resulted from the recognition of revenue for the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions as if they had been acquired at the beginning of the period. Management services and other revenues are reduced by $1.2 million to reflect the elimination of management fee revenues from certain Owned Hotels prior to their acquisition. The pro forma revenues for the period prior to acquiring each Owned Hotel, the Highgate Portfolio and the Additional Acquisitions reflect the actual revenues of the previous owners.

    Pro forma expenses reflect the acquisition of the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions, and the Offering. Total pro forma operating expenses increased to $202.3 million for 1996 from $90.5 million for the same historical period. Departmental, selling, general, administrative and other operating expenses of the hotels reflect the actual costs incurred by the previous owners prior to each acquisition and the actual costs incurred by the Company thereafter. Depreciation, amortization, interest and income taxes reflect the expenses that would have been incurred by the Company if the Offering, and the acquisition of the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions had taken place at the beginning of the period.

    Pro forma EBITDA improved to $57.9 million for 1996 from $27.6 million for the same historical period. Pro forma EBITDA as a percentage of revenue decreased to 23.8% for 1996 from 25.2% for the same historical period. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, income taxes, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by GAAP, and is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under GAAP for purposes of evaluating the Company's operating performance.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1995

    Total revenues increased to $109.8 million in 1996 from $26.4 million in 1995. The Company purchased its first hotel in March 1995 and owned five hotels as of the end of 1995. During 1996, the Company purchased an additional 14 hotels. The growth in revenues between 1995 and 1996 reflects this significant growth in the number of hotels owned.

    Operating costs and expenses increased to $90.5 million in 1996 from $23.7 million in 1995. Departmental expenses, property operating costs, selling, general and administrative costs and depreciation and amortization increased in 1996 over 1995. All of these increases reflect the growth in the number of owned hotels from five to nineteen. The costs related to management of the Managed Hotels remained stable between the periods.

    Operating income increased to $19.3 million in 1996 from $2.6 million in 1995. The increase from 1995 is due to the operating income generated by additional hotels and to increased efficiencies in the management of the Managed Hotels.

    Net interest expense of $12.3 million for 1996 increased from $2.4 million in 1995 due to the additional debt incurred related to the hotels acquired in 1996.

    The extraordinary loss of $2.0 million in 1996 reflects the write-off of deferred financing fees of $3.3 million, net of a deferred tax benefit of $1.3 million. The financing fees written-off were unamortized fees associated with a credit facility which was refinanced prior to maturity. The Company also incurred an extraordinary loss on extinguishment of debt during 1995 from the write-off of deferred financing fees in connection with a refinancing transaction.

    Net income increased to $2.4 million for 1996 from a net loss of $0.7 million for 1995. The primary reason for the increase is due to increased operating income generated by hotels acquired during 1996 and improvements in operating income from hotels acquired in 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1994

    Total revenues increased to $26.4 million in 1995 from $4.4 million in 1994. Room revenues and food, beverage and other hotel department revenues for 1995 reflect the operating revenues of five Owned Hotels acquired during the period. There were no Owned Hotels acquired during 1994.

    Operating costs and expenses increased to $23.7 million in 1995 from $4.5 million in 1994. Departmental expenses and property operating costs for 1995 reflect the operations of five Owned Hotels acquired during the period. Selling, general and administrative costs and depreciation expense reflect increases due to the acquisition of five Owned Hotels and the interest in the Westin Atlanta Airport during 1995. The costs related to management of the Managed Hotels remained relatively constant between the periods.

    Operating income increased to $2.6 million in 1995 from a loss of $0.1 million in 1994. The increase from 1994 is due to the operating income of the Owned Hotels and to increased efficiencies in the management of the Managed Hotels.

    Net interest expense of $2.4 million for 1995 results from the debt incurred related to the acquisition of the Owned Hotels.

    The Company incurred an extraordinary loss on extinguishment of debt during 1995 from the write-off of deferred financing fees in connection with a refinancing transaction.

    The net loss increased to $0.7 million for 1995 from $0.1 million for 1994. The primary reason for the loss was the early extinguishment of debt.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's principal sources of liquidity are cash on hand, cash generated from operations and borrowings under credit facilities as well as the proceeds from the Offering. The Company's continuing operations are funded through cash generated from hotel operations. Hotel acquisitions and joint venture investments are financed through a combination of internally generated cash, external borrowings and the issuance of OP Units and/or Common Stock.

    At December 31, 1996, the Company had $21.8 million in cash and cash equivalents, an increase of $15.0 million from the balance of $6.8 million on December 31, 1995. During the year ended December 31, 1996, the Company invested $21.6 million in capital improvements in connection with renovations of the Owned Hotels. The Company expects to spend an additional $13.3 million to complete the renovation of the Owned Hotels. Renovations for the Highgate Portfolio and the Additional Acquisitions will commence after consummation of their acquisitions and are projected to total $8.4 million. Capital for renovation work has been and will be provided by a combination of internally generated cash and external borrowings. The Company is committed to reinvesting adequate capital on an ongoing basis to maintain the quality of the hotels it owns. Once existing planned renovation programs are complete, the Company expects to spend approximately 4% of revenues on an annual basis for ongoing capital expenditures, including room and facilities refurbishments, renovations and furniture and equipment replacements. The Company believes that these investments will enhance the Company's competitive position.

    On September 24, 1996, the Company entered into the Credit Facility which provides for a maximum borrowing capacity of $225 million bearing interest at a rate of LIBOR plus 2% per annum. Borrowings under this Credit Facility have been used by the Company to repay previously existing indebtedness, to acquire and renovate upscale, full service hotels and for general corporate purposes. The Company's ability to borrow under the Credit Facility is subject, among other things, to a borrowing base test calculated with reference to the cash flow from hotel properties, the relative contribution to the borrowing base of the values attributable to the different hotel properties, the appraised values of such hotel properties and certain other factors. As of December 31, 1996 approximately $177 million was available for borrowing under the Credit Facility, of which $149 million had been borrowed. The Credit Facility permits the Company to incur an additional $50 million of subordinated indebtedness as of December 31, 1996.

    The term of the Credit Facility is three years, subject to two one-year extensions upon the satisfaction of certain conditions. Under the Credit Facility, the Company is entitled to borrow additional advances or reborrow during the extension period. The Company was required to pay customary fees in connection with the structuring of the Credit Facility, a commitment fee on the unused portion of the Credit Facility and a fee on outstanding letters of credit under the Credit Facility.

    The Credit Facility is a direct obligation of CapStar Management and is fully and unconditionally guaranteed by the Company and certain subsidiaries of CapStar Management, including the subsidiaries which own the hotel properties. The Credit Facility is secured by substantially all the real and personal property of CapStar Management and its subsidiaries.

    The Credit Facility contains convenants that impose certain limitations on the Company in respect of, among other things, (i) the payment of dividends and other distributions, (ii) acquisitions of additional hotel properties, (iii) the creation or incurrence of liens, (iv) the incurrence of indebtedness, lease obligations or contingent liabilities, (v) the acquisition of investments in and securities issued by joint ventures and other entities, (vi) transactions with affiliates, (vii) management or similar agreements delegating to another person substantial authority over the operation or maintenance of its hotel properties, (viii) mergers, acquisitions, divestitures or reorganizations, (ix) the issuance of preferred stock and (x) sale leaseback transactions involving any of its hotel properties. The Credit Facility and the Subordinated Debt also contain covenants that will subject the Company to certain operating requirements and that require the maintenance of certain financial levels, such as consolidated net worth, and certain financial ratios, such as consolidated hotel indebtedness to market equity capitalization and shareholders' equity, consolidated cash flow to interest and consolidated total indebtedness to consolidated cash flow. In February 1997, in accordance with certain of these covenants, the Company entered into interest rate protection agreements.

    On December 13, 1996, the Company modified the terms of the Credit Facility to increase the Company's permitted nonrecourse indebtedness from $25 million to $50 million and to permit it to incur up to $100 million of subordinated indebtedness. In December 1996, the Company borrowed the Subordinated Debt. The Subordinated Debt was used to finance the acquisition of the five hotels purchased from MBL Life Assurance Corporation and for general corporate purposes. The Subordinated Debt bears interest at a rate of LIBOR plus 4% per annum. The term of the Subordinated Debt is three years, subject to two one year extensions upon satisfaction of certain covenants. The Company was required to pay customary fees in connection with the structuring of this debt. The Subordinated Debt is a direct obligation of CapStar Management and its subsidiaries which own the hotel properties. The Subordinated Debt contains covenants similar to those contained in the Credit Facility.

    Management believes that the Company will have access to sufficient capital resources to fund its operating and administrative expenses, to continue to service its debt obligations and to acquire additional hotel properties.

SEASONALITY

    Demand at many of the Hotels is affected by recurring seasonal patterns. Demand is lower in the winter months due to decreased travel and higher in the spring and summer months during peak travel season. Accordingly, the Company's operations are seasonal in nature, with lower revenue, operating profit and cash flow in the first and fourth quarters and higher revenue, operating profit and cash flow in the second and third quarters.

INFLATION

    The rate of inflation has not had a material effect on the revenues or operating results of the Company during the three most recent fiscal years.

                                  THE COMPANY

    CapStar is a hotel management and investment company which acquires, renovates, repositions and manages hotels throughout the United States. CapStar owns and manages 22 upscale, full-service Owned Hotels which contain 5,981 rooms and manages an additional 31 Managed Hotels owned by third parties which contain 5,488 rooms. CapStar's portfolio of Owned Hotels and Managed Hotels includes 53 hotels which contain 11,469 rooms. The Company's business strategy is to acquire hotel properties with the potential for cash flow growth and to renovate, reposition and operate each hotel according to a business plan specifically tailored to the characteristics of the hotel and its market. The Owned Hotels are located in markets which have recently experienced strong economic growth, including Albuquerque, Atlanta, Charlotte, Chicago, Cleveland, Denver, Houston, Los Angeles, Salt Lake City, Seattle and Washington, D.C. The Owned Hotels include hotels operated under nationally recognized brand names such as Hilton, Sheraton, Westin, Marriott, Doubletree and Embassy Suites. For the year ended December 31, 1996, on a pro forma basis, the operating performance of the Owned Hotels (excluding the ten hotels purchased since September 30, 1996) improved significantly, as demonstrated by the following table:

                                                             PRO FORMA
                                                        YEAR ENDED DECEMBER
                                                                31,
                                                       ----------------------
                                                                                PERCENTAGE
                                                          1995        1996       INCREASE
                                                       ----------  ----------  -------------

Revenues (in thousands)..............................  $  109,798  $  118,329          7.8%
Gross Operating Profit (in thousands)................  $   30,947  $   37,909         22.5%
Average Occupancy....................................        72.4%       72.9%         0.7%
ADR..................................................  $    75.25  $    83.82         11.4%
RevPAR...............................................  $    54.44  $    61.11         12.3%

Additionally, the performance of the Owned Hotels compares favorably with that of the industry in general. For the year ended December 31, 1996, RevPAR for the Owned Hotels (excluding the ten hotels purchased since September 30, 1996) increased 12.3%, while RevPAR for all upscale hotels, as reported by Smith Travel Research, increased 5.4%. For the year ended December 31, 1996, RevPAR at all of the Owned Hotels (including the ten hotels purchased since September 30, 1996) increased 10.1%.

    The Company completed its IPO in August 1996. Since the IPO, the Company has significantly expanded its portfolio by completing the purchase of ten upscale, full-service hotels containing 2,465 rooms for an aggregate Total Acquisition Cost of $181.6 million. The Company has also entered into a contract with Highgate Hotels to acquire a portfolio of six upscale, full-service hotels containing 1,358 rooms for a Total Acquisition Cost of approximately $105.2 million. See "Recent Developments--The Highgate Portfolio." The Company has also entered into contracts to acquire the Additional Acquisitions containing 367 rooms for a Total Acquisition Cost of $26.7 million. In addition to the acquisition of these hotels, the Company has entered into a joint venture to acquire the 456-room Holiday Inn Riverfront in St. Louis, Missouri and has entered into three new long-term management agreements.

    During the year ended December 31, 1996, the Company spent a total of $21.6 million on renovations at the Owned Hotels and intends to spend an additional $21.7 million completing its renovation programs (including $8.4 million to renovate and reposition the Highgate Portfolio and the Additional Acquisitions). See "Special Note Regarding Forward--Looking Statements."

    As a fully integrated owner and manager, CapStar intends to capitalize on its management experience and expertise by continuing to make opportunistic acquisitions of full-service hotels, securing additional management contracts and improving the operating performance of the hotels. The Company's senior management team has successfully managed hotels in all segments of the lodging industry, with particular emphasis on upscale, full-service hotels. Senior management has an average of approximately 20 years of experience in the hotel industry. Since the inception of the Company's management business in 1987, the Company has achieved consistent growth, even during periods of relative industry weakness. The Company attributes its management success to its ability (i) to analyze each hotel as a unique property and identify those particular cash flow growth opportunities which each hotel presents, (ii) to create and implement marketing plans that properly position each hotel within its local market, and (iii) to develop management programs that emphasize guest service, labor productivity, revenue yield and cost control. The Company has a distinct management culture that stresses creativity, loyalty and entrepreneurship and was developed to emphasize operations from an owner's perspective. This culture is reinforced by the fact that 33 members of management will hold, directly or indirectly, an aggregate of 5.5% of the Common Stock upon completion of the Offering. See "Principal Stockholders."

    The Company believes that the upscale, full-service segment of the lodging industry is the most attractive segment in which to acquire, own and manage hotels and further believes that there are currently many attractive opportunities to acquire properties in this segment of the industry at prices below replacement cost. The upscale, full-service segment is attractive for several reasons. First, the Company expects that there will be no significant increases in the supply of upscale, full-service hotels in the next several years because the cost of new construction generally does not justify new hotel development. Second, upscale, full-service hotels appeal to a wide variety of customers, thus reducing the risk of decreasing demand from any particular customer group. Additionally, such hotels have particular appeal to business executives and upscale leisure travelers, customers who are generally less price sensitive than travelers who use limited-service hotels. Third, because full-service hotels have a higher proportion of fixed costs to variable costs than other segments of the lodging industry, full-service hotels afford greater operating leverage than limited-service hotels, resulting in increasingly higher profit margins as revenues increase. Finally, full-service hotels require a greater depth of management expertise than limited-service hotels, and the Company believes that its superior management skills provide it with a significant competitive advantage in their operation.

                              RECENT DEVELOPMENTS

    In August 1996, the Company completed its IPO at a price of $18 per share, generating net proceeds of approximately $110 million to the Company. Since completing the IPO, the Company has continued to execute the hotel acquisition and operating strategies that it had pursued prior to the IPO which has resulted in significant growth in the Company's hotel portfolio. The Company's acquisition, financing, and management activities since the IPO are discussed below.

POST-IPO ACQUISITIONS

    At the time of the IPO, the Company owned 12 upscale, full-service hotels, containing 3,516 rooms. Since the IPO, the Company has acquired ten additional upscale, full-service Owned Hotels containing 2,465 rooms. These newly acquired hotels are operated under nationally recognized brand names such as Hilton, Doubletree, Embassy Suites and Holiday Inn. The Company expects to improve the operating performance of these newly acquired hotels by implementing the detailed management plans that have been created for each property as part of its operating strategy. The Company believes that all of its post-IPO acquisitions represent attractive investment opportunities because (i) they are located in major metropolitan or growing secondary markets and are well-located within these markets (ii) they were acquired at an average cost of approximately $74,000 per room, which represents a more than a 30% discount to replacement cost and (iii) they have attractive current returns and potential for significant revenue and cash flow growth through implementation of the Company's operating strategy.

THE HIGHGATE PORTFOLIO

    The Company has entered into a contract with Highgate Hotels to acquire the Highgate Portfolio, a group of six upscale, full-service hotels containing 1,358 rooms for a Total Acquisition Cost of approximately $105.2 million. The acquisition will be financed with $75.2 million in cash and $30.0 million of OP Units. The Company will issue to the sellers (i) 809,523 common OP Units ("Common OP Units") which are convertible at the sellers' election into an equal number of shares of Common Stock (or, at the Company's option, cash in an amount equal to the market price of such shares) and (ii) 392,157 preferred OP Units ("Preferred OP Units"), with a 6.5% cumulative annual preferred return and a liquidating preference of $25.50 per OP Unit. The Preferred OP Units are convertible on or after August 23, 1997 at the sellers' election into an equal number of shares of Common Stock (or, at the Company's option, cash in an amount equal to the market price of such shares) and redeemable after three years at the Company's election for an amount equal to $25.50 per Preferred OP Unit (or, at the Company's option, shares of Common Stock bearing a market price equal to such amount).

    The Highgate Portfolio hotels are operated under nationally recognized brand names including Sheraton, Doubletree, Radisson, Ramada and Holiday Inn, and are located in Dallas, Indianapolis, Calgary and Vancouver. The Highgate Portfolio enhances the Company's geographic diversity by expanding its portfolio into Canada. In connection with the acquisition of the Highgate Portfolio, the Company has entered into agreements to manage two additional hotels owned by Highgate Hotels: the 414-room Pontchartrain-Crowne Plaza in Detroit, Michigan and the 393-room Four Points Hotel in Suburban Atlanta. The Company believes that the acquisition of the Highgate Portfolio and the establishment of a strategic alliance with Highgate Hotels (one of the principals of which the Company has agreed to nominate to a new seat on its board of directors) will provide significant benefits to its on-going acquisition and corporate development activities. A portion of the net proceeds from the Offering will be used to consummate the acquisition of the Highgate Portfolio. The Company expects to complete the acquisition of the Highgate Portfolio by April 1997. There can be no assurance, however, that the closing will occur. See "Risk Factors--Risks Associated with Expansion" and "Special Note Regarding Forward-Looking Statements."

THE ADDITIONAL ACQUISITIONS

    The Company has also entered into contracts to acquire the two Additional
Acquisitions: the 213-room Four Points Hotel in Cherry Hill, New Jersey for a Total Acquisition Cost of $8.2 million and the 154-room Great Valley Sheraton in Frazer, Pennsylvania for a Total Acquisition Cost of $18.5 million.

MANAGEMENT AGREEMENTS/JOINT VENTURES

    In January 1997, the Company invested in a joint venture with Hallmark Investment Corp. which owns the Holiday Inn Riverfront, located in downtown St. Louis at the base of the Gateway Arch. In connection with the joint venture, the Company has signed a long-term agreement to manage the 456-room property. Since August 1996 the Company has entered into significant new long-term management agreements with three other hotel owners. The Company expects to form joint ventures and strategic alliances with institutional and private hotel owners to invest in future acquisitions and sale and leaseback transactions, and to secure additional fee management arrangements. See "Special Note Regarding Forward-Looking Statements."

FINANCING ACTIVITIES

    In September 1996, the Company entered into the $225 million Credit Facility led by Bankers Trust, as agent, to fund post-IPO acquisitions, to repay outstanding indebtedness and for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations--Liquidity and Capital Resources."

    In December 1996, the Company modified the terms of the Credit Facility to increase the Company's permitted nonrecourse indebtedness from $25 million to $50 million and to permit it to incur up to $100 million of subordinated indebtedness. In December 1996, the Company borrowed the Subordinated Debt to provide additional funding for acquisitions and for general corporate purposes. See "Management's

Discussion and Analysis of Financial Condition and Results of
Operations--Liquidity and Capital Resources."

                            BUSINESS AND PROPERTIES

    The Company seeks to increase shareholder value by (i) continuing to acquire upscale, full-service hotels at prices below replacement cost in selected markets throughout the United States, (ii) implementing its operating strategy to improve hotel operations and increase cash flow and (iii) expanding its management business.

ACQUISITION STRATEGY

    The Company intends to continue acquiring upscale, full-service hotels. In addition to the direct acquisition of hotels, the Company anticipates that it may make investments in hotels through joint ventures with strategic partners or through equity contributions, sale and leasebacks or secured loans. The Company identifies acquisition candidates located in markets with economic, demographic and supply dynamics favorable to hotel owners and operators. Through its extensive due diligence process, the Company chooses those acquisition targets where it believes selective capital improvements and intensive management will increase the hotel's ability to attract key demand segments, enhance hotel operations and increase long-term value. In order to evaluate the relative merits of each investment opportunity, senior management and individual operations teams create detailed plans covering all areas of renovation and operation. These plans serve as the basis for the Company's acquisition decisions and guide subsequent renovation and operating plans. At the Owned Hotels, the Company has been able to implement these plans and apply its system of management to create improvements in revenue and profitability.

    The Company will seek to acquire and invest in hotels that meet the following criteria:

MARKET CRITERIA

    ECONOMIC GROWTH. The Company focuses on metropolitan areas that are approaching, or have already entered, periods of economic growth. Such areas generally show above average growth in the business community as measured by (i) job formation rates, (ii) population growth rates, (iii) tourism and convention activity, (iv) airport traffic volume, (v) local commercial real estate occupancy, and (vi) retail sales volume. Markets that exhibit these characteristics typically have strong demand for hotel facilities and services.

    SUPPLY CONSTRAINTS. The Company seeks lodging markets with favorable supply dynamics for hotel owners and operators, including an absence of current new hotel development and barriers to future development such as zoning constraints, the need to undergo lengthy local development approval processes and a limited number of suitable sites. Other factors limiting the supply of new hotels are the current lack of financing available for new development and the inability to generate adequate returns on investment to justify new development.

    GEOGRAPHIC DIVERSIFICATION. The Company seeks to maintain a geographically diverse portfolio of hotels to offset the effects of regional economic cycles. The Hotels are located in 26 states across the nation and the District of Columbia, with eight Hotels located in California, four in Colorado, three in Georgia, three in Maryland, three in Texas, three in Virginia, three in Washington, D.C., two in Arizona, two in Louisiana, two in Missouri, two in New Jersey, two in New York, two in Pennsylvania and one Hotel each in 14 additional states.

HOTEL CRITERIA

    LOCATION AND MARKET APPEAL. The Company seeks to acquire upscale, full-service hotels that are situated near both business and leisure centers which generate a broad base of demand for hotel accommodations and facilities. These demand generators include (i) business parks, (ii) airports, (iii) shopping centers and other retail areas, (iv) convention centers, (v) sports arenas and stadiums, (vi) major highways, (vii) tourist destinations, (viii) major universities, and (ix) cultural and entertainment centers with nightlife and restaurants. The confluence of nearby business and leisure centers enables the Company to attract both weekday business travelers and weekend leisure guests. Attracting a balanced mix of business, group and leisure guests to the Hotels helps to maintain stable occupancy rates and high ADRs.

    SIZE AND FACILITIES. The Company seeks to acquire well-constructed hotels that are less than 20 years old, contain 200 to 500 guest rooms and include accommodations and facilities that are, or are capable of being made, attractive to key demand segments such as business, group and leisure travelers. These facilities typically include large, upscale guest rooms, food and beverage facilities, extensive meeting and banquet space, and amenities such as health clubs, swimming pools and adequate parking.

    POTENTIAL PERFORMANCE IMPROVEMENTS. The Company seeks to acquire underperforming hotels where intensive management and selective capital improvements can increase revenue and cash flow. Underperforming hotels typically serve less than their "fair share" of lodging industry demand (as measured by RevPAR), achieve lower profit margins than the Company believes it can maintain and receive inadequate funding to make needed capital improvements. These hotels represent opportunities where a systematic management approach and targeted renovations should result in improvements in revenue and cash flow. The Company's ability to improve operations is demonstrated by the fact that RevPAR at the Owned Hotels (excluding the ten hotels purchased since September 30, 1996) increased 12.3% from the year ended December 31, 1995 to the year ended December 31, 1996, as compared to an increase of only 5.4% for the upscale, full-service hotel segment as reported by Smith Travel Research over the comparable period. For the year ended December 31, 1996, RevPAR at all of the Owned Hotels (including the ten hotels purchased since September 30, 1996) increased 10.1%

    The Company expects that its relationships throughout the industry and its acquisition staff located on both coasts of the United States will continue to provide it with a competitive advantage in identifying, evaluating and purchasing hotels which meet its acquisition criteria. The Company has a record of successfully renovating and repositioning hotels, both at the Owned Hotels and at the Managed Hotels (varying in levels of service, room rates and market types). As a public company, the Company believes it has improved access to various debt and equity financing sources to fund acquisitions. In addition, in consummating acquisitions the Company expects that it will benefit from its ability to utilize OP Units or Common Stock as an alternative to cash. The Company currently expects to retain earnings for future acquisitions and the renovation and maintenance of the hotels it owns.

OPERATING STRATEGY

    The Company's principal operating objectives are to generate higher RevPAR and to increase net operating income while providing its hotel guests with high-quality service and value. The Company seeks to achieve these objectives by creating and executing management plans that are specifically tailored for each individual Hotel rather than by implementing an operating strategy that is designed to maintain a uniform corporate image or brand. Management believes that its custom-tailored business plans are the most effective means of addressing the needs of a given hotel or market. The Company believes that skilled management of hotel operations is the most critical element in maximizing revenue and cash flow in full-service hotels.

    The Company's corporate headquarters carries out financing and acquisition activities and provides services to support as well as monitor the Company's on-site hotel operating executives. Each of the Company's executive departments, including Sales and Marketing, Human Resources and Training, Food and Beverage, Technical Services, Development, and Corporate Finance, is headed by an executive with significant experience in that area. These departments support decentralized decision-making by the hotel operating executives by providing accounting and budgeting services, property management software and other resources which cannot be economically maintained at the individual Hotels.

    Key elements of the Company's management programs include the following:

    COMPREHENSIVE BUDGETING AND MONITORING. The Company's operating strategy begins with an integrated budget planning process that is implemented by individual on-site managers and monitored by the Company's corporate staff. Management sets targets for cost and revenue categories at each of the Hotels based on historical operating performance, planned renovations, operational efficiencies and local market conditions. On-site managers coordinate with the central office staff to ensure that such targets are realistic. Through effective and timely use of its comprehensive financial information and reporting systems, the Company can monitor actual performance and rapidly adjust prices, staffing levels and sales efforts to take advantage of changes in the market and to improve yield.

    TARGETED SALES AND MARKETING. The Company employs a systematic approach toward identifying and targeting segments of demand for each Hotel in order to maximize market penetration. Executives at the Company's corporate headquarters and property-based managers divide such segments into smaller subsegments, typically ten or more for each Hotel, and develop narrowly tailored marketing plans to suit each such segment. The Company supports each Hotel's local sales efforts with corporate sales executives who develop new marketing concepts and monitor and respond to specific market needs and preferences. These executives are active in implementing on-site marketing programs developed in the central management office. The Company employs computerized revenue yield management systems to manage each Hotel's use of the various distribution channels in the lodging industry. Management control over those channels, which include franchisor reservation systems and toll-free numbers, travel agent and airline global distribution systems, corporate travel offices and office managers, and convention and visitor bureaus, enables the Company to maximize revenue yields on a day-to-day basis. Sales teams are recruited locally and receive incentive-based compensation bonuses. All of the Company's sales managers complete a highly developed sales training program.

    STRATEGIC CAPITAL IMPROVEMENTS. The Company plans renovations primarily to enhance a Hotel's appeal to targeted market segments, thereby attracting new customers and generating increased revenue and cash flow. During the year ended December 31, 1996, the Company spent a total of $21.6 million on renovations at the Owned Hotels and currently intends to spend an additional $21.7 million completing the renovation programs (including approximately $8.4 million to renovate and reposition the Highgate Portfolio and the Additional Acquisitions). For example, at all of the Owned Hotels, the Company has renovated banquet and meeting spaces and upgraded guest rooms with computer ports and comfortable work spaces to better accommodate the needs of business travelers and to increase ADRs. Capital spending decisions are based on both strategic needs and potential rate of return on a given capital investment.

    SELECTIVE USE OF MULTIPLE BRAND NAMES. The Company believes that the selection of an appropriate franchise brand is essential in positioning a hotel optimally within its local market. The Company selects brands based on local market factors such as local presence of the franchisor, brand recognition, target demographics and efficiencies offered by franchisors. The Company believes that its relationships with many major hotel franchisors, established both as a manager and an owner of hotels operated under their respective franchises, places the Company in a favorable position when dealing with those franchisors and allows it to negotiate favorable franchise agreements with franchisors. The Company believes that its growth through acquisition of additional hotels will further strengthen its relationship with franchisors.

    The following chart summarizes certain information with respect to the national franchise affiliations of the Hotels, the Highgate Portfolio and the Additional Acquisitions:

                                                OWNED HOTELS, HIGHGATE PORTFOLIO
                                                   AND ADDITIONAL ACQUISITIONS                     MANAGED HOTELS
                                            -----------------------------------------  ---------------------------------------
                                             NUMBER OF                                  NUMBER OF
                                               GUEST        NUMBER OF        % OF         GUEST        NUMBER OF       % OF
FRANCHISE                                      ROOMS         HOTELS          ROOMS        ROOMS         HOTELS         ROOMS
------------------------------------------  -----------  ---------------  -----------  -----------  ---------------  ---------
Hilton....................................       2,939             11           38.1%          --         --                --%
Sheraton..................................       1,162              4           15.0           --         --                --
Holiday Inn...............................         608              3            7.9          883              4          16.1
Radisson..................................         507              2            6.6          126              1           2.3
Westin....................................         496              1            6.4           --         --                --
Marriott..................................         434              1            5.6          288              1           5.3
Holiday Select-Registered Trademark-......         348              1            4.5           --         --                --
Doubletree................................         294              1            3.8          208              1           3.8
Embassy Suites............................         236              1            3.1           --         --                --
Independent...............................         214              2            2.8          830              6          15.1
Four Points-Registered Trademark-.........         213              1            2.8          589              2          10.7
Doubletree Guest
 Suites-Registered Trademark-.............         137              1            1.8           --         --                --
Ramada....................................         118              1            1.5          457              3           8.3
Best Western-Registered Trademark-........          --             --             --          562              3          10.3
Crowne Plaza-Registered Trademark-........          --             --             --          414              1           7.5
Days Inn-Registered Trademark-............          --             --             --          277              2           5.1
Comfort Suites-Registered Trademark-......          --             --             --          244              2           4.5
Clarion-Registered Trademark-.............          --             --             --          194              1           3.5
Quality Suites-Registered Trademark-......          --             --             --          177              1           3.2
Residence Inn-Registered Trademark-.......          --             --             --          104              1           1.9
Quality Inn-Registered Trademark-.........          --             --             --          100              1           1.8
Holiday Inn
 Express-Registered Trademark-............          --             --             --           35              1           0.6
                                                                   --                                         --
                                                 -----                    -----------       -----                    ---------
                                                 7,706             30          100.0%       5,488             31         100.0%
                                                                   --                                         --
                                                                   --                                         --
                                                 -----                    -----------       -----                    ---------
                                                 -----                    -----------       -----                    ---------

    EMPHASIS ON FOOD AND BEVERAGE. Management believes popular food and beverage ideas are a critical component in the overall success of a hotel. The Company utilizes its food and beverage operations to create local awareness of its hotel facilities, to improve the profitability of its hotel operations and to enhance customer satisfaction. The Company is committed to competing for patrons with restaurants and catering establishments by offering high-quality restaurants that garner positive reviews and strong local and/or national reputations. The Company has engaged food and beverage experts to develop several proprietary restaurant concepts. The Owned Hotels contain restaurants ranging from Michel Richard's highly acclaimed CITRONELLE-Registered Trademark-, to Morgan's, a Company-designed concept which offers popular, moderately-priced American cuisine. The Company has also successfully placed national food franchises such as Starbuck's Coffee-Registered Trademark- and "TCBY"-Registered Trademark- Yogurt in casual, delicatessen-style restaurants in several of the Owned Hotels. Popular food concepts have strengthened the Company's ability to attract business travelers and group meetings and improved the name recognition of the Owned Hotels.

    COMMITMENT TO REINVESTMENT. The Company is committed to reinvesting adequate capital on an ongoing basis to maintain the quality of the hotels it owns. Reinvestment is expected to include room and facilities refurbishments, renovations and furniture and equipment replacements that are designed to maintain attractive accommodations, updated restaurants and modern equipment. The Company believes that these investments will enhance the Company's competitive position.

    COMPUTERIZED REPORTING SYSTEMS. The Company employs computerized reporting systems at each of the Hotels and at its corporate offices to monitor the financial and operating performance of the Hotels. Management information services have been fully integrated through the installation of Novell and Unix networks. Management also utilizes programs like Data Plus-Registered Trademark- and cc:Mail-Registered Trademark- to facilitate daily communication. Such programs have enabled the Company to create and implement detailed reporting systems at each of the Hotels and its corporate headquarters. Corporate executives utilize information systems that track each Hotel's daily occupancy, ADR, and revenue from rooms, food and beverage. By having the latest hotel operating information available at all times, management is better able to respond to changes in the market of each Hotel.

    COMMITMENT TO SERVICE AND VALUE. The Company is dedicated to providing exceptional service and value to its customers on a consistent basis. The Company conducts extensive employee training programs to ensure personalized service at the highest levels. Programs such as "Be A Star" have been created and implemented by the Company to ensure the efficacy and uniformity of its employee training. The Company's practice of tracking customer comments, through the recording of guest comment cards and the direct solicitation (during check-in and check-out) of guest opinions regarding specific items, allows investment in services and amenities where they are most effective. The Company's focus on these areas has enabled it to attract lucrative group business.

    DISTINCT MANAGEMENT CULTURE. The Company has a distinct management culture that stresses creativity, loyalty and entrepreneurship and was developed to emphasize operations from an owner's perspective. Management believes in realistic solutions to problems, and innovation is always encouraged. Incentive programs and awards have been established to encourage individual property managers to seek new ways of increasing revenues and operating cash flow. This creative, entrepreneurial spirit is prevalent from the corporate staff and the general managers down to the operations staff. Individual general managers work closely with the corporate staff and they and their employees are rewarded for achieving target operating and financial goals.

THE PROPERTIES

    The Owned Hotels, the Highgate Portfolio and the Additional Acquisitions feature, or after the Company's renovation programs have been completed will feature, comfortable, modern guest rooms, extensive meeting and convention facilities and full-service restaurant and catering facilities that attract meeting and convention functions from groups and associations, upscale business and vacation travelers as well as banquets and receptions from the local community.

    The following table sets forth certain information with respect to the Owned Hotels, the Highgate Portfolio and the Additional Acquisitions for the year ended December 31, 1996:

                                                                                                          PLANNED OR
                                                                                                          COMPLETED
                                                                   NUMBER OF                              RENOVATION
                                                                     GUEST        YEAR        MONTH     EXPENDITURE(1)
               HOTEL                          LOCATION               ROOMS        BUILT     ACQUIRED       (000'S)
-----------------------------------  --------------------------  -------------  ---------  -----------  --------------
OWNED HOTELS
Orange County Airport Hilton.......  Irvine, CA                          290         1976        2/96     $    2,006
Hilton Hotel.......................  Sacramento, CA                      326         1983       12/96            750
Santa Barbara Inn..................  Santa Barbara, CA                    71         1959       12/96            450
Hilton Hotel.......................  San Pedro, CA                       226         1989        1/97          1,500
Holiday Inn........................  Colorado Springs, CO                201         1974       12/96            200
Sheraton Hotel.....................  Colorado Springs, CO                502         1974        6/95          3,393
Embassy Suites Denver..............  Englewood, CO                       236         1986       12/96            500
Embassy Row Hilton.................  Washington, DC                      195         1969       12/96          2,033
The Latham Hotel...................  Washington, DC                      143         1981        3/96            802
Westin Atlanta Airport(3)..........  Atlanta, GA                         496         1982       11/95          7,100
Radisson Hotel.....................  Schaumburg, IL                      202         1979        6/95          1,652
Hilton Hotel & Towers..............  Lafayette, LA                       328         1981       12/96            249
Marriott Hotel.....................  Somerset, NJ                        434         1978       10/95          3,311
Doubletree Hotel...................  Albuquerque, NM                     294         1974        1/97          1,500
Sheraton Airport Plaza.............  Charlotte, NC                       226         1985        2/96          1,529
Holiday Inn........................  Cleveland, OH                       237         1978        2/96          2,900
Hilton Hotel.......................  Arlington, TX                       310         1983        4/96          2,700
Southwest Hilton...................  Houston, TX                         293         1979       10/96          1,072
Westchase Hilton...................  Houston, TX                         295         1980        1/97            415
Salt Lake Airport Hilton...........  Salt Lake City, UT                  287         1980        3/95          1,823
Hilton Hotel.......................  Arlington, VA                       209         1990        8/96          1,500
Hilton Hotel.......................  Bellevue, WA                        180         1979        8/95          1,063
                                                                       -----                                 -------
    Subtotal/Weighted Average--Owned Hotels                            5,981                              $   38,448

HIGHGATE PORTFOLIO
Doubletree Guest Suites............  Indianapolis, IN                    137         1987        4/97     $    1,000
Holiday Inn Select.................  Dallas, TX                          348         1974        4/97            300
Radisson Hotel.....................  Dallas, TX                          305         1972        4/97          1,500
Holiday Inn Calgary Airport........  Calgary, Alberta                    170         1981        4/97            350
Sheraton Hotel.....................  Guildford, B.C.                     280         1992        4/97            700
Ramada Vancouver Centre............  Vancouver, B.C.                     118         1968        4/97            500
                                                                       -----                                 -------
    Subtotal/Weighted Average--Highgate Portfolio                      1,358                              $    4,350

ADDITIONAL ACQUISITIONS
Four Points Hotel..................  Cherry Hill, NJ                     213         1991        3/97     $      850
Great Valley Sheraton..............  Frazer, PA                          154         1971        5/97          3,244
                                                                       -----                                 -------
    Subtotal/Weighted Average--Additional Acquisitions                   367                              $    4,094

    Total/Weighted Average                                             7,706                              $   46,892
                                                                       -----                                 -------
                                                                       -----                                 -------

                                                  YEAR ENDED
                                               DECEMBER 31, 1996
                                     -------------------------------------
                                        AVERAGE
               HOTEL                   OCCUPANCY       ADR      REVPAR(2)
-----------------------------------  -------------  ---------  -----------
OWNED HOTELS
Orange County Airport Hilton.......         66.0%   $   78.48   $   51.80
Hilton Hotel.......................         71.7        75.89       54.41
Santa Barbara Inn..................         85.1       129.86      110.51
Hilton Hotel.......................         62.3        67.23       41.88
Holiday Inn........................         72.6        60.57       43.97
Sheraton Hotel.....................         70.1        65.95       46.23
Embassy Suites Denver..............         74.1       102.57       76.00
Embassy Row Hilton.................         60.8       111.24       67.63
The Latham Hotel...................         72.0       108.17       77.88
Westin Atlanta Airport(3)..........         79.3        79.44       63.00
Radisson Hotel.....................         66.1        75.54       49.93
Hilton Hotel & Towers..............         74.1        70.05       51.91
Marriott Hotel.....................         72.4       104.36       75.56
Doubletree Hotel...................         66.6        77.12       51.36
Sheraton Airport Plaza.............         70.8        83.97       59.45
Holiday Inn........................         73.1        70.11       51.25
Hilton Hotel.......................         73.3        81.03       59.39
Southwest Hilton...................         53.9        72.17       38.90
Westchase Hilton...................         77.9        89.87       70.01
Salt Lake Airport Hilton...........         75.5        79.18       59.78
Hilton Hotel.......................         74.5       109.21       81.36
Hilton Hotel.......................         80.8        91.70       74.09
                                             ---    ---------  -----------
    Subtotal/Weighted Average--Owne         71.3%   $   83.02   $   59.19
HIGHGATE PORTFOLIO
Doubletree Guest Suites............         73.5%   $   79.53   $   58.45
Holiday Inn Select.................         61.7        59.04       36.43
Radisson Hotel.....................         74.6        60.69       45.27
Holiday Inn Calgary Airport........         59.3        53.09       31.48
Sheraton Hotel.....................         75.2        69.17       52.02
Ramada Vancouver Centre............         79.4        70.40       55.90
                                             ---    ---------  -----------
    Subtotal/Weighted Average--High         69.8%   $   64.35   $   44.92
ADDITIONAL ACQUISITIONS
Four Points Hotel..................         61.8%   $   73.40   $   45.36
Great Valley Sheraton..............         72.0        88.80       63.94
                                             ---    ---------  -----------
    Subtotal/Weighted Average--Addi         66.1%   $   80.43   $   53.16
    Total/Weighted Average                  70.8%   $   79.64   $   56.39
                                             ---    ---------  -----------
                                             ---    ---------  -----------

------------------------------

(1) Represents the total planned or completed capital expenditures at each hotel. For the year ended December 31, 1996, $21.6 million had been spent and an additional $21.7 million was planned.

(2) Represents total room revenue divided by total available rooms, net of rooms out of service due to significant renovations.

(3) The Westin Atlanta Airport is majority-owned by the Company through a partnership in which the Company holds an 85.2% limited partner interest, 1% general partner interest and a mortgage which together provide the Company a 92% economic interest in the hotel.

POST-IPO ACQUISITIONS

    HILTON HOTEL, SACRAMENTO, CA. Built in 1983, the 326-room hotel is located in suburban Sacramento, near the interchange of Interstate 80 and Route 160 in an area which is well developed with commercial office space, upscale retail and residential uses. The hotel's facilities and amenities feature over 17,000 square feet of banquet and meeting space, an indoor-outdoor pool, volleyball courts, a health and fitness center, a business center, valet services, a gift shop and two restaurants. The greater Sacramento market has experienced strong economic growth during the 1990s.

    SANTA BARBARA INN, SANTA BARBARA, CA. Built in 1959, the 71-room hotel is located on the Pacific Coast Highway directly across from the Pacific Ocean and a wide, publicly maintained beach. The hotel's facilities and amenities feature the renowned CITRONELLE restaurant, two meeting rooms, an outdoor pool and deck, tennis courts and valet services. The Santa Barbara market is a popular residential and resort area.

    HILTON HOTEL, SAN PEDRO, CA. Built in 1989, the 226-room hotel is located in Los Angeles County between Long Beach and Palos Verdes, approximately 12 miles south of Los Angeles International Airport. The hotel's facilities and amenities feature over 14,000 square feet of banquet and meeting space, a swimming pool, a spa, two tennis courts and a grill restaurant. San Pedro is located within five miles of the Port of Long Beach and within two miles of the Port of Los Angeles, which together handle nearly two-thirds of the Western United States' cargo. Los Angeles County is currently experiencing increased economic growth as it emerges from the recession of the early- and mid-1990s. Upon acquisition in February 1997, the hotel was reflagged as a Hilton.

    HOLIDAY INN, COLORADO SPRINGS, CO. Built in 1974 and renovated in 1990, the 201-room hotel is located on Interstate 25, approximately five miles north of downtown Colorado Springs and approximately eight miles north of another Owned Hotel, the Sheraton Hotel, Colorado Springs. The hotel's facilities and amenities feature more than 8,700 square feet of banquet and meeting space, a health club and jogging track, an outdoor pool, tennis courts, a restaurant, a gift shop and valet services. Colorado Springs has experienced strong economic growth in recent years which has led to a major airport expansion program completed in 1995. Such growth is attributable to a number of factors, including the region's low average cost of living and a rapidly expanding, young population.

    EMBASSY SUITES DENVER, DENVER, CO. Built in 1986, the 236-room hotel is located in South Denver within a concentration of office and industrial parks known as the Denver Tech Center. The hotel's facilities and amenities feature over 5,000 square feet of banquet and meeting space, an indoor pool, an upgraded fitness center, a business center, valet services, a gift shop and a restaurant. Denver has experienced significant development and growth during the 1990s as the economic and cultural center of the rapidly expanding Mountain region.

    THE EMBASSY ROW HILTON, WASHINGTON, D.C. Built in 1969 and renovated in 1994, the 195-room hotel is located in downtown Washington, D.C. on Massachusetts Avenue, which is known as "Embassy Row" because of the many embassies, chanceries and offices of foreign governments located in the area. The hotel's facilities and amenities feature over 7,500 square feet of banquet and meeting space, a rooftop pool and deck, a health and fitness center, a business center, valet services and a restaurant. A major new convention center is expected to open in downtown within four years. The Company assumed management of the hotel in July 1996. Upon acquisition in December 1996, the hotel was reflagged as a Hilton.

    HILTON HOTEL & TOWERS, LAFAYETTE, LA. Built in 1981, the 328-room hotel is centrally located on Pinhook Road, a major business artery linking downtown Lafayette with the local airport. The hotel's facilities and amenities feature over 17,000 square feet of banquet and meeting space, an outdoor pool, an exercise room, a business center, valet services, a gift shop and a restaurant. Lafayette serves as a major center for offshore oil drilling and production, and has experienced strong job growth during the 1990s.

    DOUBLETREE HOTEL, ALBUQUERQUE, NM. Built in 1975, the 294-room hotel is located in downtown Albuquerque, adjacent to the Convention Center and the subterranean Galleria Shopping Center. The hotel's facilities and amenities feature over 10,000 square feet of meeting and banquet space, an outdoor heated pool, an exercise room, a gift shop, an airline desk, two restaurants, two lobbies and a garden foyer. The region has experienced consistent growth throughout the 1990s, in part because of the increased presence of high technology businesses in Albuquerque. The Company plans to spend $1.5 million on renovations at the hotel.

    SOUTHWEST HILTON, HOUSTON, TX. Built in 1981, the 293-room hotel is located in the Southwest area of Houston on the Southwest Freeway, one of the city's busiest roads. The hotel's facilities and amenities feature over 15,000 square feet of banquet and meeting space, an outdoor pool, a fitness center, a business center, valet services a gift shop and a restaurant. Houston is the nation's fourth largest metro area with a population over 3.8 million and the region is a national leader in economic growth and job growth. The Company plans to spend $1.1 million on renovations at the hotel.

    WESTCHASE HILTON, HOUSTON, TX. Built in 1981, the 295-room hotel is located within blocks of the freeway to the Houston International Airport and convenient to the commercial and retail concentration known as the Galleria area. The hotel's facilities and amenities feature over 13,000 square feet of banquet and meeting space, a landscaped outdoor pool with a deck and hot tub, a fitness center, a beauty salon, a gift shop and a restaurant. Houston is the nation's fourth largest metro area with a population over 3.8 million and the region is a national leader in economic growth and job growth.

THE HIGHGATE PORTFOLIO

    DOUBLETREE GUEST SUITES, INDIANAPOLIS, IN. Built in 1987, the 137-room hotel is located on busy North Meridian Street on the north side of the suburb of Carmel. The hotel is located within a commercial concentration of insurance companies and national companies such as Lucent Technologies, Thompson Consumer Electronics, GTE, Eli Lilly and Hewlett Packard. The hotel's facilities and amenities feature over 1,000 square feet of banquet and meeting space, an indoor/outdoor pool, a fitness center, a whirlpool, a gift shop and a restaurant.

    HOLIDAY INN SELECT, DALLAS, TX. Built in 1974 and renovated in 1988 and 1995, the 348-room hotel is located at the intersection of Interstate 35 and Mockingbird Lane, within easy access to the market areas of Las Colinas, Stemmons Corridor/Market Center, Love Field and Central Business District/Convention Center. The hotel's facilities and amenities feature over 13,560 square feet of banquet and meeting space, an outdoor pool and sundeck, a health club, a business center, a gift shop and a restaurant.

    RADISSON HOTEL, DALLAS, TX. Built in 1972, the 305-room hotel is located on West Mockingbird Lane, within easy access to Interstate 35 and the market areas of Love Field, Stemmons Corridor/Market Center, Parkland/Medical Center and the Central Business District/Convention Center. The hotel's facilities and amenities feature over 16,000 square feet of banquet and meeting space, and outdoor pool, a health club, two racquetball courts, a jogging track, sand volleyball courts, a whirlpool, a sauna, a gift shop and two restaurants.

    HOLIDAY INN CALGARY AIRPORT, CALGARY, ALBERTA. Built in 1981, the 170-room hotel is located between Calgary's International Airport and central business district, near such tourist attractions as the Calgary Zoo and Prehistoric Park, Devonian Garden, the Saddledome (home of the NHL Calgary Flames), Stampede Park, Canada Olympic Park, the Olympic Hall of fame, Heritage Park, Eau Clair Market and the IMAX theatre. The hotel's facilities and amenities feature over 2,040 square feet of banquet and meeting space, an indoor pool, two saunas, guest privileges at a nearby health club and a restaurant.

    SHERATON HOTEL, GUILDFORD, B.C. Built in 1992, the 280-room hotel is located in the Guildford Area of the City of Surrey, the geographic center of the Greater Vancouver region. The hotel's facilities and amenities feature over 18,000 square feet of banquet and meeting space, an outdoor pool, an exercise room, a sauna, a gift shop and a restaurant. Surrey has experienced significant expansion in recent years and is a leader in economic growth and job growth within the Province of British Columbia.

    RAMADA VANCOUVER CENTRE, VANCOUVER, B.C. Built in 1968 and renovated in 1989 and 1994, the 118-room hotel is located on West Broadway, one block from the Vancouver Hospital & Health Science Centre and minutes from downtown Vancouver. Nearby tourist attractions include the Queen Elizabeth Theatre and the Ford Centre for the Performing Arts, Vancouver International Airport, Canada Place/ Convention Centre, B.C. Place, General Motors Place, Granville Island Market, the University of British Columbia, Chinatown and Japantown.

THE ADDITIONAL ACQUISITIONS

    FOUR POINTS HOTEL, CHERRY HILL, NEW JERSEY. Built in 1971, the 213-room hotel is located on Route 70 East, off I-295, nine miles from the Philadelphia Convention Center and near several major corporate office parks in the Cherry Hill/Mount Laurel area. The hotel's facilities and amenities feature 16,288 square feet of banquet and meeting space, a large outdoor courtyard with a pool, exercise room, two tennis courts, a gift shop, a Morgan's restaurant and a lobby bar.

    GREAT VALLEY SHERATON, FRAZER, PENNSYLVANIA. Built in 1991, the 154-room hotel is located at the intersection of Route 202 and Lancaster Pike in historic Chester County, Pennsylvania. The hotel's facilities and amenities feature 7,852 square feet of meeting and banquet space, an indoor pool, the White Horse Tavern and Chesterfield's Piano Lounge. The "202 Corridor" has experienced significant growth in recent years.

THE MANAGED HOTELS

    The Company operates 31 Managed Hotels owned by third parties containing 5,488 rooms. Of the Managed Hotels, 23 are full-service properties, seven are limited-service properties and one is an extended stay property. Of the Managed Hotels, 25 are operated under nationally-recognized brand names and six are independent properties. The brand names of the Managed Hotels include Sheraton, Clarion, Holiday Inn and Best Western. See "Certain Relationships and Related Transactions" and "Risk Factors--Potential Conflicts of Interest."

    The Management Agreements have remaining terms ranging from one month to nine years. Substantially all of the Management Agreements permit the owners of the Managed Hotels to terminate such agreements prior to the stated expiration dates if the applicable hotel is sold and several of the Management Agreements permit the owners of the Managed Hotels to terminate such agreements prior to the stated expiration date without cause or by reason of the failure of the applicable hotel to obtain specified levels of performance. For 1996, the Company's pro forma revenue from Management Agreements was $3.2 million constituting 1.3% of the Company's total pro forma revenue for such period. No single Management Agreement (or group of Management Agreements for hotels under common ownership or control) currently accounts for more than 0.5% of the total revenue of the Company on a pro forma basis. See "Risk Factors--Termination of Management Agreements."

    The Company intends to continue its efforts to add to its portfolio of Managed Hotels by aggressively pursuing new management agreements. The Company believes that, in addition to adding to the Company's revenues and profits, the business of operating hotels for third parties benefits the Company by (i) increasing the Company's operating experience in, and knowledge of, hotel markets throughout the United States, (ii) broadening the Company's relationships with hotel owners and thus enhancing the Company's opportunities to identify, evaluate and negotiate hotel acquisitions prior to the active marketing of a hotel for sale, and (iii) improving the Company's ability to attract, train and retain highly-qualified operating employees by offering them the opportunity to work in a broader variety of hotels and markets.

COMPETITION

    The Company competes primarily in the upscale and mid-priced sectors of the full-service segment of the lodging industry. In each geographic market in which the Hotels are located, there are other full- and limited-service hotels that compete with the Hotels. In addition, the Company's food and beverage operations compete with local free-standing restaurants and bars. Competition in the U.S. lodging industry is based generally on convenience of location, brand affiliation, price, range of services and guest amenities offered and quality of customer service and overall product.

EMPLOYEES

    As of December 31, 1996, the Company employed approximately 6,200 persons, of whom approximately 5,200 were compensated on an hourly basis. Approximately 65 employees work at the corporate headquarters.

    Employees at five of the Hotels are represented by labor unions. Management believes that labor relations with its employees are good.

TRADEMARKS

    The Company employs a flexible branding strategy based on a particular Hotel's market environment and the Hotel's unique characteristics. Accordingly, the Company uses various national trade names pursuant to licensing arrangements with national franchisors.

    DOUBLETREE-Registered Trademark-, EMBASSY SUITES-Registered Trademark-, HILTON-Registered Trademark- HOLIDAY INN-Registered Trademark-, MARRIOTT-Registered Trademark-, RADISSON-Registered Trademark-, SHERATON-Registered Trademark- AND WESTIN-Registered Trademark- ARE REGISTERED TRADEMARKS OF THIRD PARTIES, NONE OF WHICH SHALL BE DEEMED AN ISSUER OR UNDERWRITER OF THE SHARES OF COMMON STOCK OFFERED HEREBY NOR HAVE ANY OF SUCH FRANCHISORS ENDORSED OR APPROVED THE OFFERING. SUCH FRANCHISORS HAVE NOT ASSUMED AND SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY FINANCIAL STATEMENTS OR OTHER FINANCIAL INFORMATION CONTAINED HEREIN OR ANY PROSPECTUS OR ANY WRITTEN OR ORAL COMMUNICATIONS REGARDING THE SUBJECT MATTER HEREOF. A GRANT OF ANY SUCH FRANCHISE LICENSE FOR CERTAIN OF THE COMPANY'S HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY ANY OF SUCH FRANCHISORS (OR ANY OF THEIR AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE COMMON STOCK OFFERED HEREBY.

LEGAL PROCEEDINGS

    The Company is involved in various lawsuits arising in the normal course of business. The Company believes that the ultimate outcome of these lawsuits will not have a material adverse effect on the Company.

GOVERNMENTAL REGULATION

    A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. The Company believes that it is substantially in compliance with these requirements. Managers of hotels are also subject to laws governing their relationship with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of the Owned Hotels and could otherwise adversely affect the Company's operations.

    Under the ADA, all public accommodations are required to meet certain requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to the Owned Hotels, a determination that the Company is not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. The Company is likely to incur additional costs of complying with the ADA; however, such costs are not expected to have a material adverse effect on the Company's results of operations or financial condition. See "Risk Factors-- Governmental Regulation."

    For a description of certain environmental regulations to which the Company is subject, see "Risk Factors--Environmental Risks."

                           THE OPERATING PARTNERSHIPS

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF CAPSTAR MANAGEMENT'S LIMITED PARTNERSHIP AGREEMENT, A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

    Substantially all of the Company's assets are currently held indirectly by and operated through CapStar Management, the Company's subsidiary operating partnership. The Company is the sole general partner of CapStar Management, and the Company and CapStar LP Corporation, a wholly-owned subsidiary of the Company ("CapStar LP"), are the sole limited partners of CapStar Management. The partnership agreement of CapStar Management gives the general partner full control over the business and affairs of CapStar Management. The general partner is also given the right, in connection with the contribution of property to CapStar Management or otherwise, to issue additional partnership interests in CapStar Management in one or more classes or series, with such designations, preferences and participating or other special rights and powers (including rights and powers senior to those of the existing partners) as the general partner may determine.

    In connection with its state tax planning, the Company expects to modify its current corporate structure to create a second subsidiary operating partnership ("CapStar Management II"). A new wholly-owned subsidiary of the Company will be the general partner of CapStar Management II and CapStar LP will be the sole limited partner of CapStar Management II. The partnership agreement of CapStar Management II will be substantially indentical to that of CapStar Management. Following the formation of CapStar Management II, certain assets will be transfered from CapStar Management to CapStar Management II and substantially all of the Company's assets will be held indirectly by and operated through the two operating partnerships.

    In connection with the acquisition of the Highgate Portfolio, the Company has agreed to issue limited partnership interests in the operating partnerships to Highgate Hotels. The partnership agreements of CapStar Management and CapStar Management II will provide for two classes of partnership interests, Common OP Units and Preferred OP Units, and the partners of each of CapStar Management and CapStar Management II will own the following aggregate numbers of such OP Units:
(i) the Company and CapStar LP Corporation--a number of Common OP Units equal to the number of issued and outstanding shares of Common Stock (including those issued in the Offering); and (ii) Highgate Hotels--809,523 Common OP Units and 392,157 Preferred OP Units. The Preferred OP Units will pay a 6.5% cumulative annual preferred return, compounded quarterly to the extent not paid on a current basis, and will be entitled to a liquidation preference of $25.50 per Preferred OP Unit. All net income and capital proceeds earned by CapStar Management and CapStar Management II, after payment of the annual preferred return and, if applicable, the liquidation preference, will be shared by the holders of the Common OP Units in proportion to the number of Common OP Units in the relevant operating partnership owned by each such holder.

    Each OP Unit held by Highgate Hotels will be convertible by the holder on or after August 23, 1997 for one share of Common Stock of the Company (or, at the Company's option, for cash in an amount equal to the market value of a share of Common Stock). In addition, the Preferred OP Units will be redeemable by CapStar Management at a price of $25.50 per Preferred OP Unit (or, at the Company's option, for a number of shares of Common Stock having a value equal to such redemption price) at any time after the third anniversary of the acquisition of the Highgate Portfolio.

                                   MANAGEMENT

    The following table sets forth certain information with respect to the Company's directors and executive officers as of the date of this Prospectus.

     NAME                                                 AGE                            POSITION
----------------------------------------------------      ---      ----------------------------------------------------
Paul W. Whetsell....................................          46   President, Chief Executive Officer and Chairman of
                                                                     the Board
David E. McCaslin...................................          39   Chief Operating Officer and Director
William M. Karnes...................................          50   Senior Executive Vice President, Finance and Chief
                                                                     Financial Officer
John E. Plunket.....................................          41   Executive Vice President, Finance and Development
John Emery..........................................          32   Treasurer and Secretary
Michael T. George...................................          38   Senior Vice President, Operations
D. Scott Livchak....................................          42   Senior Vice President, Operations
Robert Gauthier.....................................          43   Senior Vice President, Operations
Daniel L. Doctoroff.................................          38   Director
Bradford E. Bernstein...............................          30   Director
William S. Janes....................................          43   Director
Joseph McCarthy.....................................          64   Director
Edward L. Cohen.....................................          51   Director
Edwin T. Burton, III................................          54   Director
Edward P. Dowd......................................          54   Director
Mahmood Khimji......................................          36   Proposed Director

    PAUL W. WHETSELL has served as President and Chief Executive Officer of the Company since its founding in 1987. From 1981 to 1986, Mr. Whetsell served as Vice President of Development for Lincoln Hotels in Dallas, Texas. Prior to that, from 1973 to 1981, Mr. Whetsell worked for Quality Inns in various capacities in its franchise division, culminating in Vice President of Franchise.

    DAVID E. MCCASLIN has served as Chief Operating Officer of the Company since 1994. Mr. McCaslin joined the Company in 1987 as a General Manager and was named Vice President of Operations in 1988. From 1985 to 1987, Mr. McCaslin served as General Manager for Lincoln Hotels. Prior to that, from 1979 to 1985, he worked for Westin Hotels in various capacities, including Assistant General Manager, Rooms Division Manager and Food & Beverage Manager.

    WILLIAM M. KARNES has served as Senior Executive Vice President, Finance and Chief Financial Officer of the Company since April 1996. From 1994 to April 1996, Mr. Karnes served as Senior Vice President and Chief Financial Officer of Tucker Properties Corporation, a publicly traded real estate investment trust. From 1991 to 1994, Mr. Karnes served as Senior Vice President Finance and Administration for Banyan Management Corp., a company that provides management services for five public real estate investment trusts and three master limited partnerships. Prior to that, from 1989 to 1991, Mr. Karnes served as Chief Operating Officer of Miglin-Beitler, Inc., a private real estate development, management and leasing firm.

    JOHN E. PLUNKET has served as Executive Vice President, Finance and Development since November 1993. From September 1991 to October 1993, Mr. Plunket served as Vice President and Principal Broker for CIG International, an investment and hotel asset management company. From February 1988 to August 1991, Mr. Plunket served as Managing Director of Cassidy & Pinkard Inc., a commercial real estate services company. From 1985 to 1987, Mr. Plunket served as Senior Vice President for Oxford

Development Corporation. Prior to that, from December 1979 to April 1985, Mr. Plunket worked for Marriott Corporation in various capacities, culminating in Director of Project Finance.

    JOHN EMERY has served as Treasurer and Secretary of the Company since March 1996. From September 1995 to March 1996, he served as Director of Finance of the Company. Prior to that, from January 1987 to September 1995, he worked for Deloitte & Touche LLP in various capacities, culminating with Senior Manager for the hotel and real estate industries.

    MICHAEL T. GEORGE has served as Senior Vice President, Operations since 1995. From 1990 to 1995, Mr. George served as Vice President of Operations and ultimately as Chief Operating Officer for Devon Hotels Ltd. in Montreal. From 1989 to 1990, Mr. George served as a General Manager and Vice President for Radisson Hotels International, Inc. Prior to that, from 1986 to 1989, Mr. George served in various capacities with Radisson Hotels, Hilton Hotels and Sheraton Hotels.

    D. SCOTT LIVCHAK has served as Senior Vice President, Operations since 1990. From 1985 to 1989 Mr. Livchak served as a General Manager for The Adam's Mark Hotel in Washington, DC, owned by HBE Corporation. From 1983 to 1985, Mr. Livchak worked for the Sheraton Atlanta Hotel in the capacity of Resident Manager. From 1977 to 1983, Mr. Livchak held various management positions with Sheraton Corporation.

    ROBERT GAUTHIER has served as Senior Vice President, Operations and General Manager of the Sheraton, Colorado Springs since 1996. From 1993 to 1996, he served as Vice President, Operations for CapStar Management. Prior to that, from 1987 to 1993, Mr. Gauthier served as Area Manager and General Manager for Drexel Burnham Lambert Realty, Inc.

    DANIEL L. DOCTOROFF has been Managing Director of Oak Hill Partners, Inc. (Acadia Partners' investment advisor) and its predecessor since August 1987; Vice President and Director of Acadia Partners MGP, Inc. since March 1992; Vice President of Keystone, Inc. since March, 1992; and a Managing Partner of Insurance Partners Advisors, L.P. since February 1994. All of such entities are affiliates of Acadia Partners. Mr. Doctoroff is also a Director of Bell & Howell Holdings Company, Kemper Corporation and Specialty Foods Corporation.

    BRADFORD E. BERNSTEIN has served as a Vice President and an Associate of Oak Hill Partners, Inc. (Acadia Partners' investment advisor) since 1992. From 1991 until 1992, Mr. Bernstein worked at Patricof & Co. Ventures. Prior to that, from 1989 to 1991, he worked at Merrill, Lynch & Co. Mr. Bernstein serves as a director of Pinnacle Brands, Inc., Payroll Transfers, Inc. and Caliber Collision Centers, Inc.

    WILLIAM S. JANES has served as a Principal and Director of RMB Realty, Inc. since 1990. Prior to that, from 1984 to 1989, Mr. Janes served as Regional General Partner of Lincoln Property Company. Mr. Janes serves as a Director of Paragon Group, Inc., a publicly-traded real estate investment trust, as well as Brazos Asset Management, Brazos Fund, Paragon Property Services, Inc. and Carr Real Estate Services. Mr. Janes maintains professional affiliations as a member of the National Association of Real Estate Investment Trusts, the Society of Industrial and Office Realtors and the Urban Land Institute.

    JOSEPH MCCARTHY has been retired since 1994. From 1993 to 1994 he has served as Chairman of the Board for Motel 6. From 1985 to 1993, he served as President and Chief Executive Officer for Motel 6. From 1980 to 1985, he served as President and Chief Executive Officer of Lincoln Hotels. From 1976 to 1980, he served as President and Chief Executive Officer of Quality Inns International. Prior to that, from 1971 to 1976, he served as Senior Vice President of the Sheraton Corporation.

    EDWARD L. COHEN has served as an Executive Officer of Lerner Corporation, a real estate management and leasing company located in Bethesda, Maryland, since 1985. Mr. Cohen is also a Principal of Lerner Enterprises, a real estate development and investment company. Prior to his participation with the Lerner organization, he was a lawyer in private practice in Washington, D.C.

    EDWIN T. BURTON, III has served as President of Windermere Consulting Company since April 1995 and Trustee of the Commonwealth of Virginia Retirement System since March 1994. From 1994 to April 1995, he served as Managing Director and a member of the Board of Interstate Johnson Lane, Inc. Prior to that, from 1987 to 1993, he was President of Rothschild Financial Services, Inc. Mr. Burton is a Visiting Professor of Economics at the University of Virginia in Charlotesville, Virginia.

    EDWARD P. DOWD has served as Senior Vice President of John Hancock Real Estate Investment Group of John Hancock Financial Services since 1992. Prior to that, from 1970 to 1992, Mr. Dowd served in various capacities at John Hancock Realty. Mr. Dowd serves as Director of John Hancock Realty Investors, Inc., John Hancock Realty Services Inc. and Maritime Life Assurance Co.

    MAHMOOD KHIMJI has served as Senior Vice President of Highgate Hotels, Inc., an owner and operator of hotel and commercial properties throughout North America, since 1988. Prior to that, from 1986 to 1988, Mr. Khimji was an associate at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Khimji serves as a Director of the Texas Hotel/Motel Association.

EXECUTIVE COMPENSATION

    The following table sets forth all compensation paid by the Company during 1996 with respect to the Chief Executive Officer and the four most highly compensated executive officers (the "Named Executive Officers").

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                   ANNUAL COMPENSATION           -------------
                                           ------------------------------------   SECURITIES
                                                                  OTHER ANNUAL    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                  SALARY      BONUS    COMPENSATION      OPTIONS     COMPENSATION
-----------------------------------------  ----------  ---------  -------------  -------------  -------------
Paul W. Whetsell.........................  $  215,081  $      --    $   2,312         150,000        --
  President, Chief Executive Officer
  and Chairman of the Board
David E. McCaslin........................     179,748     30,000        2,312          87,500        --
  Chief Operating Officer and Director
John E. Plunket..........................     185,691     10,000           --          73,129        --
  Executive Vice President, Finance and
  Development
William M. Karnes........................     154,549     30,000           --          50,000        --
  Senior Executive Vice President
  and Chief Financial Officer
Michael T. George........................     132,000     13,000       20,500          18,282        --
  Senior Vice President, Operations

STOCK OPTION GRANTS

    The following table sets forth certain information with respect to the options granted to the Named Executive Officers during 1996.

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                                                                    POTENTIAL
                                                                                                 VALUE AT ASSUMED
                                                                                                   ANNUAL RATES
                          NUMBER OF      % OF TOTAL                                               OF STOCK PRICE
                         SECURITIES        OPTIONS                                               APPRECIATION FOR
                         UNDERLYING      GRANTED TO        EXERCISE                               OPTION TERM(2)
                           OPTIONS      EMPLOYEES IN          OR            EXPIRATION      --------------------------
NAME                     GRANTED(1)   1996 FISCAL YEAR    BASE PRICE           DATE              5%           10%
-----------------------  -----------  -----------------  -------------  ------------------  ------------  ------------
Paul W. Whetsell.......     150,000            20.1%       $      18       August 20, 2006  $  1,698,015  $  4,303,105
David E. McCaslin......      87,500            11.7               18       August 20, 2006       990,509     2,510,144
John E. Plunket........      73,129             9.8               18       August 20, 2006       827,828     2,097,878
William M. Karnes......      50,000             6.7               18       August 20, 2006       566,005     1,434,368
Michael T. George......      18,282             2.5               18       August 20, 2006       206,954       524,462

------------------------

(1) All of these options vest in equal installments over three years except 10,000 of the options granted to Mr. Plunket which vested immediately upon their grant.

(2) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company ("Independent Directors") are paid an annual fee of $12,000. In addition, each Independent Director is paid $750 for attendance at each meeting of the Board and $500 for attendance at each meeting of a committee of the Board of which such director is a member. Directors who are employees of the Company do not receive any fees for their service on the Board or a committee thereof. The Company reimburses directors for their out-of-pocket expenses in connection with their service on the Board. In connection with the IPO, each Independent Director was granted options to purchase 5,000 shares of Common Stock at the IPO price of $18 per share. On the date of the annual meeting of the Company's shareholders beginning with the annual meeting held in 1997, each Independent Director will be granted options to purchase 5,000 shares of Common Stock at the then current market price. All options granted to directors will vest in equal installments over a period of three years from the date of grant. Any Independent Director who ceases to be a director will forfeit the right to receive any options not previously vested or granted.

COMMITTEES

    The Board currently has an Audit Committee, a Compensation Committee and an Investment Committee. The Audit Committee consists of three Independent Directors. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, review the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Compensation Committee consists of three Independent Directors and determines compensation of the Company's executive officers and administers the Company's Equity Incentive Plan (as defined below). The Investment Committee consists of the Chairman of the Board and three Independent Directors, and reviews and approves investments proposed to be made by the Company.

COMPENSATION PLANS

    MANAGEMENT BONUS PLAN. The Company has established a management bonus plan (the "Management Bonus Plan") under which certain officers and employees of the Company, including the Named Executive Officers, are eligible to receive cash bonuses based upon the achievement of predetermined corporate and individual goals. Bonuses awarded under the Management Bonus Plan may not exceed 66% of the officer or employee's annual base salary. The Management Bonus Plan is administered by the Compensation Committee.

    STOCK PURCHASE PLAN. Each employee of the Company customarily employed at least 20 hours or more per week by the Company or an affiliate (as defined in the Stock Purchase Plan), other than an employee who owns beneficially 5% or more of the outstanding Common Stock, is eligible to participate in the Company's stock purchase plan (the "Stock Purchase Plan"). Under the Stock Purchase Plan, participating employees may elect to authorize the Company to withhold a minimum of $200 per quarter and a maximum of 8% or $25,000 (whichever is less) of the participating employee's base pay, which amounts will be used to purchase Common Stock from the Company on a monthly basis. The purchase price of Common Stock will equal a designated percentage from 85% to 100% of the closing sales price for Common Stock as reported on the Composite Transactions Tape of the NYSE (except as described below) on the first trading day of the month or on the last trading day of the month, whichever is less. The designated percentage will be established annually by the Compensation Committee which is responsible for the administration of the Stock Purchase Plan.

    Common Stock purchased under the Stock Purchase Plan is held in custodial accounts until sold or distributed at the participant's request. The custodian may charge a fee for the execution of any such sale or for the delivery of share certificates. The participant may not elect to purchase stock under the Stock Purchase Plan for three months after a withdrawal or sale of Common Stock under the Stock Purchase Plan. Shares purchased under the Stock Purchase Plan may not be sold for six months after their purchase. Any cash dividends paid on Common Stock held in a participant's account will be reinvested in additional Common Stock (at 100% of fair market value). Non-cash distributions on Common Stock held in a participant's account will be distributed to the participant.

    The Company has reserved 500,000 shares of Common Stock for issuance under the Stock Purchase Plan. Such shares may be from authorized and unissued shares, treasury shares or a combination thereof. The Stock Purchase Plan will remain in effect until terminated by the Board, or until all shares authorized for issuance thereunder have been issued. The Stock Purchase Plan may be amended from time to time by the Board. No amendment will increase the aggregate number of shares of Common Stock that may be issued and sold under the Stock Purchase Plan (except for authorizations pursuant to the anti-dilution provisions of the Stock Purchase Plan) without further approval by the Company's shareholders.

    EQUITY INCENTIVE PLAN. The Company's Equity Incentive Plan (the "Equity Incentive Plan") is designed to attract and retain qualified directors, officers and other key employees of the Company and its affiliates (as defined in the Equity Incentive Plan). The Equity Incentive Plan authorizes the grant of options to purchase shares of Common Stock ("Options"), stock appreciation rights ("Appreciation Rights") and restricted shares ("Restricted Shares"). The Compensation Committee administers the Equity Incentive Plan and determines to whom Options, Appreciation Rights and Restricted Shares are to be granted and the terms and conditions thereof, including the number of shares relating to each award and the period of exerciseability or restricted period, as the case may be. Notwithstanding the foregoing, the Board may resolve to administer the Equity Incentive Plan itself, in which case the term Compensation Committee shall be deemed to mean the Board.

    Subject to adjustment as provided in the Equity Incentive Plan, the number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the Equity Incentive Plan may not in the aggregate exceed 1,740,000 shares. To the extent that an award is canceled, terminates, expires or lapses for any reason without the payment of consideration, any shares of Common Stock subject to the award will again be available for the grant of awards. Common Stock subject to Appreciation Rights that are settled in cash will thereafter be available for the grant of awards. Common Stock issued under the Equity Incentive Plan may be from authorized and unissued shares, treasury shares or a combination thereof. Awards may be granted to directors, officers or other key employees of the Company or an affiliate, as determined by the Compensation Committee.

    In connection with the IPO, the Company granted certain executive officers and other members of management options to purchase up to 745,254 shares of Common Stock at the IPO price of $18 per share. Certain of these options were exercisable immediately upon their grant, while the remaining options become exercisable in three annual installments.

    The Compensation Committee may grant Options at a per share price equal to, greater than or less than fair market value of the Common Stock on the date of grant. The exercisability of Options may be conditioned on continued service and/or the achievement of specified performance objectives ("Management Objectives"). Subject to adjustment as provided in the Equity Incentive Plan, no participant shall be granted awards relating to more than 200,000 shares during any calendar year. The Compensation Committee shall determine the method of exercising options and the form of payment, which may include, without limitation, cash, shares of Common Stock that are already owned by the optionee, other property or "cashless exercise" arrangements. Any grant may provide for automatic "reload option rights", except that the term of any reload options shall not extend beyond the term of the Options originally exercised. The Compensation Committee may specify at the time Options are granted that shares of Common Stock will not be accepted in payment of the option price until they have been owned by the optionee for a specified period; however, the Equity Incentive Plan does not require any such holding period. Options granted under the Equity Incentive Plan may be intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code, or Options that are not intended to so qualify. No incentive stock option may be exercised more than ten years from the date of grant. Each grant must specify the period, if any, of continuous service with the Company or any affiliate that is necessary before the Options will become exercisable and may provide for the earlier exercise of the Options in the event of a change of control of the Company or other event. More than one grant may be made to the same optionee.

    Appreciation Rights granted under the Equity Incentive Plan may be either free-standing Appreciation Rights or Appreciation Rights that are granted in tandem with Options. An Appreciation Right represents the right to receive from the Company the difference (the "Spread"), or a percentage thereof not in excess of 100%, between the base price per share of Common Stock in the case of a free-standing Appreciation Right, or the option price of the related Option Right in the case of a tandem Appreciation Right, and the market value of the Common Stock on the date of exercise of the Appreciation Right. Tandem Appreciation Rights may only be exercised at a time when the related Option Right is exercisable and the Spread is positive, and the exercise of a tandem Appreciation Right requires the surrender of the related Option Right for cancellation. A free-standing Appreciation Right must specify a base price, which may be equal to, greater than or less than the fair market value of a share of Common Stock on the date of grant, must specify the period of continuous service that is necessary before the Appreciation Right becomes exercisable (except that it may provide for its earlier exercise in the event of a change in control of the Company or other event) and, in the case of an Appreciation Right awarded in tandem with an incentive stock option, may not be exercised more than ten years from the date of grant. Any grant of Appreciation Rights may specify that the amount payable by the Company upon exercise may be paid in cash, Common Stock or a combination thereof. In addition, any grant may specify that an Appreciation Right may be exercised only in the event of a change in control of the Company. The Compensation

Committee may condition the award of Appreciation Rights on continued service and/or the achievement of one or more Management Objectives.

    The Compensation Committee may award Restricted Shares to participants in such amounts and subject to such terms and conditions as may be determined by the Compensation Committee. The participant may be entitled to voting, dividend and other ownership rights prior to the vesting of the shares. The Compensation Committee may condition the vesting of an award on the achievement of specified management objectives.

    No Options, Appreciation Rights or other awards are transferable by a participant except by will or the laws of descent and distribution. Options and Appreciation Rights may not be exercised during a participant's lifetime except by the participant or, in the event of the participant's incapacity, by the participant's guardian or legal representative acting in a fiduciary capacity on behalf of the participant under state law and court supervision.

    In the event of certain stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar transactions or events, the Compensation Committee, in its sole discretion, may adjust (i) the maximum number of shares that may be issued or transferred under the Equity Incentive Plan, (ii) the number of shares covered by outstanding awards, (iii) the exercise price of outstanding options and (iv) base prices of outstanding SARs. The Compensation Committee may also, as it determines to be appropriate in order to reflect any such transaction or event, make or provide for such adjustments in the number of shares that may be issued or transferred and covered by outstanding awards granted under the Equity Incentive Plan and the number of shares permitted to be covered by Options and Appreciation Rights granted to any one participant during any calendar year.

    In connection with its administration of the Equity Incentive Plan, the Compensation Committee is authorized to interpret the Equity Incentive Plan, related agreements and other documents. With the approval of the Board, the Equity Incentive Plan may be amended from time to time by the Compensation Committee but, without further approval by the shareholders of the Company, no such amendment may (i) increase the total number of shares of Common Stock that may be issued under the Equity Incentive Plan (except as otherwise provided in the plan), (ii) modify the Equity Incentive Plan's eligibility requirements or
(iii) materially increase the benefits accruing to participants under the Equity Incentive Plan.

EMPLOYMENT AGREEMENTS

    Each of Paul Whetsell, David McCaslin, William Karnes and John Plunket are parties to employment agreements with the Company which will expire on December 31, 1999. Mr. Whetsell's and Mr. McCaslin's agreements provide for automatic one year extensions thereafter unless either the executive or the Company gives notice to the other at least 120 days prior to the end of any such period that he or it, as the case may be, does not wish to extend the agreement for an additional period. The employment agreements provide for annual base salaries of $225,000, in the case of Mr. Whetsell, $215,000, in the case of Mr. McCaslin and Mr. Karnes, and $150,000, in the case of Mr. Plunket, subject, in each such case, to periodic increases. Each executive will be eligible to receive annual bonuses and will be entitled to participate in all existing or future plans for the benefit of the Company's employees and management, on the same basis as other senior executive officers of the Company.

    Under the employment agreements of Messrs. Whetsell and McCaslin, each is entitled to receive (i) a lump sum payment equal to the product of (a) his total cash compensation for the previous fiscal year and (b) the greater of (1) the number of full and fractional years remaining in the agreement and (2) the number two, if his employment is terminated by the Company without Cause (as defined below) or is terminated by the executive for Good Reason (as defined below), or (ii) a lump sum payment equal to two times his total cash compensation for the previous fiscal year if the Company elects not to extend his contract for an additional year at the end of its initial term (which ends December 31, 1999) or any subsequent term. The events constituting "Good Reason" include the assignment to the executive of duties materially inconsistent with his position and a material breach of the employment agreement by the Company. As used in the employment agreements of Messrs. Whetsell and McCaslin, the term "Cause" includes (i) the executive's willful and intentional failure or refusal to perform or observe any of his material duties set forth in his employment agreement, if such breach is not cured within 30 days of notice from the Company; (ii) any willful and intentional act of the executive involving theft, fraud, embezzlement or dishonesty affecting the Company; and (iii) the executive's conviction of an offense which is a felony in the jurisdiction involved. Messrs. Whetsell's and McCaslin's employment agreements also provide that if (i) the executive elects to terminate his employment within six months of a Change in Control (as defined below) of the Company or (ii) within one year of any such change in control, the executive is terminated without Cause or the executive terminates his employment for Good Reason, the executive is entitled to receive a lump sum payment equal to the product of (a) his total cash compensation for the previous fiscal year and (b) the greater of (1) the number of full and fractional years remaining in the agreement and (2) the number three. As used in the employment agreements of Messrs. Whetsell and McCaslin, the term "Change in Control" means the occurrence of one of the following events: (i) any person or entity other than Acadia Partners becoming beneficial owner of greater than 35% of the Common Stock; (ii) the Company adopts a plan of liquidation; (iii) the Company merges or combines with another company and, immediately thereafter, the stockholders of the Company prior to the merger or combination hold 50% or less of the Common Stock;
(iv) the Company sells all or substantially all of its assets; or (v) the Company ceases to act as general partner of CapStar Management. Amounts received by the executive upon termination of employment will increase to compensate the executive for any excise tax payable by him under the Code. These employment agreements prohibit the executives from using or disclosing any confidential information about the Company and its operations for a period of three years after the term of employment and from engaging in any competitive hotel business for a period of one year after the term of employment.

    Under the employment agreements of Messrs. Karnes and Plunket, each is entitled to receive a lump some payment equal to his annual base salary for the greater of one year or the remaining unexpired term of employment, if his employment is terminated by the Company without Cause (as defined below). Each of these executives will be entitled receive his annual base salary for a period of two years if his employment is terminated by the executive as a result of the occurrence of a Material Adverse Change (as defined below) or likely occurrence of a Material Adverse Change following a Change in Control (as defined below). The events constituting "Cause" under the employment agreements of Messrs. Karnes and Plunket include: (i) the executive's inability to perform his duties under the agreement for more than a 120-day period, whether or not continuous, during any 365-day period; (ii) acts of willful misfeasance or gross negligence in connection with the executive's employment; (iii) the executive's conviction of (or plea of no contest to) an offense which is a felony in the jurisdiction involved; (iv) repeated failure, after written notice thereof, by the executive to perform any of his duties under the employment agreement; and (v) a breach of a specific provision of the employment agreement and, if such breach is curable, failure to cure same within 30 days of written notice thereof. As used in the employment agreements of Messrs. Karnes and Plunket, the term "Change in Control" means: any person or entity, other than Acadia Partners, becoming beneficial owner of greater than 35% of the Common Stock, so long as no Change in Control will be deemed to have occurred if the executive continues to report to Paul W. Whetsell. As used in the employment agreements of Messrs. Karnes and Plunket, the term "Material Adverse Change" means a material reduction or material adverse change in the executive's working conditions if, after such reduction or change, the executive's authority or working conditions are not commensurate with those of executives holding chief financial officer positions at companies comparable to the Company in the lodging industry.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Offering and as adjusted to reflect the sale of 5,000,000 shares of Common Stock by the Company in the Offering by (i) all persons known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director who is a stockholder, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers as a group.

                                                                      SHARES BENEFICIALLY         SHARES BENEFICIALLY
                                                                     OWNED BEFORE OFFERING        OWNED AFTER OFFERING
                                                                   --------------------------  --------------------------
  NAME & ADDRESS OF BENEFICIAL OWNER                                NUMBER      PERCENTAGE      NUMBER      PERCENTAGE
-----------------------------------------------------------------  ---------  ---------------  ---------  ---------------
  Acadia Partners, L.P.(1).......................................  1,426,102          11.2%    1,426,102           8.0%
  RCM Capital Management, L.L.C.(2)..............................  1,424,500          11.2     1,424,500           8.0
  LaSalle Advisors Limited Partnership and ABKB/LaSalle
    Securities Limited Partnership (3)...........................  1,154,700           9.1     1,154,700           6.5
  Franklin Resources, Inc.(4)....................................    987,500           7.7       987,500           5.6
  Paul W. Whetsell(5)............................................    970,503           7.6       970,503           5.5
  David E. McCaslin(6)...........................................    472,236           3.7       472,236           2.7
  John E. Plunket(6).............................................    462,729           3.6       462,729           2.6
  William M. Karnes(7)...........................................          0            --             0            --
  John Emery(7)..................................................          0            --             0            --
  Michael T. George(7)...........................................          0            --             0            --
  D. Scott Livchak(7)............................................          0            --             0            --
  Robert Gauthier(7).............................................          0            --             0            --
  Daniel L. Doctoroff(7).........................................          0            --             0            --
  Bradford E. Bernstein(7).......................................          0            --             0            --
  William S. Janes(7)............................................          0            --             0            --
  Joseph McCarthy(7).............................................          0            --             0            --
  Edward L. Cohen................................................          0            --             0            --
  Edwin T. Burton, III...........................................          0            --             0            --
  Edward P. Dowd.................................................          0            --             0            --
  All directors and executive officers as a group (15 persons)...    980,010           7.6%      980,010           5.5%

--------------------------
(1) The business address of Acadia Partners, L.P. is 201 Main Street, Suite 3100, Fort Worth, TX 76102. Includes 1,373,034 shares owned by Acadia Partners, L.P. and 53,068 shares owned by Cherwell Investors, Inc. ("Cherwell"), a wholly owned subsidiary of Acadia Partners. The general partner of Acadia Partners, L.P. is Acadia FW Partners, L.P., the managing general partner of which is Acadia MGP, Inc. ("Acadia MGP"). J. Taylor Crandall is the sole stockholder of Acadia MGP and may be deemed to beneficially own the shares owned by Acadia Partners, L.P. and Cherwell. In addition, Mr. Crandall is the sole stockholder of each of PTJ, Inc. ("PTJ") and Group 31, Inc. ("Group 31"). PTJ is the managing general partner of PTJ Merchant Banking Partners, L.P., which is the general partner of Penobscot Partners, L.P. ("Penobscot"), which together with MC Investment Corporation ("MC Investment"), Penobscot's wholly owned subsidiary, owns 275,299 shares. Group 31 is the general partner of FWHY Coinvestments VIII Partners, L.P. ("FWHY"), which owns 406,702 shares. As a result of his ownership of PTJ and Group 31, Mr. Crandall may also be deemed to beneficially own the 732,951 shares owned by Penobscot, MC Investment and FWHY, which shares are not included in the number of shares set forth as being owned by Acadia Partners, L.P. in the Principal Stockholders chart, above. The number of shares set forth as being owned by Acadia Partners, L.P. in the Principal Stockholders chart above also excludes 406,701 shares held by OHP EquiStar Partners, L.P. ("OHP") and OHP EquiStar Partners II, L.P. ("OHP II"). Oak Hill Partners, Inc. ("Oak Hill Partners"), which is the investment advisor to Acadia Partners, L.P., is the general partner of each of OHP and OHP II.

(2) The business address of RCM Capital Management, L.L.C. ("RCM Capital") is Four Embarcadero Center, Suite 2900, San Francisco, CA 94111. The Managing Agent of RCM Capital is RCM Limited L.P. ("RCM Limited"). The General Partner of RCM Limited is RCM General Corporation ("RCM General"). As such, RCM Limited and RCM General may be deemed to beneficially own such shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"). In addition, RCM Capital is a wholly-owned subsidiary of Dresdner Bank AG ("Dresdner"). As such, Dresdner Bank also may be deemed to beneficially own the shares held by RCM Limited.

(3) The business address of La Salle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership (collectively, the "LaSalle Partnerships") is 11 South LaSalle Street, Chicago, IL 60603. The LaSalle Partnerships are registered investment advisors and may be deemed to beneficially own such shares within the meaning of Rule 13d-3. William K. Morrill, Jr. and Keith R. Pauley are employees of the LaSalle Partnerships and, in such capacity, also may be deemed to beneficially own such shares within the meaning of Rule 13d-3.

(4) The business address of Franklin Resources, Inc. ("FRI") is 777 Mariners Island Blvd., San Mateo, CA 94404. Such shares are owned by one or more open or closed-ended investment companies or other managed accounts which are advised by direct or indirect advisory subsidiares of FRI. Such advisory subsidiaries may be deemed to beneficially own such shares within the meaning of Rule 13d-3. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of FRI and, as such, also may be deemed to own such shares held, directly or indirectly, by FRI within the meaning of Rule 13d-3.

(5) Includes shares held by entities over which Mr. Whetsell has beneficial ownership within the meaning of Rule 13d-3.

(6) Includes shares held by entities over which Messrs. McCaslin and Plunket have beneficial ownership within the meaning of Rule 13d-3.

(7) Such individuals own interests in entities which own shares of Common Stock, but these individuals do not have beneficial ownership of such shares of Common Stock within the meaning of Rule 13d-3.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITIONS

    In March 1996, the Company acquired The Latham Hotel in Washington, D.C. for a purchase price of $12,000,000 from LCP Hotel Ventures, L.P. ("LCP"). At the time of the acquisition, the general partner of LCP was Latham Hotels, Inc. ("LHI"), a corporation owned 80% by Paul W. Whetsell, President and Chief Executive Officer of the Company, and 10% by David E. McCaslin, Chief Operating Officer of the Company. Including their interests in LHI, Mr. Whetsell and Mr. McCaslin owned, directly or indirectly, 9.18% and 0.52%, respectively, of the beneficial interest in LCP and received $763,000 and $42,000, respectively, of the net proceeds of the purchase price paid to LCP. The purchase price for The Latham Hotel was determined through arm's-length negotiations between the Company, on the one hand, and representatives of the holders of the majority of the beneficial interests in LCP, on the other hand; such representatives are not affiliated with the Company.

    Since November 1995, the Company has acquired 85.2% of the limited partnership interests in the partnership ("Atlanta Partners") that owns the Westin Atlanta Airport. In November 1995, the Company acquired, for a purchase price of $56,000, the 1% general partnership interest in Atlanta Partners previously held by a corporation in which E. Robert Roskind owned an equity interest ("LHP"). At the time of such acquisition Mr. Roskind was a principal of both CapStar Management and EquiStar. LHP was also paid a fee of $893,000 in connection with the acquisition of the partnership interests in Atlanta Partners, and is entitled to an additional $161,000 upon the ultimate disposition of Atlanta Partners. The LCP Group, L.P., in which Mr. Roskind owns an equity interest is entitled to an annual fee of $30,000 for providing certain administrative services relating to the outside limited partners of the Westin Atlanta Airport. All of the compensation paid or payable to affiliates of Mr. Roskind in connection with the Westin Atlanta Airport transaction was negotiated between Mr. Roskind, on the one hand, and other principals of EquiStar, on the other hand, who believed the compensation to have been at fair market value. Mr. Roskind is no longer associated with the Company.

OWNERSHIP INTERESTS IN CERTAIN MANAGED HOTELS

    Mr. Whetsell and Mr. McCaslin and corporations owned by them own, directly or indirectly, (i) a leasehold interest, expiring on December 31, 2001, in two of the Managed Hotels and (ii) minority equity interests in eight of the Managed Hotels. Mr. Whetsell and Mr. McCaslin exercise management control over the Affiliated Owners of four of these Managed Hotels through their ownership of certain entities which serve as general partners of the Affiliated Owners. Such interests were acquired prior to the formation of EquiStar and CapStar Management. During 1996, the Company received approximately $824,070 in management fees from those Managed Hotels in which Messrs. Whetsell and McCaslin own an equity interest, including approximately $554,896 in management fees from the Affiliated Owners. Under the terms of their employment agreements, Messrs. Whetsell and McCaslin are prohibited from hereafter acquiring any interests in hotels or hotel management companies while they serve as officers of the Company. See "Management--Employment Agreements."

INDEBTEDNESS OF CERTAIN MEMBERS OF MANAGEMENT

    In connection with the initial formation and capitalization of EquiStar, CapStar Management made loans to certain directors and executive officers of the Company, which loans were used to make capital contributions to EquiStar. Such loans were made from August 1995 through April 1996 and bore interest at the prime rate through December 31, 1995 and at a rate of 1.5% above the prime rate thereafter. The largest aggregate amounts of the loans to such directors and executive officers outstanding at any time (where such aggregate amount exceeded $60,000) were $300,000 to Mr. Whetsell and $147,500 to Mr. McCaslin. All such loans were repaid in September 1996.

SUBORDINATED DEBT

    One member of the syndicate of lenders of the $50 million Subordinated Debt is Oak Hill Securities Fund, L.P. ("Oak Hill Securities"). The investment advisor to Oak Hill Securities is Oak Hill Advisors, Inc., one of the principal stockholders of which is Daniel L. Doctoroff, a director of the Company. Mr. Doctoroff is also a principal stockholder of Oak Hill Partners which is the investment advisor to Acadia Partners, a principal stockholder of the Company. The Company has borrowed an aggregate of $25 million from Oak Hill Securities. See "Principal Stockholders."

                        SHARES AVAILABLE FOR FUTURE SALE

    Upon consummation of the Offering (assuming the over-allotment option is not exercised), the Company will have 17,754,321 shares of Common Stock outstanding. 14,250,000 of these shares, will be freely transferable by persons other than "affiliates" of the Company without restriction or limitation under the Securities Act. The remaining 3,504,321 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act (the "Restricted Shares") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144. The Company has granted certain registration rights to the recipients of Restricted Shares issued in connection with the Formation Transactions, which registration rights cover all of the securities issued in connection with the Formation Transactions. See "Description of Capital Stock--Registration Rights."

    In general, under Rule 144, if one year has elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of Restricted Shares from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

    The Company has agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Lehman, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock. Certain entities controlled by members of management (who beneficially own an aggregate of 980,010 shares of Common

Stock) have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Lehman, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock. There can be no assurance that Lehman will not grant any such consent.

    The Company has adopted an Equity Incentive Plan and Stock Purchase Plan for the purpose of attracting, retaining and motivating executive officers of the Company, other key employees and directors. The Company has reserved 1,740,000 shares of Common Stock for issuance under such plans. The Board granted options to purchase an aggregate of 745,254 shares of Common Stock at the initial public offering price under the Equity Incentive Plan to certain key personnel. The Company filed a registration statement under the Securities Act to register shares of Common Stock issuable upon the exercise of stock options granted under the Equity Incentive Plan or the Stock Purchase Plan. Shares issued upon exercise of stock options generally will be available for sale in the open market. See "Management--Stock Option Grants."

    In connection with the acquisition of the Highgate Portfolio, the Company will issue to the sellers 809,523 Common OP Units and 392,157 Preferred OP Units. Within certain limitations, such OP Units are convertible at the sellers' election into an equal number of shares of Common Stock (or, at the Company's election, cash in an amount equal to the market price of such shares). See "Recent Developments--The Highgate Portfolio." Following the closing of the sale of the Highgate Portfolio, one of the sellers may enter into transactions, with an affiliate of Lehman acting as counter-party, to hedge the value of the OP Units received by such seller. In order to offset its exposure to such hedging transactions, such affiliate of Lehman may engage in other market transactions, including short sales of the Common Stock.

    The Company can make no predictions as to the effect, if any, that future sales of Restricted Shares, or the availability of such Restricted Shares for sale, or the issuance of shares of Common Stock upon the exercise of options or the conversion of OP Units, or the perception that such sales, exercises or conversions could occur, will have on the market price prevailing from time to time. Sales of substantial amounts of such Common Stock in the public market could have an adverse effect on the market price of the Common Stock. See "Risk Factors--Shares Available for Future Sale."

                          DESCRIPTION OF CAPITAL STOCK

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS, COPIES OF WHICH HAVE BEEN FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART. SEE "ADDITIONAL INFORMATION."

    The authorized capital stock of the Company consists of 49,000,000 shares of Common Stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which 12,754,321 shares of Common Stock and no shares of Preferred Stock are outstanding. Upon completion of the Offering, 17,754,321 shares of Common Stock and no shares of Preferred Stock will be outstanding.

    Prior to the Offering, there has been no public market for the Common Stock. See "Risk Factors-- Absence of Prior Public Market."

COMMON STOCK

    VOTING RIGHTS. The Company's Certificate of Incorporation provides that holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The stockholders are not entitled to vote cumulatively for the election of directors.

    DIVIDENDS. Each share of Common Stock is entitled to receive dividends if, as and when declared by the Board. Under Delaware law, a corporation may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared, however, if the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on the distribution of assets. See "Dividend Policy."

    OTHER RIGHTS. Stockholders of the Company have no preemptive or other rights to subscribe for additional shares. Subject to any rights of the holders of any Preferred Stock that may be issued subsequent to the Offering, all holders of Common Stock are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. No shares of Common Stock are subject to redemption or a sinking fund. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the Offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Company's Board is authorized to issue, without further authorization from stockholders, up to 25,000,000 shares of Preferred Stock in one or more series and to determine, at the time of creating each series, the distinctive designation of, and the number of shares in, the series, its dividend rate, the number of votes, if any, for each share of such series, the price and terms on which such shares may be redeemed, the terms of any applicable sinking fund, the amount payable upon liquidation, dissolution or winding up, the conversion rights, if any, and such other rights, preferences and priorities of such series as the Board may be permitted to fix under the laws of the State of Delaware as in effect at the time such series is created. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock.

SECTION 203 OF THE DELAWARE LAW

    Section 203 of the Delaware General Corporation Law (the "Delaware Law") prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless (i) prior to such date, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Board, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding for this purpose certain shares owned by persons who are directors and also officers of the corporation and by certain employee benefit plans) or (iii) on or after such date the business combination is approved by the Board and by the affirmative vote (and not by written consent) of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. For the purposes of Section 203, a "business combination" is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the immediately preceding three years did own) 15% or more of the corporation's voting stock.

REGISTRATION RIGHTS

    The Company has entered into registration rights agreements with (i) persons receiving shares of Common Stock in connection with the Formation Transactions and (ii) the principals of Highgate Hotels receiving OP Units which, under certain circumstances, may be converted into Common Stock (the "Registration Rights Agreements"), pursuant to which the Company has agreed (with certain limitations) to register for sale any shares of Common Stock that are held by the parties thereto (collectively, the "Registrable Securities"). The Registration Rights Agreements provide that any holder of Registrable Securities may require the Company to register such Registrable Securities for sale (a "Demand Registration"), provided that the total amount of Registrable Securities to be included in the Demand Registration has a market value of at least $10 million and provided that notice is not given prior to six months after the effective date of a previous Demand Registration. If Registrable Securities are going to be registered by the Company pursuant to a Demand Registration, the Company must provide written notice to the other holders of Registrable Securities and permit them to include any or all Registrable Securities that they hold in the Demand Registration, provided that the amount of Registrable Securities requested to be registered may be limited by the underwriters in an underwritten offering based on such underwriters' determination that inclusion of the total amount of Registrable Securities requested for registration would materially and adversely affect the success of the offering. Certain management-controlled entities that received shares in the Formation Transactions have a one-time right to require the Company to register the Registrable Securities that they hold in connection with the distribution of the Registrable Securities to their members or in connection with a resale of such shares. In order to demand any such registration the market value of the securities to be sold by such entities must be at least $2 million. The management-controlled entities will not be entitled to include their Registrable Securities in any such registration prior to one year from the date of the IPO, although a pledgee of such Registrable Securities may, upon a default by a management-controlled entity under a loan secured by the pledge, exercise the management-controlled entity's registration rights during such one-year period.

    The Registration Rights Agreements also provide that, with certain limited exceptions, in the event the Company proposes to file a registration statement with respect to an offering of any class of equity securities the Company will offer the holders of Registrable Securities the opportunity to register the number of Registrable Securities they request to include (the "Piggyback Registration"), provided that the amount of Registrable Securities requested to be registered may be limited by the underwriters in an underwritten offering based on such underwriters' determination that inclusion of the total amount of Registrable Securities requested for registration would materially and adversely affect the success of the offering. The Company is generally required to pay all of the expenses of Demand Registrations and Piggyback Registrations, other than underwriting discounts and commissions.

TRANSFER AGENT AND REGISTRAR

    The Company has appointed The First National Bank of Boston as the transfer agent and registrar for the Common Stock.

                                  UNDERWRITING

    The Underwriters of the Offering of Common Stock (the "Underwriters"), for whom Lehman, BT Securities Corporation, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Montgomery Securities and Smith Barney Inc. are serving as representatives (the "Representatives") have severally agreed, subject to the terms and conditions of the underwriting agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the aggregate number of shares of Common Stock set forth opposite their respective names below.

                                                                                     NUMBER
UNDERWRITERS                                                                       OF SHARES
---------------------------------------------------------------------------------  ----------
Lehman Brothers Inc..............................................................     833,500
BT Securities Corporation........................................................     833,300
Goldman, Sachs & Co..............................................................     833,300
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...........................................................     833,300
Montgomery Securities............................................................     833,300
Smith Barney Inc.................................................................     833,300
                                                                                   ----------
Total............................................................................   5,000,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase shares of Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions and that if any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all the shares of Common Stock agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement, must be so purchased.

    The Company has been advised that the Underwriters propose to offer shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the Underwriters) at such public offering price less a selling concession not to exceed $1.18 per share. The selected dealers may reallow a concession not to exceed $.10 per share. After the initial offering of the Common Stock, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to the payments they may be required to make in respect thereto.
    The Company has granted to the Underwriters an option to purchase up to an additional 750,000 shares of Common Stock, at the initial public offering price, less the aggregate underwriting discounts and commissions, shown on the cover page of this Prospectus, solely to cover over-allotments, if any. Such option may be exercised at any time within 30 days after the date of the Underwriting Agreement. To the extent the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    In connection with the Offering, the Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman. In addition, certain entities controlled by members of management have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Lehman. Such restriction will not apply to any shares purchased in the Offering or otherwise on the open market. See "Risk Factors--Shares Available for Future Sale."

    The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the offering, (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Representatives may reduce the short position by purchasing Common Stock in the open market. The Representatives may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    In connection with the formation of EquiStar, CapStar Management made loans to certain directors and executive officers of the Company. Lehman has extended loans to these directors and executive officers to repay CapStar Management all amounts previously outstanding under the loans. The loans from Lehman, which currently total approximately $1.1 million, are guaranteed by pledges of Common Stock held by such directors and executive officers. See "Shares Available for Future Sale."

    An affiliate of Lehman owns a minority equity interest in Acadia Partners.

    In September 1996, the Company entered into the $225 million Credit Facility led by Bankers Trust, an affiliate of BT Securities Corporation, one of the Representatives. The Credit Facility bears interest at a rate of LIBOR plus 2% per annum. The Company expects that it may use as much as approximately $31.4 million of the proceeds of the Offering to retire a portion of the approximately $191.1 million currently outstanding under the Credit Facility. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, an affiliate of Bankers Trust owns approximately 337,500 shares of Common Stock.

    Because an affiliate of BT Securities Corporation may receive more than 10% of the net proceeds of the Offering in repayment of outstanding balances under the Credit Facility, the Offering is being conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

                                 LEGAL MATTERS

    The validity of the Common Stock will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Certain legal matters will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

    The financial statements and schedule included herein and in the Registration Statement, to the extent and for the periods indicated therein, have been included in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Company," "Recent Developments," "Business and Properties" and elsewhere in this Prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performances or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: the ability of the Company to successfully implement its acquisition strategy and operating strategy; the Company's ability to manage rapid expansion; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to the Company.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov.

    Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

    The Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. The Company intends to furnish to its stockholders annual reports containing consolidated financial statements certified by its independent accountants and quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

CAPSTAR HOTEL COMPANY
Independent Auditors' Report.........................................................        F-3
Consolidated Balance Sheets as of December 31, 1996 and 1995.........................        F-4
Consolidated Statements of Operations for the years ended December 31, 1996 and
  1995...............................................................................        F-5
Consolidated Statements of Stockholders' Equity and Partners' Capital for the years
  ended December 31, 1996 and 1995...................................................        F-6
Consolidated Statements of Cash Flows for the years ended December 31, 1996 and
  1995...............................................................................        F-7
Notes to the Consolidated Financial Statements.......................................        F-8

CAPSTAR MANAGEMENT
Independent Auditors' Report.........................................................       F-18
Balance Sheet as of December 31, 1994................................................       F-19
Statements of Operations and Changes in Management Operations' Equity for the years
  ended December 31, 1994 and 1993...................................................       F-20
Statements of Cash Flows for the years ended December 31, 1994 and 1993..............       F-21
Notes to Financial Statements........................................................       F-22

HIGHGATE PORTFOLIO
Independent Auditors' Report.........................................................       F-24
Combined Balance Sheet as of December 31, 1996.......................................       F-25
Combined Statement of Operations for the year ended December 31, 1996................       F-26
Combined Statement of Owners' Deficit for the year ended December 31, 1996...........       F-27
Combined Statement of Cash Flows for the year ended December 31, 1996................       F-28
Notes to Combined Financial Statements...............................................       F-29

ORANGE COUNTY AIRPORT HILTON
Independent Auditors' Report.........................................................       F-32
Statements of Operations for the period from January 1, 1996 to February 22, 1996
  (date of acquisition by EquiStar Hotel Investors, L.P.) and the years ended
  December 31, 1995, 1994 and 1993...................................................       F-33
Statements of Cash Flows for the period from January 1, 1996 to February 22, 1996
  (date of acquisition by EquiStar Hotel Investors, L.P.) and the years ended
  December 31, 1995, 1994 and 1993...................................................       F-34
Notes to Financial Statements........................................................       F-35

GEORGETOWN LATHAM HOTEL
Independent Auditors' Report.........................................................       F-37
Statements of Operations for the period from January 1, 1996 to March 8, 1996 (date of acquisition by EquiStar Hotel Investors, L.P.) and the years ended December 31,
  1995, 1994 and 1993................................................................       F-38
Statements of Cash Flows for the period from January 1, 1996 to March 8, 1996 (date of acquisition by EquiStar Hotel Investors, L.P.) and the years ended December 31,
  1995, 1994 and 1993................................................................       F-39
Notes to Financial Statements........................................................       F-40

CHARLOTTE SHERATON AIRPORT PLAZA
Independent Auditors' Report.........................................................       F-42
Statements of Operations for the period from January 1, 1996 to February 2, 1996
  (date of the acquisition by EquiStar Hotel Investors, L.P.) and the years ended
  December 31, 1995, 1994 and 1993...................................................       F-43

Statement of Cash Flows for the period from January 1, 1996 to February 2, 1996 (date of acquisition by EquiStar Hotel Investors, L.P.) and the years ended December 31,
  1995, 1994 and 1993................................................................       F-44
Notes to Financial Statements........................................................       F-45

ARLINGTON HILTON HOTEL
Independent Auditors' Report.........................................................       F-47
Statements of Operations for the period from January 1, 1996 to April 17, 1996 and
  the years ended December 31, 1995, 1994 and 1993...................................       F-48
Statements of Cash Flows for the period from January 1, 1996 to April 17, 1996 and
  the years ended December 31, 1995, 1994 and 1993...................................       F-49
Notes to Financial Statements........................................................       F-50

BALLSTON HOTEL LIMITED PARTNERSHIP (HILTON HOTEL, ARLINGTON, VA)
Independent Auditors' Report.........................................................       F-52
Balance Sheets as of June 30, 1996 and December 31, 1995 and 1994....................       F-53
Statements of Operations for the six months ended June 30, 1996 and the years ended
  December 31, 1995, 1994 and 1993...................................................       F-54
Statements of Partners' Deficit for the six months ended June 30, 1996 and the years
  ended December 31, 1995, 1994 and 1993.............................................       F-55
Statements of Cash Flows for the six months ended June 30, 1996 and the years ended
  December 31, 1995, 1994 and 1993...................................................       F-56
Notes to Financial Statements........................................................       F-57

MUBEN HOTELS
Independent Auditors' Report.........................................................       F-62
Combined Balance Sheets as of September 30, 1996, December 31, 1995 and 1994.........       F-63
Combined Statements of Operations for the nine months ended September 30, 1996 and
  the years ended December 31, 1995 and 1994.........................................       F-64
Combined Statements of Owners' Capital for the nine months ended September 30, 1996
  and the years ended December 31, 1995 and 1994.....................................       F-65
Combined Statements of Cash Flows for the nine months ended September 30, 1996 and
  the years ended December 31, 1995 and 1994.........................................       F-66
Notes to Combined Financial Statements...............................................       F-67

INDEPENDENT AUDITORS' REPORT

The Board of Directors
CapStar Hotel Company:

    We have audited the accompanying consolidated balance sheets of CapStar Hotel Company and subsidiaries (formerly EquiStar Hotel Investors, L.P. and CapStar Management Company, L.P., the "Company") as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and partners' capital, and cash flows for the years then ended, and the supplementary schedule. These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement and schedule presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CapStar Hotel Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles, and the supplementary schedule, in our opinion, presents fairly, in all material respects, the information set forth therein.

                                                           KPMG Peat Marwick LLP

Washington, D.C.
February 14, 1997

CAPSTAR HOTEL COMPANY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1996 AND 1995
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                               1996        1995
                                                                                            ----------  ----------
ASSETS
Cash and cash equivalents.................................................................  $   21,784       6,832
Accounts receivable, net of allowance for doubtful accounts of $189 in 1996 and $91 in
  1995....................................................................................       8,109       2,749
Deposits, including restricted deposits of $2,023 in 1995.................................       3,167       3,515
Prepaid expenses and other................................................................       1,454         265
Inventory.................................................................................       1,321         174
                                                                                            ----------  ----------
Total current assets......................................................................      35,835      13,535
Property and equipment:
  Land....................................................................................      58,127      12,768
  Buildings...............................................................................     248,376      84,545
  Furniture, fixtures and equipment.......................................................      32,698      11,354
  Construction-in-progress................................................................       3,891       2,216
                                                                                            ----------  ----------
                                                                                               343,092     110,883
  Accumulated depreciation................................................................      (8,641)     (1,757)
                                                                                            ----------  ----------
Total property and equipment, net.........................................................     334,451     109,126
Deferred costs, net of accumulated amortization of $802 in 1996 and $271 in 1995..........       8,225       2,638
Investments in partnerships...............................................................         650          --
Restricted cash...........................................................................          --       7,351
                                                                                            ----------  ----------
                                                                                            $  379,161     132,650
                                                                                            ----------  ----------
                                                                                            ----------  ----------
LIABILITIES, MINORITY INTEREST, STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL
Accounts payable..........................................................................  $    4,125       2,329
Accrued expenses and other liabilities....................................................      10,737       4,626
Income tax payable........................................................................       1,436          --
Long-term debt, current portion...........................................................         498       2,668
                                                                                            ----------  ----------
Total current liabilities.................................................................      16,796       9,623
Deferred tax liability....................................................................       1,181          --
Long-term debt............................................................................     199,863      73,574
                                                                                            ----------  ----------
Total liabilities.........................................................................     217,840      83,197
Minority interest.........................................................................         606         815
Partners' capital.........................................................................          --      48,638
Common stock (49,000,000 shares authorized, at $.01 par value, 12,754,321 issued and
  outstanding at December 31, 1996).......................................................         128          --
Paid in capital...........................................................................     158,533          --
Retained earnings.........................................................................       2,054          --
                                                                                            ----------  ----------
                                                                                            $  379,161     132,650
                                                                                            ----------  ----------
                                                                                            ----------  ----------

See accompanying notes to consolidated financial statements.

CAPSTAR HOTEL COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996 AND 1995
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                1996       1995
                                                                                             ----------  ---------
Revenue from hotel operations:
  Rooms....................................................................................  $   68,498     14,456
  Food and beverage........................................................................      30,968      5,900
  Other operating departments..............................................................       5,981      1,571
Hotel management and other fees............................................................       4,345      4,436
                                                                                             ----------  ---------
Total revenue..............................................................................     109,792     26,363
                                                                                             ----------  ---------
Hotel operating expenses by department:
  Rooms....................................................................................      17,509      4,190
  Food and beverage........................................................................      24,589      4,924
  Other operating departments..............................................................       2,513        513
Undistributed operating expenses:
  Administrative and general...............................................................      20,448      8,078
  Property operating costs.................................................................      12,586      2,624
  Property taxes, insurance and other......................................................       4,565      1,310
  Depreciation and amortization............................................................       8,248      2,097
                                                                                             ----------  ---------
Total operating expenses...................................................................      90,458     23,736
                                                                                             ----------  ---------
Net operating income.......................................................................      19,334      2,627
Interest expense...........................................................................      12,784      2,673
Interest income............................................................................        (438)      (259)
                                                                                             ----------  ---------
Income before minority interest, income taxes, and extraordinary loss......................       6,988        213
Minority interest..........................................................................          39         18
                                                                                             ----------  ---------
Income before income taxes and extraordinary loss..........................................       7,027        231
Income taxes...............................................................................       2,674         --
                                                                                             ----------  ---------
Income before extraordinary loss...........................................................       4,353        231
Extraordinary loss on early extinguishment of debt, net of tax benefit of $1,304 for
  1996.....................................................................................      (1,956)      (888)
                                                                                             ----------  ---------
Net income (loss)..........................................................................  $    2,397       (657)
                                                                                             ----------  ---------
                                                                                             ----------  ---------
Earnings per share:
  Primary
    Income before extraordinary loss.......................................................  $     0.31         --
    Extraordinary loss.....................................................................       (0.15)        --
                                                                                             ----------  ---------
    Net income.............................................................................        0.16         --
                                                                                             ----------  ---------
                                                                                             ----------  ---------

See accompanying notes to consolidated financial statements.

CAPSTAR HOTEL COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL YEARS ENDED DECEMBER 31, 1996 AND 1995
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                            ADDITIONAL
                                                             PAID-IN     RETAINED     GENERAL    LIMITED
                                    SHARES       AMOUNT      CAPITAL     EARNINGS    PARTNERS    PARTNERS     TOTAL
                                 ------------  -----------  ----------  -----------  ---------  ----------  ----------
                                       COMMON STOCK
                                      $.01 PAR VALUE
Initial capital contributions
  on January 12, 1995..........            --   $      --           --          --          89       1,684  $    1,773
Capital contributions..........            --          --           --          --       2,431      46,194      48,625
Capital distributions..........            --          --           --          --          (1)       (115)       (116)
Net loss for the year ended
  December 31, 1995............            --          --           --          --         (87)       (570)       (657)
                                 ------------       -----   ----------  -----------  ---------  ----------  ----------
                                           --          --           --          --       2,432      47,193      49,625
Less--notes receivable from
  management for capital
  contributions................            --          --           --          --          --        (987)       (987)
                                 ------------       -----   ----------  -----------  ---------  ----------  ----------
Partners' capital at December
  31, 1995.....................            --          --           --          --       2,432      46,206  $   48,638
                                 ------------       -----   ----------  -----------  ---------  ----------  ----------
Capital distributions..........            --          --           --          --          (2)       (170)       (172)
Repayment of notes receivable
  from management..............            --          --           --          --          --         987         987
Net income for period from
  January 1, 1996 through
  August 19, 1996..............            --          --           --          --          45         298         343
                                 ------------       -----   ----------  -----------  ---------  ----------  ----------
Partners' capital at August 19,
  1996.........................            --          --           --          --       2,475      47,321      49,796
Shares sold on August 20,
  1996.........................     6,750,000          68      110,044          --          --          --     110,112
Shares issued for partners'
  capital on August 20, 1996...     6,004,321          60       49,736          --      (2,475)    (47,321)         --
Deferred tax liability assumed
  from partners on August 20,
  1996.........................            --          --       (1,247)         --          --          --      (1,247)
Net income for period from
  August 20, 1996 through
  December 31, 1996............            --          --           --       2,054          --          --       2,054
                                 ------------       -----   ----------  -----------  ---------  ----------  ----------
Stockholders' equity at
  December 31, 1996............    12,754,321   $     128      158,533       2,054          --          --  $  160,715
                                 ------------       -----   ----------  -----------  ---------  ----------  ----------
                                 ------------       -----   ----------  -----------  ---------  ----------  ----------

See accompanying notes to consolidated financial statements.

CAPSTAR HOTEL COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996 AND 1995
(IN THOUSANDS)

                                                                                               1996        1995
                                                                                            ----------  ----------
Cash flows from operating activities:
  Net income (loss).......................................................................  $    2,397        (657)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization.........................................................       8,248       2,097
    Loss on early extinguishment of debt..................................................       3,260         618
    Minority interest in consolidated subsidiary..........................................         (39)        (18)
    Changes in working capital:
      Accounts receivable, net............................................................      (5,360)     (2,749)
      Deposits, prepaid expenses and other, and inventory.................................      (4,011)     (1,889)
      Accounts payable....................................................................       1,797       2,329
      Accrued expenses and other liabilities..............................................       5,711       4,626
      Income taxes payable................................................................       1,436          --
      Deferred tax liability..............................................................         (66)         --
                                                                                            ----------  ----------
Net cash provided by operating activities.................................................      13,373       4,357
                                                                                            ----------  ----------
Cash flows from investing activities:
  Purchases of property and equipment.....................................................    (231,885)   (109,223)
  Purchases of investments in partnerships................................................        (650)         --
  Purchases of minority interest..........................................................         (67)         --
  Release of (additions to) restricted cash for capital improvements and other, net.......       7,351      (7,351)
                                                                                            ----------  ----------
Net cash used by investing activities.....................................................    (225,251)   (116,574)
                                                                                            ----------  ----------
Cash flows from financing activities:
  Proceeds from long-term debt............................................................     372,778      98,058
  Payments on long-term debt, line of credit, and capital leases..........................    (248,387)    (23,133)
  Release of (additions to) restricted deposits for hedge agreement.......................       2,559      (2,023)
  Deferred costs..........................................................................     (10,943)     (3,000)
  Capital contributions...................................................................          --      50,250
  Repayments from (loans to) management...................................................         987        (987)
  Net proceeds from issuance of common stock..............................................     110,112          --
  Capital distributions...................................................................        (172)       (116)
  Distributions to minority interests.....................................................        (104)         --
                                                                                            ----------  ----------
Net cash provided by financing activities.................................................     226,830     119,049
                                                                                            ----------  ----------
Net increase in cash and cash equivalents.................................................      14,952       6,832
Cash and cash equivalents at beginning of year............................................       6,832          --
                                                                                            ----------  ----------
Cash and cash equivalents at end of year..................................................  $   21,784       6,832
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Supplemental disclosure of cash flow information:
  Interest paid...........................................................................  $   12,105       2,383
  Income taxes paid.......................................................................         807          --
  Capitalized interest costs..............................................................         461          67
  Capital lease additions.................................................................         324         721
  Deferred financing fees not yet paid....................................................          --         596
  Prepaid expenses and property contributed by limited partner............................          --         148
                                                                                            ----------  ----------
                                                                                            ----------  ----------

See accompanying notes to consolidated financial statements.

CAPSTAR HOTEL COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996 AND 1995
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1. ORGANIZATION

    The corporate structure of CapStar Hotel Company and its subsidiaries (collectively, the "Company") was formed pursuant to a Formation Agreement, dated June 20, 1996 (the "Formation Agreement"). As a result of the transactions discussed in Note 3, the consolidated financial statements of the Company as of December 31, 1996 and 1995, include the historical results of the Company's predecessor entities, EquiStar Hotel Investors, L.P. and subsidiaries (collectively, "EquiStar") and CapStar Management Company, L.P. ("CapStar Management").

    The principal activity of the Company is to acquire, renovate, reposition and manage upscale, full-service hotels. At December 31, 1996, the Company owned nineteen hotels and managed 27 other hotels on the behalf of third party and affiliate owners. At December 31, 1996, the owned hotels consisted of:

        ACQUISITION DATE                                 NAME                            ROOMS
---------------------------------  -------------------------------------------------  -----------
March 3, 1995....................  Salt Lake Airport Hilton, UT                              287
June 30, 1995....................  Radisson Hotel, Schaumburg, IL                            202
June 30, 1995....................  Sheraton Hotel, Colorado Springs, CO                      502
August 4, 1995...................  Hilton Hotel, Bellevue, WA                                180
October 3, 1995..................  Marriott Hotel, Somerset, NJ                              434
November 15, 1995................  Westin Atlanta Airport, GA                                496
February 2, 1996.................  Sheraton Airport Plaza, Charlotte, NC                     226
February 16, 1996................  Holiday Inn, Cleveland, OH                                237
February 22, 1996................  Orange County Airport Hilton, Irvine, CA                  290
March 8, 1996....................  The Latham Hotel, Washington, DC                          143
April 17, 1996...................  Hilton Hotel, Arlington, TX                               310
August 23, 1996..................  Hilton Hotel, Arlington, VA                               209
October 31, 1996.................  Southwest Hilton, Houston, TX                             293
December 12, 1996................  Embassy Suites, Denver, CO                                236
December 17, 1996................  Hilton Hotel, Sacramento, CA                              326
December 17, 1996................  Santa Barbara Inn, CA                                      71
December 17, 1996................  Holiday Inn, Colorado Springs, CO                         201
December 17, 1996................  Embassy Row Hilton, Washington, DC                        195
December 17, 1996................  Hilton Hotel & Towers, Lafayette, LA                      328

    Separate wholly-owned limited liability companies ("LLCs") or limited partnerships were established to directly own the above hotels. However, for the Westin Atlanta Airport, LLCs were established to purchase and hold the Company's general and limited partner interest in the partnership that owns the hotel (the "Atlanta Partnership"). At December 31, 1996 and 1995, the Company had a 1% general partner interest and an 85.2% and 84.6% limited partner interest in the Atlanta Partnership, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--All material intercompany transactions and balances have been eliminated in the consolidation of the Company for 1996. The accounts of EquiStar and CapStar Management have been combined in the 1995 financial statements as the Partnerships were under common ownership. All material intercompany transactions and balances are eliminated in the combination for 1995.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

    DEPOSITS--Deposits primarily represent refundable amounts escrowed during the negotiation of potential hotel acquisitions. Additionally, certain amounts held for future hotel renovations and the amount held in escrow related to a hedge agreement (see Note 5) were recorded as deposits at December 31, 1995.

    INVENTORY--Inventories, which consist primarily of hotel food and beverage stock, are recorded at the lower of cost or market using the first-in, first-out ("FIFO") valuation method.

    PROPERTY AND EQUIPMENT--Buildings and building improvements are stated at cost and depreciated over 40 years. Furniture, fixtures and equipment purchases are stated at cost and depreciated over estimated useful lives of five to seven years or, for capital leases, the related lease terms. Furniture and equipment contributed is stated at its fair value at the time it was contributed. All property and equipment balances are depreciated using the straight-line method.

    Management plans to hold all hotel assets long-term. Management evaluates potential permanent impairment of the net carrying value of its hotel assets on a quarterly basis. For each hotel asset, the expected undiscounted future cash flows for the asset are compared to its net carrying value. If the net carrying value of the hotel exceeds the undiscounted cash flows, management estimates the fair value of the assets based on recent appraisals, if available, or by discounting expected future cash flows using prevailing market discount rates. If the net carrying value of the hotel exceeds its fair value, the excess is charged to operations. No impairment losses were recorded during 1996 or 1995.

    DEFERRED COSTS--Organizational costs incurred in the formation of the Company and its predecessor entities are amortized over five years using the straight-line method. Costs associated with the acquisition of debt are amortized over the lives of the related debt instruments using a method that approximates the interest method.

    INVESTMENTS IN PARTNERSHIPS--Based on ownership percentages and a lack of significant influence, the Company records its interests in partnerships under the cost method of accounting for investments.

    RESTRICTED CASH--Prior to the September 30, 1996 debt refinancing (see Note
6), the Company was required to maintain certain levels of restricted cash to comply with the terms of its debt agreements. Restricted cash reserved primarily for future hotel capital improvements was $7,351 at December 31, 1995.

    INCOME TAXES--Prior to the Formation Transactions (see Note 3), no provision for income taxes was made since the Company's predecessor entities were partnerships, and, therefore, all income, losses, and credits for tax purposes were passed through to the individual partners. Concurrent with the Formation Transactions, the Company implemented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts.

    MINORITY INTEREST--Minority interest represents the limited partner interests in the Atlanta Partnership which are not owned by the Company.

    REVENUES--Revenue is earned primarily through the operations and management of the hotel properties and is recognized when earned. During the period from its acquisition until February 29, 1996, the Westin Atlanta Airport hotel was leased to a third-party operator. Related lease revenue is recorded as other operating departments revenue. On February 29, 1996, the Company assumed the operations of the hotel upon termination of the lease.

    USE OF ESTIMATES--Management has made a number of estimates and assumptions related to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3. FORMATION TRANSACTIONS AND INITIAL PUBLIC OFFERING

    The following transactions (the "Formation Transactions") occurred prior to or on August 20, 1996, the date of the Company's initial public offering (the "IPO"):

    - a limited partner of CapStar Management contributed its partnership interest in CapStar Management to the Company in exchange for shares of Common Stock;

    - the Company contributed such partnership interest to CapStar LP Corporation, a wholly-owned subsidiary of the Company ("CapStar Sub");

    - the remaining partners of CapStar Management (including its general partner but not including CapStar Sub) and the partners of EquiStar contributed their respective partnership interest in CapStar Management and EquiStar to the Company in exchange for shares of Common Stock;

    - the Company contributed all the assets of EquiStar to CapStar Management and CapStar Management assumed all of the liabilities of EquiStar; and

    - the Agreement of Limited Partnership of CapStar Management was amended and restated to reflect the fact that CapStar Management has succeeded the business of EquiStar and the Company became the general partner of CapStar Management.

    In connection with the Formation Transactions, the Company issued 6,004,321 shares of Common Stock to the partners of EquiStar and CapStar Management.

    On August 20, 1996, the Company completed its IPO of 9,250,000 shares of common stock at a price of $18 per share. The Company sold 6,750,000 of the initial shares which, after underwriting discounts, commissions and other IPO expenses, produced net proceeds to the Company of $110,112. The remaining 2,500,000 shares were sold by Acadia Partners, L.P. and certain related entities ("Acadia Partners"), which received 100% of the net proceeds from the sale of their shares. The Company used the proceeds of the IPO to repay a portion of the Company's outstanding indebtedness.

4. NOTES RECEIVABLE FROM MANAGEMENT

    Pursuant to the terms of an agreement dated January 4, 1995, certain members of management borrowed $987 from CapStar Management to fund capital contributions to EquiStar. The notes were secured by the borrowers' interests in EquiStar and were personally guaranteed by the individual note holders. These notes earned interest at the prime rate throughout 1995 and at prime plus 1.5% during 1996 until their repayment on September 13, 1996.

5. HEDGE AGREEMENT

    In August 1995, the Company entered into an agreement with Salomon Brothers Holding Company Inc. ("Salomon") to hedge against the impact that interest rate fluctuations may have on the Company's various floating rate debt instruments. Gains and losses resulting from this agreement were not recorded in the financial statements until realized.

    The hedge agreement was a two-year forward swap that was effective June 30, 1997 and was to mature on June 30, 2007. The agreement required the Company to pay a fixed rate of 7.1% and receive a floating interest rate based on the three-month London Interbank Offered Rate ("LIBOR"), on a notional amount of $25,000. The agreement required the Company to make an initial collateral deposit of $1,000 and provided for required additions or reductions to the collateral escrow account by the Company and Salomon in $500 increments based on changes in the market value of this agreement.

    At December 31, 1995, the Company had made required deposits totaling $1,000 to the collateral escrow account which were recorded as restricted deposits. The unrealized loss on this agreement at December 31, 1995 was $1,546.

    On May 6, 1996, the Company sold its interest in the swap agreement and received a cash payment of $536. This gain on sale has been deferred for financial statement purposes.

6. LONG-TERM DEBT

    BANKERS TRUST DEBT--On September 30, 1996, the Company entered into a $225,000 Senior Secured Revolving Credit Facility (the "Credit Facility") with a group of lenders led by Bankers Trust Company ("Bankers Trust"). The Credit Facility provides for acquisition loans, working and renovation capital, and letters of credit. The initial proceeds from the Credit Facility were used to refinance virtually all existing indebtedness and to fund hotel renovations. The Credit Facility has an initial term of three years, which can be extended at the Company's option using two additional one-year periods upon the satisfaction of certain conditions. The Credit Facility is collateralized by substantially all of the Company's assets. At December 31, 1996, no letters of credit were outstanding.

    Interest on the Credit Facility is payable monthly at the Company's election of the Base Rate (lenders' prime rate) plus 1.0% or Eurodollar Option (LIBOR for periods of one, two, three or six months) plus 2.0%. The interest rate for the Credit Facility was 7.6% at December 31, 1996.

    A commitment fee, which is calculated using an annual rate of 0.25% times the average unutilized balance on the Credit Facility, is due quarterly. Letter of credit fees of 2.0% per annum times the average outstanding balances on letters of credit, if any, are also payable quarterly. The Company incurred $108 in commitment fees, which are recorded as interest expense, and no letter of credit fees during 1996.

    On December 13, 1996, the Company also entered into a $50,000 unsecured senior subordinated credit facility (the "Subordinated Debt") with Bankers Trust as agent and arranger. The net proceeds from the Subordinated Debt borrowing were used to acquire certain of the hotels and for general corporate purposes. In connection with the closing of the Subordinated Debt, the Credit Facility was amended to, among other things, permit the Company to incur up to $100,000 of subordinated indebtedness.

    The Subordinated Debt is due on December 31, 1999, and may be extended at the Company's option for two additional one-year periods upon the satisfaction of certain conditions. Interest on the Subordinated Debt is payable monthly and is calculated at the Company's election of the one, two, three, or six month LIBOR plus 4.0%. At December 31, 1996, the interest rate for the Subordinated Debt was 9.6%.

    Both the Credit Facility and Subordinated Debt agreements contain certain covenants, including maintenance of certain financial ratios, restrictions on payments of dividends, certain reporting requirements and other customary restrictions. The Company's ability to borrow under the Credit Facility is also subject to a borrowing base test calculated with reference to the cash flow from hotel properties, the relative contribution to the borrowing base of the values attributable to the different hotel properties, the appraised value of such hotel properties and certain other factors. As of December 31, 1996, approximately $177,000 was available for borrowing under the Credit Facility, of which $149,000 has been borrowed. Under the Credit Facility, the Company is permitted to incur an additional $50,000 of subordinated indebtedness as of December 31, 1996.

    LEHMAN DEBT--On December 21, 1995, the Company entered into a $202,500 Master Mortgage Loan Facility Agreement (the "Master Agreement") with Lehman Brothers Holding, Inc. ("Lehman") to facilitate the repayment of the existing $22,690 in debt (see "Salomon Debt" below) and to fund hotel acquisitions. Under the Master Agreement, 50% of total acquisition capital, not to exceed $125,000, could be funded through a senior loan facility. An additional 27.5% of acquisition capital, not to exceed $75,000, could be borrowed through a mezzanine loan facility. Certain fees incurred by the Company related to these borrowings could also be financed through the Master Agreement, up to a maximum of $2,500. Separate loans were obtained under the Master Agreement for each hotel acquired. The loans were cross-collateralized and cross-defaulted and were secured by first and second liens on the Company's real and personal property.

    Loans obtained under the senior loan facility bore interest at variable rates that were based on the one-month LIBOR. For the nine months ended September 30, 1996 (the date of refinancing) and the year ended December 31, 1995, interest rates on the loans under the senior facility were between 9.6% and 10%, respectively. Loans obtained under the mezzanine loan facility bore interest at a fixed rate of 16.0%, with monthly interest payments of 10% with the remaining 6% accruing to principal.

    Under the Master Agreement, the Company was required to pay financing fees upon the repayment of each loan. These deferred financing fees payable, which were included in long-term debt, totaled $596 at December 31, 1995.

    At December 31, 1995, total borrowings under the Master Agreement were $59,976, of which $55,841 were made from the senior loan facility and $4,135 were made from the mezzanine loan facility. On August 21, 1996, the majority of the outstanding Lehman debt was repaid with a portion of the Company's IPO proceeds. All remaining Lehman indebtedness was repaid with proceeds from the Credit Facility on September 30, 1996.

    SALOMON DEBT--During 1995, the Company entered into a loan facility with Salomon to fund hotel acquisitions. Interest-only payments were required under this loan facility at a floating rate based on LIBOR. On December 21, 1995, the $22,690 outstanding balance was repaid with proceeds from the Lehman debt facility.

    WELLS FARGO DEBT--On March 2, 1995, the Company borrowed $9,960 from Wells Fargo Bank, National Association ("Wells Fargo") to finance the purchase of the Salt Lake Airport Hilton. Interest, which was payable monthly, was based on the one-month LIBOR plus 4.25%, as adjusted for certain provisions in the loan agreement. At December 31, 1995, the outstanding balance on this amortizing note was $9,890. The note was repaid in 1996.

    The Company also entered into an unsecured $5,000 revolving credit facility with Wells Fargo that was used for general corporate purposes. Interest accrued at either LIBOR plus 2.25% or the Prime Rate plus 1%, depending on the nature of the advance. At December 31, 1995, there was $4,181 outstanding under this line. The outstanding balance was repaid in 1996.

    NOTES PAYABLE--In September 1996, the Company entered into a note agreement to finance a three-year insurance policy. Principal and interest payments are due monthly. The outstanding balance on the note, which bears interest at 6.0%, was $665 at December 31, 1996.

    During 1995, in order to fund certain loans to management (see Note 4), the Company borrowed $950 from Acadia Partners. In January 1996, the Company borrowed an additional $150 under this note agreement. The note, which bore fixed interest at the Prime Rate plus 1.5%, was repaid on September 13, 1996.

    To help finance the March 1996 purchase of The Latham Hotel, the Company entered into an unsecured $1,000 note agreement with LCP Hotel Ventures, L.P. ("LCP"), the seller of the hotel and an affiliated entity of the Company (see
Note 10). The note, which bore interest at a rate of 10%, was repaid on August 23, 1996.

    CAPITAL LEASES--The Company has entered into several capital leases for hotel and office equipment that expire between 1997 and 2001. The total capital lease obligations at December 31, 1996 and 1995, were $696 and $648, respectively, and are included in long-term debt.

    At December 31, 1996, long-term debt outstanding under the above facilities and agreements consisted of the following:

                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                        1996         1995
                                                                     ----------  -------------
Senior Secured Revolving Credit Facility...........................  $  149,000             --
Senior Subordinated Credit Facility................................      50,000             --
Mortgage Debt......................................................          --         74,048
Notes Payable......................................................         665            950
Capital Leases.....................................................         696            648
Other..............................................................          --            596
                                                                     ----------  -------------
                                                                        200,361         76,242
Less Current Portion...............................................        (498)        (2,668)
                                                                     ----------  -------------
                                                                     $  199,863         73,574
                                                                     ----------  -------------
                                                                     ----------  -------------

    Aggregate maturities of the above obligations are as follows:

1997..........................................................  $       498
1998..........................................................          483
1999..........................................................      199,285
2000..........................................................           84
2001..........................................................           11
Thereafter....................................................           --
                                                                -----------
                                                                $   200,361
                                                                -----------
                                                                -----------

    Management has determined that the outstanding balance of the Company's long-term debt approximates its fair value by discounting the future cash flows under the debt arrangements using rates currently available for debt with similar terms and maturities.

7. INCOME TAXES

    Income taxes of the Company are based on pretax income since the Formation Transactions and the associated change in the Company's tax status to a C Corporation on August 20, 1996. Pretax income of the Company from August 20 through December 31, 1996 is $3,424. The Company's effective income tax rate is 40%.

    Income taxes were allocated as follows for the year ended December 31, 1996:

Income before income taxes and extraordinary loss...................  $   2,674
Extraordinary loss..................................................     (1,304)
                                                                      ---------
                                                                      $   1,370
                                                                      ---------
                                                                      ---------

    Income tax expense attributable to income before income taxes and extraordinary loss consists of the following for the year ended December 31, 1996:

                                                                     CURRENT      DEFERRED       TOTAL
                                                                   -----------  -------------  ---------
U.S. federal.....................................................   $   2,118           (51)       2,067
State and local..................................................         622           (15)         607
                                                                                         --
                                                                   -----------                 ---------
                                                                    $   2,740           (66)       2,674
                                                                                         --
                                                                                         --
                                                                   -----------                 ---------
                                                                   -----------                 ---------

    The "expected" tax expense, based on the U.S. federal statutory rate of 34%, differs from the actual tax expense, calculated at the effective rate of 40%, due to state and local taxes, net of federal tax benefit.

    Upon formation of the Company, the Company assumed certain deferred tax assets and liabilities from its predecessor entities. The tax effects of temporary differences that give rise to deferred tax assets and liabilites of August 20, 1996, and December 31, 1996, are presented below:

                                                                     DECEMBER 31,  AUGUST 20,
                                                                         1996         1996
                                                                     ------------  -----------
Deferred tax assets:
Allowance for doubtful accounts, recorded for financial statement
  purposes only....................................................   $       75           41
Accrued vacation, recorded for financial statement purposes only...          252          199
Other..............................................................            7           27
                                                                     ------------  -----------
Total gross deferred tax assets....................................          334          267
Deferred tax liability--Difference in accumulated depreciation and
  amortization for tax purposes and financial statement purposes...       (1,515)      (1,514)
                                                                     ------------  -----------
Net deferred tax liability.........................................   $   (1,181)      (1,247)
                                                                     ------------  -----------
                                                                     ------------  -----------

    There is no valuation allowance for deferred tax assets as of August 20, 1996 or as of December 31, 1996, as management believes that it is more likely than not that these deferred tax assets will be fully realized.

8. EXTRAORDINARY LOSS

    On September 30, 1996, the Company recognized an extraordinary loss from the write-off of deferred financing fees in connection with the refinancing of the Lehman debt. The recorded loss of $1,956 net of a tax benefit of $1,304 reflects the write-off of the unamortized balance of deferred financing fees at the time of the refinancing.

    On December 21, 1995, an extraordinary loss was recorded to write-off the unamortized deferred financing fees related to the Salomon debt. There is no tax effect on the recorded loss of $888 because the Company's predecessor entities were not subject to income tax.

9. EARNINGS PER SHARE

    The earnings per share have been calculated using actual income before extraordinary loss, extraordinary loss, and net income amounts for the period from the IPO on August 20, 1996 through December 31, 1996. Earnings per share is not presented for periods prior to the IPO because the Company's predecessor entities were partnerships and were not subject to the provisions of Accounting Principles Board Opinion No. 15. The weighted average number of common shares used in the calculations is 12,754,321.

10. RELATED-PARTY TRANSACTIONS

    The Company manages hotels that are owned in part by affiliates or officers of the Company. Revenue associated with the management of these hotels was $824 and $1,104 during 1996 and 1995, respectively. At December 31, 1996 and 1995, the amount due from these properties was $304 and $237, respectively. Management believes these contracts are at prevailing market rates.

    Upon formation of CapStar Management, certain receivables of CapStar Equity Associates, G.P. ("CEA"), a limited partner, were assigned to CapStar Management. Amounts collected under this agreement, which are recorded as a current liability, amounted to $305,077 at December 31, 1995. During 1996, all amounts collected under these receivables were repaid to CEA.

    On March 8, 1996, the Company acquired The Latham Hotel for a purchase price of $12,000 from LCP (see Note 6). At the time of the acquisition, the general partner of LCP, Latham Hotels, Inc., was wholly-owned by certain members of the Company's management. Directly or indirectly, these members of management owned a 9.7% beneficial interest in LCP and received $806 of the net proceeds of the purchase price paid to LCP. Management believes that the purchase price was determined through arm's-length negotiations between the Company and representatives of the holders of the majority of the beneficial interests in LCP.

    On November 15, 1995, the Company acquired its 1% general partner interest in the Atlanta Partnership from LHP, a corporation in which an individual who, at the time, was a principal of the Company's predecessor entities, owned an equity interest. LHP was paid a fee of $893 in connection with the Company's acquisition of the general and limited partner interests and is entitled to an additional $161 upon the ultimate disposition of the Atlanta Partnership. Another affiliate of the former principal, LCP Group, L.P., is entitled to an annual fee of $30 to provide certain administrative services related to the outside limited partners. Management believes that these fees were negotiated at arm's-length between the former principal and the other principals of EquiStar.

11. EMPLOYEE BENEFIT PLANS

    On August 20, 1996, the Company adopted an equity incentive plan (the "Equity Incentive Plan"). Pursuant to the terms of its Equity Incentive Plan, the Company is authorized to issue and award 1,740,000 shares of common stock as options to purchase shares, stock appreciation rights, or restricted shares. Awards may be granted to directors, officers or other key employees of the Company or an affiliate.

    On August 20, 1996, in connection with the IPO, the Company granted certain executive officers and other members of management 745,254 options to purchase shares of the Company's common stock at the initial public offering price of $18 per share. Of such options, 54,254 were exercisable immediately upon their grant, although no options were exercised during 1996. The remaining options will become exercisable in three annual installments. All shares granted lapse ten years from the date of grant.

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, the Company applies Accounting Principles Board Opinion No. 25 in accounting for the Equity Incentive Plan and therefore no compensation cost has been recognized for the Equity Incentive Plan. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions used for the grants in 1996: risk free interest rate of 5.96%; no expected dividend yields; expected lives of 3.11 years; expected volatility of 25%. The Company's 1996 pro forma net income and earnings per share as if the fair value method had been applied, were $2,111 and $0.14, respectively. The effects of applying SFAS No. 123 for disclosing compensation costs may not be representative of the effects on reported net income and earnings per share for future years.

    During 1996, the Company adopted a 401(k) plan. All employees are eligible to participate in the 401(k) plan after one year of service. The cost of administering the plan was not significant during 1996.

12. COMMITMENTS AND CONTINGENCIES

    The Company has entered into three operating leases for office space which expire in October 1998. Lease payments will approximate $265 annually through expiration. The Company leases the ground under the Embassy Row Hilton. Annual lease payments are $73.

    The Company is involved in various litigation through the normal course of business which management believes will not have a material adverse effect on the consolidated financial statements.

13. PRO FORMA INFORMATION (UNAUDITED)

    The following unaudited pro forma summary presents information as if all hotels owned at December 31, 1996 had been acquired on January 1, 1995 and does not reflect the repayment of outstanding debt with the proceeds from the IPO. The pro forma information is provided for informational purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of operations of the Company.

                       PRO FORMA INFORMATION (UNAUDITED)

                                                                           1996        1995
                                                                        ----------  ----------
Total revenue.........................................................  $  172,653     160,961
                                                                        ----------  ----------
                                                                        ----------  ----------
Net income (loss) before extraordinary loss...........................  $    1,958     (10,861)
                                                                        ----------  ----------
                                                                        ----------  ----------
Net income (loss).....................................................  $        2     (11,749)
                                                                        ----------  ----------
                                                                        ----------  ----------

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The following is a summary of the Company's quarterly results of operations:

                                                                     1996                                  1995
                                               ------------------------------------------------  ------------------------
                                                 FIRST      SECOND        THIRD       FOURTH        FIRST       SECOND
                                                QUARTER     QUARTER      QUARTER      QUARTER      QUARTER      QUARTER
                                               ---------  -----------  -----------  -----------  -----------  -----------
Total revenue................................  $  18,033      28,223       30,872       32,664        1,782        3,029
Total operating expenses.....................     15,887      23,742       24,018       26,811        1,605        2,705
Net operating income.........................      2,146       4,481        6,854        5,853          177          324
Income (loss) before extraordinary loss......       (642)         48        2,575        2,372           95           71
Net income (loss)............................       (642)         48          619        2,372           95           71
Earnings (loss) per share....................  $      --          --        (0.03)        0.19           --           --
                                               ---------  -----------  -----------  -----------       -----        -----
                                               ---------  -----------  -----------  -----------       -----        -----


                                                  THIRD       FOURTH
                                                 QUARTER      QUARTER
                                               -----------  -----------
Total revenue................................       9,400       12,152
Total operating expenses.....................       7,799       11,627
Net operating income.........................       1,601          525
Income (loss) before extraordinary loss......         805         (740)
Net income (loss)............................         805       (1,628)
Earnings (loss) per share....................          --           --
                                                    -----   -----------
                                                    -----   -----------

15. SUBSEQUENT EVENTS

    On January 28, 1997, the Company acquired long-term leasehold rights to the 226-room San Pedro Hilton at Cabrillo Marina in San Pedro, California, from U.S. Bancorp for a purchase price of $7,000. Additionally, the 295 room Westchase Hilton in Houston, Texas, was purchased from Redstone Group on January 31, 1997 for $28,500. In a separate transaction, the Company also purchased the 294 room Doubletree Hotel in Albuquerque, New Mexico, on January 31, 1997 from Merv Griffin Hotels for $19,000. All of these hotel acquisitions were funded through the Credit Facility, assumption of debt and existing working capital.

    In February 1997, the Company entered into a contract to acquire the Highgate Portfolio, a group of six upscale, full-service hotels containing 1,358 rooms for a purchase price of $95,000.

    In February 1997, the Company also entered into contracts to purchase the 213-room Four Points Hotel Sheraton in Cherry Hill, New Jersey, for $6,900 and the 154-room Great Valley Sheraton in Frazer, Pennsylvania, for $14,355.

CAPSTAR HOTEL COMPANY
SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1996

                                                                                                                      GROSS
                                                                                                                    AMOUNT AT
                                                                                                                   WHICH CAR-
                                                                                           COSTS SUBSEQUENT TO       RIED AT
                                                                                                                    CLOSE OF
                                                             INITIAL COST TO COMPANY           ACQUISITION           PERIOD
                                                           ---------------------------  -------------------------  -----------
                                                                         BUILDING AND               BUILDING AND
DESCRIPTION                              ENCUMBRANCES(1)      LAND       IMPROVEMENTS     LAND      IMPROVEMENTS     LAND(2)
--------------------------------------  -----------------  -----------  --------------  ---------  --------------  -----------
Hotel Assets:
 Salt Lake Airport Hilton, UT.........                --           770         12,828           1            797           771
 Radisson Hotel, Schaumburg, IL.......                --         1,080          5,131          26          1,090         1,106
 Sheraton Hotel, Colorado Springs,
  CO..................................                --         1,071         14,592           1          1,953         1,072
 Hilton Hotel, Bellevue, WA...........                --         5,211          6,766           4            478         5,215
 Marriott Hotel, Somerset, NJ.........                --         1,978         23,001           9          1,643         1,987
 Westin Atlanta Airport, Atlanta,
  GA..................................            23,609         2,650         15,926        (300)         6,461         2,350
 Sheraton Hotel, Charlotte, NC........                --         4,700         11,057          --          2,179         4,700
 Holiday Inn, Cleveland, OH...........                --         1,330          6,353           2          1,545         1,332
 Orange County Airport Hilton, Irvine,
  CA..................................                --         9,990          7,993          14            575        10,004
 The Latham Hotel, Washington, DC.....            12,000         6,500          5,320          --            480         6,500
 Hilton Hotel, Arlington, TX..........                --         1,836         14,689         354          1,218         2,190
 Hilton Hotel, Arlington, VA..........            16,210         4,000         15,069          --            147         4,000
 Southwest Hilton, Houston, TX........                --         2,300         15,665          --            (75)        2,300
 Embassy Suites, Englewood, CO........                --         2,500         20,700          --             27         2,500
 Holiday Inn, Colorado Springs, CO....                --         1,600          4,232          --              6         1,600
 Embassy Row Hilton, Washington DC....                --         2,200         13,247          --             17         2,200
 Hilton Hotel, Sacramento, CA.........                --         4,000         16,013          --             22         4,000
 Santa Barbara Inn, Santa Barbara, CA                 --         2,600          5,141          --              9         2,600
 Hilton Hotel & Towers, Lafayette,
  LA..................................                --         1,700         16,062          --             19         1,700
                                        -----------------  -----------  --------------  ---------  --------------  -----------
                                                  51,819        58,016        229,785         111         18,591        58,127
                                        -----------------  -----------  --------------  ---------  --------------  -----------
                                        -----------------  -----------  --------------  ---------  --------------  -----------
 (1) Listed above are encumbrances incurred by the Company or its subsidiaries under loan facilities which require the collateralization of certain Hotel Assets. At December 31, 1996, the Company also had other borrowings that are secured by the general assets of the Company instead of specific Hotel Assets and that are not included in this schedule.
 (2) As of December 31, 1996, hotel property and equipment have a cost of
    $342,366 for federal income tax purposes.

                                                                                        Buildings and improvements............
                                                                                        Land
                                                                                        Hotel furniture and equipment.........
                                                                                        Construction in progress..............
                                                                                        Total hotel property and equipment....
                                                                                        Office furniture and equipment........
                                                                                        Total property and equipment..........


                                          BUILDING AND      ACCUMULATED       YEAR OF         DATE
DESCRIPTION                              IMPROVEMENTS(2)   DEPRECIATION    CONSTRUCTION     ACQUIRED       LIFE
--------------------------------------  -----------------  -------------  ---------------  -----------      ---
Hotel Assets:
 Salt Lake Airport Hilton, UT.........            13,625            591           1980       03/03/95           40
 Radisson Hotel, Schaumburg, IL.......             6,221            195           1974       06/30/95           40
 Sheraton Hotel, Colorado Springs,
  CO..................................            16,545            562           1979       06/30/95           40
 Hilton Hotel, Bellevue, WA...........             7,244            233           1979       08/04/95           40
 Marriott Hotel, Somerset, NJ.........            24,644            701           1978       10/03/95           40
 Westin Atlanta Airport, Atlanta,
  GA..................................            22,387            545           1982       11/15/95           40
 Sheraton Hotel, Charlotte, NC........            13,236            277           1985       02/02/96           40
 Holiday Inn, Cleveland, OH...........             7,898            154           1975       02/16/96           40
 Orange County Airport Hilton, Irvine,
  CA..................................             8,568            176           1976       02/22/96           40
 The Latham Hotel, Washington, DC.....             5,800            114           1978       03/08/96           40
 Hilton Hotel, Arlington, TX..........            15,907            231           1983       04/17/96           40
 Hilton Hotel, Arlington, VA..........            15,216            141           1990        8/23/96           40
 Southwest Hilton, Houston, TX........            15,590             68           1979       10/31/96           40
 Embassy Suites, Englewood, CO........            20,727             21           1986       12/12/96           40
 Holiday Inn, Colorado Springs, CO....             4,238             --           1974       12/17/96           40
 Embassy Row Hilton, Washington DC....            13,264             --           1969       12/17/96           40
 Hilton Hotel, Sacramento, CA.........            16,035             --           1983       12/17/96           40
 Santa Barbara Inn, Santa Barbara, CA              5,150             --           1959       12/17/96           40
 Hilton Hotel & Towers, Lafayette,
  LA..................................            16,081             --           1981       12/17/96           40
                                        -----------------  -------------
                                                 248,376          4,009
                                        -----------------  -------------
                                        -----------------  -------------

 (1) Listed above are encumbrances inc
     require the collateralization of
     borrowings that are secured by th
     are not included in this schedule
 (2) As of December 31, 1996, hotel pr
    $342,366 for federal income tax pu
                                                            ACCUMULATED
                                              COST         DEPRECIATION
                                        -----------------  -------------
                                         $       248,376          4,009
                                                  58,127             --
                                                  31,972          4,423
                                                   3,891             --
                                        -----------------  -------------

                                                 342,366          8,432
                                                     726            209
                                        -----------------  -------------
                                         $       343,092          8,641
                                        -----------------  -------------
                                        -----------------  -------------

    A reconciliation of the Partnerships' investment in hotel property and equipment and related accumulated depreciation is as follows:

                                                                                                                      1996
                                                                                                                 --------------
Hotel property and equipment:
  Balance at beginning of period...............................................................................  $      110,455
  Additions during period:
    Acquisitions...............................................................................................         204,740
    Improvements and construction-in-progress..................................................................          27,171
                                                                                                                 --------------
  Balance at end of period.....................................................................................         342,366
                                                                                                                 --------------
Accumulated depreciation:
  Balance at beginning of period...............................................................................           1,743
  Additons--depreciation expense...............................................................................           6,689
                                                                                                                 --------------
                                                                                                                          8,432
                                                                                                                 --------------
Net hotel property and equipment at end of period..............................................................  $      333,934
                                                                                                                 --------------
                                                                                                                 --------------

                                                                                                                      1995

                                                                                                                 --------------

Hotel property and equipment:
  Balance at beginning of period...............................................................................              --

  Additions during period:
    Acquisitions...............................................................................................         104,239

    Improvements and construction-in-progress..................................................................           6,216

                                                                                                                 --------------

  Balance at end of period.....................................................................................         110,455

                                                                                                                 --------------

Accumulated depreciation:
  Balance at beginning of period...............................................................................              --

  Additons--depreciation expense...............................................................................           1,743

                                                                                                                 --------------

                                                                                                                          1,743

                                                                                                                 --------------

Net hotel property and equipment at end of period..............................................................         108,712

                                                                                                                 --------------

                                                                                                                 --------------


INDEPENDENT AUDITORS' REPORT

The Partners
CapStar Management Company, L.P.:

    We have audited the accompanying balance sheet of CapStar Management Company, L.P. ("CapStar Management") as of December 31, 1994, and the related statements of operations and changes in management operations' equity and cash flows for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the management of CapStar Management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CapStar Management Company, L.P. as of December 31, 1994, and the results of its operations and its cash flows for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Washington, D.C.
May 7, 1996

CAPSTAR MANAGEMENT
BALANCE SHEET
DECEMBER 31, 1994

ASSETS
Current assets:
  Cash..........................................................................  $ 157,151
  Accounts receivable...........................................................    946,717
  Prepaid expenses..............................................................     22,157
                                                                                  ---------
Total current assets............................................................  1,126,025
Furniture and equipment, net of accumulated depreciation of $69,804.............    105,772
                                                                                  ---------
                                                                                  $1,231,797
                                                                                  ---------
                                                                                  ---------
LIABILITIES AND MANAGEMENT OPERATIONS' EQUITY
Accounts payable and accrued expenses...........................................  $ 823,637
Due to affiliates...............................................................    203,140
Management operations' equity...................................................    205,020
                                                                                  ---------
                                                                                  $1,231,797
                                                                                  ---------
                                                                                  ---------

See accompanying notes to financial statements.

CAPSTAR MANAGEMENT
STATEMENTS OF OPERATIONS AND CHANGES IN MANAGEMENT OPERATIONS' EQUITY YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                                             1994         1993
                                                                                         ------------  ----------
Revenue:
  Management fees......................................................................  $  3,823,166   3,918,576
  Accounting fees and other income.....................................................       594,756     315,566
                                                                                         ------------  ----------
Total revenue..........................................................................     4,417,922   4,234,142
                                                                                         ------------  ----------
Expenses:
  Salaries, wages and benefits.........................................................     2,311,569   1,988,282
  Other overhead, general and administrative...........................................     2,196,251   2,076,385
  Depreciation.........................................................................        22,639      14,349
                                                                                         ------------  ----------
Total expenses.........................................................................     4,530,459   4,079,016
                                                                                         ------------  ----------
Net income (loss)......................................................................      (112,537)    155,126
Management operations' equity (deficit), beginning of year.............................       317,557     (81,820)
Capital contributions..................................................................            --     244,251
                                                                                         ------------  ----------
Management operations' equity, end of year.............................................  $    205,020     317,557
                                                                                         ------------  ----------
                                                                                         ------------  ----------

See accompanying notes to financial statements.

CAPSTAR MANAGEMENT
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                                              1994         1993
                                                                                           -----------  ----------
Net income (loss)........................................................................  $  (112,537)    155,126
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
    Depreciation.........................................................................       22,639      14,349
    Changes in working capital:
      Accounts receivable................................................................      249,284    (738,337)
      Prepaid expenses...................................................................       20,339      (4,463)
      Accounts payable...................................................................     (114,628)    361,377
      Accrued expenses...................................................................        1,213     110,624
                                                                                           -----------  ----------
Cash provided (used) by operating activities.............................................       66,310    (101,324)
                                                                                           -----------  ----------
Cash flows from investing activities--purchases of furniture and equipment...............      (41,257)    (24,475)
                                                                                           -----------  ----------
Cash flows from financing activities--capital contributions..............................           --     244,251
                                                                                           -----------  ----------
Net increase in cash.....................................................................       25,053     118,452
Cash at beginning of year................................................................      132,098      13,646
                                                                                           -----------  ----------
Cash at end of year......................................................................  $   157,151     132,098
                                                                                           -----------  ----------
                                                                                           -----------  ----------

See accompanying notes to financial statements.

CAPSTAR MANAGEMENT
Notes to Financial Statements
December 31, 1994

(1) ORGANIZATION

    For the period from January 1, 1993 through December 31, 1994, CapStar Hotels, Inc. and subsidiaries ("CHI") provided hotel management services to hotels throughout the continental United States on behalf of third-party and affiliate owners. At December 31, 1994, CHI had contracts to manage 41 hotels.

    On January 4, 1995, CHI assigned the hotel management contracts and certain assets and liabilities related to its hotel management operations to CapStar Equity Associates, G.P. ("CEA"). On January 12, 1995, CEA, in turn, assigned the same to CapStar Management Company, L.P.

    For purposes of these financial statements, the hotel management operations accounts are presented as if they were a separate and distinct legal entity (CapStar Management).

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    These financial statements have been prepared on the accrual basis of accounting and in accordance with generally accepted accounting principles.

    REVENUES AND ACCOUNTS RECEIVABLE

    CapStar Management receives fees for the performance of management, accounting and other services in accordance with the agreements entered into with individual hotels. All revenues are recognized as the related services are performed.

    Generally, management fees are equal to 2% to 4% of the gross monthly revenue of each hotel. Additional incentive management fees are earned when a hotel's operating performance exceeds levels specified in the management contract.

    The collectibility of accounts receivable is evaluated periodically during the year. CapStar Management uses the direct write-off method to record bad debt expense for amounts deemed uncollectible.

    FURNITURE AND EQUIPMENT

    Furniture and equipment purchases are stated at cost. These assets are depreciated using the straight-line method over an estimated useful life of seven years.

    USE OF ESTIMATES

    Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements. Actual results could differ from those estimates.

    INCOME TAXES

    No provision has been made for income taxes in the financial statements, as any taxable income or loss of CapStar Management is included in the income tax returns of CHI for the years ended December 31, 1994 and 1993.

CAPSTAR MANAGEMENT
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(3) RELATED-PARTY TRANSACTIONS

    Certain of the hotels managed are owned by affiliates of CHI. Revenue earned by CapStar Management from these hotels was approximately $2,830,177 in 1994 and $2,812,653 in 1993. Accounts receivable associated with hotels owned by affiliates was $481,561 at December 31, 1994.

    Due to affiliates primarily represents amounts collected by CapStar Management on behalf of the hotels it manages which have not yet been disbursed to the hotels.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Capstar Hotel Company:

    We have audited the accompanying combined balance sheet of the Highgate Portfolio (the "Hotels") as of December 31, 1996 and the related combined statements of operations, owners' deficit and cash flows for the year then ended. These combined financial statements are the responsibility of the Hotels' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Highgate Portfolio as of December 31, 1996 and the results of their combined operations and their combined cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Washington, D.C.
February 7, 1997

HIGHGATE PORTFOLIO
COMBINED BALANCE SHEET
DECEMBER 31, 1996

                                                                                                         1996
                                                                                                    --------------
                                                      ASSETS

Cash and cash equivalents.........................................................................  $    3,093,582
Escrow accounts...................................................................................         265,695
Accounts receivable...............................................................................       1,911,939
Inventory and other assets........................................................................         547,449
                                                                                                    --------------
Total current assets..............................................................................       5,818,665
                                                                                                    --------------

Property and equipment:
  Land............................................................................................       4,852,052
  Building........................................................................................      32,550,978
  Furniture, fixtures and equipment...............................................................      16,817,888
                                                                                                    --------------
                                                                                                        54,220,918
  Less--accumulated depreciation..................................................................     (16,638,646)
                                                                                                    --------------
Total property and equipment, net.................................................................      37,582,272
Deferred assets, net of accumulated amortization of $983,486......................................       1,042,224
Advances to related parties.......................................................................       7,297,283
                                                                                                    --------------
Total assets......................................................................................  $   51,740,444
                                                                                                    --------------
                                                                                                    --------------

                                         LIABILITIES AND OWNERS' DEFICIT

Accounts payable and accrued expenses.............................................................  $    5,231,355
Capital lease obligations, current portion........................................................         202,980
Notes payable, current portion....................................................................       1,122,000
                                                                                                    --------------
Total current liabilities.........................................................................       6,556,335
                                                                                                    --------------

Capital lease obligations, long-term..............................................................         226,977
Advances from related parties.....................................................................      11,902,144
Notes payable, long-term..........................................................................      45,074,801
                                                                                                    --------------
Total liabilities.................................................................................      63,760,257
Owners' deficit...................................................................................     (12,019,813)
                                                                                                    --------------
Total liabilities and owners' deficit.............................................................  $   51,740,444
                                                                                                    --------------
                                                                                                    --------------

See accompanying notes to combined financial statements.

HIGHGATE PORTFOLIO
COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                         1996
                                                                                                     -------------
Revenue:
  Rooms............................................................................................  $  22,285,306
  Food and beverage................................................................................      8,194,218
  Other operating departments......................................................................      3,940,775
                                                                                                     -------------
                                                                                                        34,420,299
                                                                                                     -------------
Operating expenses:
  Rooms............................................................................................      5,498,855
  Food and beverage................................................................................      6,672,434
  Other operating departments......................................................................      2,189,072
Undistributed operating expenses:
  Administrative and general.......................................................................      2,678,993
  Sales and marketing..............................................................................      2,857,750
  Management fees..................................................................................      1,157,682
  Property operating costs.........................................................................      2,870,437
  Property taxes, insurance and other..............................................................      1,973,571
  Depreciation and amortization....................................................................      2,719,401
  Interest expense.................................................................................      5,951,317
  Foreign currency exchange adjustment.............................................................          1,297
                                                                                                     -------------
                                                                                                        34,570,809
                                                                                                     -------------
  Net loss before income taxes.....................................................................       (150,510)
  Income tax expense...............................................................................        215,700
                                                                                                     -------------
  Net loss.........................................................................................  $    (366,210)
                                                                                                     -------------
                                                                                                     -------------

See accompanying notes to combined financial statements.

HIGHGATE PORTFOLIO
COMBINED STATEMENT OF OWNERS' DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 1996

Balance, December 31, 1995.....................................................  $(11,660,873)
Foreign currency translation adjustment........................................        7,270
Net loss.......................................................................     (366,210)
                                                                                 -----------
Balance, December 31, 1996.....................................................  $(12,019,813)
                                                                                 -----------
                                                                                 -----------

See accompanying notes to combined financial statements.

HIGHGATE PORTFOLIO
COMBINED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                         1996
                                                                                                     -------------
Cash flows from operating activities:
  Net loss.........................................................................................  $    (366,210)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization..................................................................      2,719,401
    Foreign currency translation adjustment........................................................         (7,270)
    Increase in escrow accounts....................................................................        (78,953)
    Increase in accounts receivable................................................................       (338,313)
    Decrease in inventory and other assets.........................................................         79,815
    Increase in accounts payable and accrued expenses..............................................      1,444,744
                                                                                                     -------------
Net cash provided by operating activities..........................................................      3,453,214
                                                                                                     -------------
Cash flows from investing activities:
  Deferred asset additions.........................................................................        (50,000)
  Purchases of building improvements...............................................................       (998,350)
  Net repayments of advances to related parties....................................................      1,193,230
  Purchases of furniture and equipment.............................................................     (1,408,204)
                                                                                                     -------------
Net cash used by investing activities..............................................................     (1,263,324)
                                                                                                     -------------
Cash flows from financing activities:
  Repayments of notes payable......................................................................       (409,360)
  Advances from related parties....................................................................         15,352
  Repayments of capital lease obligations..........................................................       (137,729)
                                                                                                     -------------
Net cash used by financing activities..............................................................       (531,737)
                                                                                                     -------------
Net increase in cash and cash equivalents..........................................................      1,658,153
Cash and cash equivalents at beginning of period...................................................      1,435,429
                                                                                                     -------------
Cash and cash equivalents at end of period.........................................................  $   3,093,582
                                                                                                     -------------
                                                                                                     -------------
Supplemental disclosure of cash flow information:
Interest paid......................................................................................  $   5,011,517
Additions to capital lease obligations.............................................................        377,081
                                                                                                     -------------
                                                                                                     -------------

See accompanying notes to combined financial statements.

HIGHGATE PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 1996

(1) ORGANIZATION

    The Highgate Portfolio (the "Hotels") consists of six hotels which are owned by partnerships or corporations affiliated with Highgate Hotels, Inc. ("Highgate Hotels"). Two of the Hotels are located in Dallas (Radisson and Holiday Inn Select), one hotel is located in Indianapolis (Doubletree), one hotel is located in Calgary (Holiday Inn), and two hotels are located in Vancouver (Ramada and Sheraton).

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accounts of the Hotels are included in the financial records of the respective partnership or corporation that owns each hotel. The accompanying combined financial statements include the accounts of the Hotels only, as if they were a separate legal entity, and have been prepared using the accrual basis of accounting.

    CASH AND CASH EQUIVALENTS

    The Hotels consider all highly liquid instruments with an original maturity date of three months or less to be cash equivalents.

    ESCROW ACCOUNTS

    Escrow Accounts represent amounts paid into a property tax escrow account.

    INVENTORIES

    Inventories, consisting primarily of china, tableware, linens, and food and beverage items are stated at cost, using the first-in, first-out ("FIFO") method of inventory valuation.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed on the buildings and building improvements using the straight-line method over their useful lives of 15 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method over five years.

    BAD DEBT EXPENSE

    Bad debt expense is accounted for using the allowance method. Management reviews the aging of accounts receivable and other current information on debts to establish an allowance for doubtful accounts. Write offs occur when management deems a receivable uncollectible.

    DEFERRED EXPENSES

    Deferred expenses consist, primarily, of deferred financing costs which are amortized on a basis which approximates the interest method, over the term of the respective loan.

    REVENUE

    Revenue is earned primarily through the operations of the Hotels and is recognized when earned.

    INCOME TAXES

    Four of the Hotels are owned by partnerships, and therefore, any income taxes are reported by the individual partners. The two remaining hotels are owned by entities incorporated in Canada (the Canadian Corporations). For the purposes of these financial statements, the Hotels have calculated the tax provision for the Canadian Corporations using an effective tax rate of 44%. The Canadian Corporations' deferred tax assets and liabilities are insignificant to these financial statements and are therefore not presented.

    TRANSLATION OF FOREIGN CURRENCIES

    Assets and liabilities of three hotels, located in Canada, are translated at the rate of exchange at the balance sheet date; revenue and expenses are translated at the average rates of exchange prevailing during the year. The related translation adjustments to assets and liabilities are recorded in the Combined Statement of Owners' Deficit. Foreign currency translation gains and losses are recorded in the Combined Statements of Operations.

    USE OF ESTIMATES

    Management has made a number of estimates and assumptions to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3) RELATED-PARTY TRANSACTIONS

    Five of the Hotels are managed by Hospitality Group, Inc. a related party of Highgate Hotels. The property management agreements provide for management fees of 3% of Gross Revenues, as defined in the management agreement. In addition, the management agreements provide for an incentive fee of 2% of Gross Revenues, as defined in the management agreement, provided that certain net operating income thresholds are met. The five hotels incurred management fees of $1,047,730 in 1996.

    The Hotels have made advances to various related parties. The total amounts outstanding on the advances to related parties were $7,297,283 at December 31, 1996. The advances are unsecured, bear no interest and have no terms of repayment.

    The Hotels have received advances from various related parties. The total amounts outstanding on the advances from related parties were $11,902,144 at December 31, 1996. The advances are unsecured, bear no interest and have no terms of repayment. Management does not expect to be required to repay advances during 1997.

(4) NOTES PAYABLE

    Notes Payable consisted of the following on December 31, 1996:

RADISSON--DALLAS

Note payable to the Equitable Life Assurance of the United States (Equitable),
  collateralized by a deed of trust on the Hotel. Interest payable monthly at
  10% with the balance due November 30, 2000...................................  $7,407,205

Note payable to Equitable, with no interest due, collateralized by a deed of
  trust on the hotel. Balance due November 30, 2000............................   1,140,020

HOLIDAY INN SELECT--DALLAS

Note payable to Allied Capital Commercial Corporation and Business Mortgage
  Investors, Inc., collateralized by a deed of trust on substantially all assets of the current owner. Principal payments of $25,000 are due monthly with interest at prime plus 5.25% (13.5% at December 31, 1996). Balance is
  due September 30, 1999.......................................................   7,500,000

Note payable to BancOne Capital Partners III Limited Partnership, collateralized by a pledge and assignment of partnership interests and a stock pledge in affiliates of Highgate Hotels. Interest is payable monthly at
  13%, with Participation Payments, as defined, due 30 days after the end of
  each calendar year. Balance is due September 30, 1999........................   2,500,000

HOLIDAY INN--CALGARY

Note Payable to Hongkong Bank of Canada with interest payable monthly at
  5.36%........................................................................   3,064,575

DOUBLETREE--INDIANAPOLIS

Note payable to Lincoln National Life Insurance, collateralized by a deed of trust on the hotel. Principal payments of $39,935 are due monthly with
  interest at 10.50%. Balance is due on January 1, 2005........................   3,874,866

Note payable to BancOne Capital Partners III Limited Partnership, collateralized by a pledge and assignment of partnership interests and a stock pledge in affiliates of Highgate Hotels. Interest is payable monthly at
  12%. The balance is due November 30, 2004....................................   2,430,000

SHERATON HOTEL--VANCOUVER (SURREY)

Note payable to Lehman Brothers Holdings, Inc., collateralized by a deed of trust on the hotel. Interest is payable monthly at LIBOR plus 13%. The balance is due September 1, 2000.............................................  11,500,000

RAMADA HOTEL--VANCOUVER

Note payable to Canadian Imperial Bank of Commerce (CIBC), secured by a first fixed charge against the hotel. Interest is payable monthly at the CIBC prime rate plus 1.5%. Principal is due monthly, in accordance with the note, with
  the balance due February 28, 2000............................................   6,780,135
                                                                                 ----------

    Total......................................................................  $46,196,801
                                                                                 ----------
                                                                                 ----------

    Aggregate maturities of the above notes payable are as follows:

For the year ended
---------------------------------------------------------------
1997...........................................................  $1,122,000
1998...........................................................   1,144,047
1999...........................................................  10,267,515
2000...........................................................  26,210,678
2001...........................................................     479,220
Thereafter.....................................................   6,973,341
                                                                 ----------
    Total......................................................  $46,196,801
                                                                 ----------
                                                                 ----------

(5) CAPITAL LEASE OBLIGATIONS

    The Hotels lease certain equipment under various capital leases. The leases require monthly payments totaling $16,915 including interest ranging between 10.5% to 15.5% per annum, with the final lease maturing in February 2000. Furniture and equipment includes approximately $430,000 for leases that have been capitalized.

(6) MANAGEMENT AGREEMENT

    Property management for the Doubletree hotel is provided by Double Tree Partners. The management agreement provides for payment of a management fee of 3% of Total Sales, as defined in the management agreement. In addition, the management agreement provides for an incentive management fee equal to 15% of the amount, if any, by which the Net Operating Income, as defined in the management agreement, for any fiscal year exceeds $420,000. Total management fees under this agreement were $109,952 for 1996. See note 3 for management agreements related to the other five hotels.

INDEPENDENT AUDITORS' REPORT

The Partners
EquiStar Hotel Investors, L.P.:

    We have audited the accompanying statements of operations and cash flows of the Orange County Airport Hilton (the "Hotel") for the period from January 1, 1996 to February 22, 1996 (date of acquisition by EquiStar Hotel Investors, L.P.) and the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Hotel's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Orange County Airport Hilton's operations and its cash flows for the period from January 1, 1996 to February 22, 1996 and the years ended December 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Washington, D.C.
April 20, 1996

ORANGE COUNTY AIRPORT HILTON
STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 1996 TO FEBRUARY 22, 1996
(DATE OF ACQUISITION BY EQUISTAR HOTEL INVESTORS, L.P.) AND
THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                            1996          1995           1994           1993
                                                        ------------  -------------  -------------  -------------
Revenue:
  Rooms...............................................  $    854,685      4,564,294      3,479,926      3,137,865
  Food and beverage...................................       409,200      2,554,156      2,188,612      2,204,286
  Other operating departments.........................        48,828        314,723        239,755        183,980
                                                        ------------  -------------  -------------  -------------
                                                           1,312,713      7,433,173      5,908,293      5,526,131
                                                        ------------  -------------  -------------  -------------
Operating costs and expenses:
  Rooms...............................................       254,389      1,302,612      1,009,792        875,825
  Food and beverage...................................       346,563      1,882,782      1,617,235      1,543,846
  Other operating departments.........................        23,005        147,896        116,224         84,197
Undistributed operating expenses:
  Administrative and general..........................       222,566      1,050,388      1,022,104        869,499
  Sales and marketing.................................       126,979        692,052        452,070        449,615
  Management fees.....................................        35,000        210,000        197,500        150,000
  Property operating costs............................        96,410        763,258        704,873        691,160
  Property taxes, insurance and other.................        57,301        342,177        386,464        467,055
  Depreciation and amortization.......................       112,129        832,958        798,442        854,566
  Interest expense....................................       608,294      3,510,997      2,688,580      2,193,590
                                                        ------------  -------------  -------------  -------------
Total expenses........................................     1,882,636     10,735,120      8,993,284      8,179,353
                                                        ------------  -------------  -------------  -------------
Net loss..............................................  $   (569,923)    (3,301,947)    (3,084,991)    (2,653,222)
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------

See accompanying notes to financial statements.

ORANGE COUNTY AIRPORT HILTON
STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 1996 TO FEBRUARY 22, 1996
(DATE OF ACQUISITION BY EQUISTAR HOTEL INVESTORS, L.P.)
AND THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                1996         1995         1994         1993
                                                             -----------  -----------  -----------  -----------
Cash flows from operating activities:
  Net loss.................................................  $  (569,923)  (3,301,947)  (3,084,991)  (2,653,222)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
      Depreciation and amortization........................      112,129      832,958      798,442      854,566
      Decrease (increase) in accounts receivable...........      (56,580)    (198,792)     (27,765)     203,192
      Decrease (increase) in other assets..................       67,637      (42,736)      26,502       38,421
      Increase (decrease) in accounts payable and accrued
        expenses...........................................      296,914      540,514       11,866      (12,467)
      Increase in accrued interest.........................      358,294    3,010,996    2,568,580    2,167,618
                                                             -----------  -----------  -----------  -----------
  Total adjustments........................................      778,394    4,142,940    3,377,625    3,251,330
                                                             -----------  -----------  -----------  -----------
Net cash provided by operating activities..................      208,471      840,993      292,634      598,108
                                                             -----------  -----------  -----------  -----------
Cash flows used by investing activities--additions to
  hotel....................................................           --      (76,435)     (54,925)     (17,811)
                                                             -----------  -----------  -----------  -----------
Cash flows from financing activities:
  Repayments of note payable...............................           --      (30,099)     (55,000)          --
  Capital distributions....................................      (43,445)    (896,802)    (274,594)    (397,073)
  Increase (decrease) in bank overdrafts...................     (165,026)     162,343       91,885     (183,224)
                                                             -----------  -----------  -----------  -----------
Net cash used by financing activities......................     (208,471)    (764,558)    (237,709)    (580,297)
                                                             -----------  -----------  -----------  -----------
Net increase in cash.......................................           --           --           --           --
Cash at beginning of period................................           --           --           --           --
                                                             -----------  -----------  -----------  -----------
Cash at end of period......................................  $        --           --           --           --
                                                             -----------  -----------  -----------  -----------
                                                             -----------  -----------  -----------  -----------
Supplemental disclosure of cash flow information:
  Cash paid for interest...................................  $   250,000      500,000      120,000       25,972
                                                             -----------  -----------  -----------  -----------
                                                             -----------  -----------  -----------  -----------

See accompanying notes to financial statements.

ORANGE COUNTY AIRPORT HILTON
Notes to Financial Statements
For the period from January 1, 1996 to February 22, 1996
(date of acquisition by EquiStar Hotel Investors, L.P.) and the years ended December 31, 1995, 1994 and 1993

(1) ORGANIZATION

    The Orange County Airport Hilton (the "Hotel") is located near the Orange County Airport in Irvine, California, approximately 45 miles from Los Angeles. The Hotel opened in 1976 and was operated under a franchise agreement with Radisson Hotels International, Inc. during the periods under audit. Since April 1, 1996, the Hotel has been operating as a Hilton. The Hotel has 290 rooms, an outdoor pool and jacuzzi, fitness center and same day valet service. The dining facilities include Mimi's Grill and The Promenade Lounge. The Hotel has approximately 30,000 square feet of meeting space.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accounts of the Hotel were included in the financial records of GMY Investment Company ("GMY"), a limited partnership which owned the Hotel until it was sold to EquiStar on February 22, 1996 for $19,200,000. The accompanying statements of operations and cash flows include the accounts of the Hotel only, as if it were a separate legal entity, and have been prepared using the accrual basis of accounting.

    DEPRECIATION

    Depreciation is computed on the cost of hotel property and equipment using the Modified Accelerated Cost Recovery method over 39 and 31.5 years for the building and building improvements and over 5 to 7 years for furniture, fixtures and equipment.

    BAD DEBT EXPENSE

    Bad debt expense is accounted for using the allowance method. Management reviews the aging of accounts receivable and other current information on debtors to establish an allowance for doubtful accounts. Write-offs occur when management deems a receivable uncollectible.

    REVENUE

    Revenue is earned primarily through the operations of the Hotel and recognized when earned.

    INCOME TAXES

    The financial statements contain no provision for federal income taxes since the Hotel was owned by a partnership and, therefore, all federal income tax liabilities were passed through to the individual partners in accordance with the partnership agreement and the Internal Revenue Code.

    USE OF ESTIMATES

    Management has made a number of estimates and assumptions to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

ORANGE COUNTY AIRPORT HILTON
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(3) INTEREST EXPENSE

    GMY entered into a promissory note with an original balance of $19,000,000 in June 1989. Interest accrued at 10% for the first year, and then adjusted to the Bank of America National Trust and Savings Association prime rate as announced from time to time. On December 1, 1991, GMY stopped making scheduled interest and principal payments and the note was in default. From the default date, interest was computed using the prime rate plus four percentage points on the outstanding balance plus any accrued interest.

(4) RELATED-PARTY TRANSACTIONS

    The Hotel incurred management fees of $35,000, $210,000, $197,500 and $150,000 for the period from January 1, 1996 to February 22, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively. The management fees were paid to an affiliate of the Hotel.

INDEPENDENT AUDITORS' REPORT

The Partners
EquiStar Hotel Investors, L.P.:

    We have audited the accompanying statements of operations and cash flows of the Georgetown Latham Hotel (the "Hotel") for the period from January 1, 1996 to March 8, 1996 (date of acquisition by EquiStar Hotel Investors, L.P.) and the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Hotel's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Georgetown Latham Hotel's operations and its cash flows for the period from January 1, 1996 to March 8, 1996 and the years ended December 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Washington, D.C.
April 12, 1996

GEORGETOWN LATHAM HOTEL
STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 1996 TO MARCH 8, 1996
(DATE OF ACQUISITION BY EQUISTAR HOTEL INVESTORS, L.P.) AND
THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                               1996          1995          1994          1993
                                                           ------------  ------------  ------------  ------------
Revenue:
  Rooms..................................................  $    612,857     3,790,580     3,764,567     3,784,884
  Food and beverage......................................       628,269     3,699,257     3,448,669     3,192,731
  Other operating departments............................        81,116       360,958       419,968       374,672
                                                           ------------  ------------  ------------  ------------
                                                              1,322,242     7,850,795     7,633,204     7,352,287
                                                           ------------  ------------  ------------  ------------
Operating costs and expenses:
  Rooms..................................................       187,244     1,081,472     1,069,864     1,177,839
  Food and beverage......................................       553,396     3,268,979     3,095,593     3,032,272
  Other operating departments............................        50,228       313,870       272,476       185,028
Undistributed operating expenses:
  Administrative and general.............................       110,613       996,666       795,642       663,466
  Sales and marketing....................................        94,903       511,975       478,520       606,068
  Management fees........................................        39,581       235,523       248,270       288,779
  Property operating costs...............................       105,258       649,576       672,065       585,158
  Property taxes, insurance and other....................        65,278       328,299       244,123       328,451
  Depreciation and amortization..........................        81,782       674,537       637,614       574,751
  Interest expense.......................................        87,771       476,901         5,265            --
                                                           ------------  ------------  ------------  ------------
                                                              1,376,054     8,537,798     7,519,432     7,441,812
                                                           ------------  ------------  ------------  ------------
Net income (loss)........................................  $    (53,812)     (687,003)      113,772       (89,525)
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

See accompanying notes to financial statements.

GEORGETOWN LATHAM HOTEL
STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 1996 TO MARCH 8, 1996
(DATE OF ACQUISITION BY EQUISTAR HOTEL INVESTORS, L.P.) AND
THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                   1996        1995         1994         1993
                                                                ----------  -----------  -----------  ----------
Cash flows from operating activities:
  Net income (loss)...........................................  $  (53,812)    (687,003)     113,772     (89,525)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Depreciation and amortization...........................      81,782      674,537      637,614     574,751
      Decrease (increase) in accounts receivable..............     (26,055)      43,384       83,943    (305,105)
      Decrease (increase) in other assets.....................     (29,166)     121,568     (311,111)   (184,175)
      Increase (decrease) in accounts payable and accrued
        expenses..............................................     165,028       42,727     (384,682)    450,341
      Increase in interest payable............................          --       33,880        5,265          --
                                                                ----------  -----------  -----------  ----------
Net cash provided by operating activities.....................     137,777      229,093      144,801     446,287
                                                                ----------  -----------  -----------  ----------
Cash flows from investing activities:
  Purchase of furniture, fixtures and equipment...............     (18,907)    (262,176)          --    (276,520)
  Proceeds from sale of furniture, fixtures and equipment.....          --           --       91,933          --
                                                                ----------  -----------  -----------  ----------
Net cash provided (used) by investing activities..............     (18,907)    (262,176)      91,933    (276,520)
                                                                ----------  -----------  -----------  ----------
Cash flows from financing activities:
  Principal repayments on capital leases......................      (3,770)     (21,857)          --          --
  Proceeds from note payable..................................          --           --    4,500,000          --
  Principal payments on note payable..........................      (6,849)     (35,573)          --          --
  Advances to affiliate.......................................          --           --   (3,825,000)         --
  Repayments of advances to affiliate.........................          --    3,825,000           --          --
  Capital distributions.......................................          --   (4,206,759)    (593,312)   (134,115)
                                                                ----------  -----------  -----------  ----------
Net cash provided (used) by financing activities..............     (10,619)    (439,189)      81,688    (134,115)
                                                                ----------  -----------  -----------  ----------
Net increase (decrease) in cash...............................     108,251     (472,272)     318,422      35,652
Cash at beginning of year.....................................      32,193      504,465      186,043     150,391
                                                                ----------  -----------  -----------  ----------
Cash at end of year...........................................  $  140,444       32,193      504,465     186,043
                                                                ----------  -----------  -----------  ----------
                                                                ----------  -----------  -----------  ----------
Supplemental disclosure of cash flow information:
  Cash paid for interest......................................  $  118,085      443,021           --          --
  Additions to capital lease obligations......................          --           --       71,004          --
                                                                ----------  -----------  -----------  ----------
                                                                ----------  -----------  -----------  ----------

See accompanying notes to financial statements.

GEORGETOWN LATHAM HOTEL
Notes to Financial Statements
For the period from January 1, 1996 to March 8, 1996
(date of acquisition by EquiStar Hotel Investors, L.P.) and the years ended December 31, 1995, 1994 and 1993

(1) ORGANIZATION

    The Georgetown Latham Hotel (the "Hotel") is located on 3000 M Street in Washington, D.C. It is close to the Smithsonian, embassies, monuments, the Kennedy Center and the downtown business district, and caters mainly to tourists and business travelers. The Hotel has 143 rooms; fine dining in the CITRONELLE restaurant; meeting and banquet facilities; an outdoor pool; business center; limousine rental service; and valet parking.

    Until 1993, the Hotel was owned by Muben/LCP Hotel Partners, L.P. ("Muben/LCP"), a limited partnership which owned 9 hotels. On October 1, 1993, LCP Hotel Ventures, L.P., a partner in Muben/LCP ("LCP Ventures"), conveyed its 10% interest in Muben/LCP for 100% ownership of the Hotel.

    The Hotel was sold on March 8, 1996 to EquiStar for a purchase price of $12,000,000.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accounts of the Hotel were included in the financial records of Muben/LCP and then LCP Ventures, as described above, until the Hotel was sold to EquiStar. The accompanying statements of operations and cash flows include the accounts of the Hotel only, as if it were a separate legal entity, and have been prepared using the accrual basis of accounting.

    DEPRECIATION

    Depreciation is computed on the cost of the Hotel property and equipment using the straight-line method over 31.5 years for the building and building improvements and over five years for furniture, fixtures and equipment.

    BAD DEBT EXPENSE

    Bad debt expense is accounted for using the allowance method. Management reviews the aging of accounts receivable and other current information on debtors to establish an allowance for doubtful accounts. Write-offs occur when management deems a receivable uncollectible.

    REVENUE

    Revenue is earned primarily through the operations of the Hotel and recognized when earned.

    INCOME TAXES

    The financial statements contain no provision for federal income taxes since the Hotel was owned by a partnership and, therefore, all federal income tax liabilities are passed through to the individual partners in accordance with the partnership agreement and the Internal Revenue Code.

GEORGETOWN LATHAM HOTEL
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    USE OF ESTIMATES

    Management has made a number of estimates and assumptions to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3) INTEREST EXPENSE

    On December 23, 1994, the Hotel obtained financing from CPC Advisors No. 3, L.L.C. The original note balance was $4,500,000 and had a fixed interest rate of 10.53%. Principal and interest payments were due monthly. The note was scheduled to mature on December 27, 1999.

(4) RELATED-PARTY TRANSACTIONS

    The Hotel was managed by an affiliate of LCP Ventures. For the period from January 1, 1993 through September 30, 1993 the Hotel incurred management fees of 4% of gross revenue, as defined in the management agreement. For the remainder of 1993 through March 8, 1996 the Hotel incurred base management fees of 3% and an incentive management fee equal to 5% of the amount by which the net operating income exceeds the amount of preferred return, as defined in the management agreement. Management fees incurred during 1996, 1995, 1994 and 1993 were $39,581, $235,523, $248,270 and $288,779, respectively. No incentive management fees were earned.

INDEPENDENT AUDITORS' REPORT

The Partners
EquiStar Hotel Investors, L.P.:

    We have audited the accompanying statements of operations and cash flows of the Charlotte Sheraton Airport Plaza (the "Hotel") for the period from January 1, 1996 to February 2, 1996 (date of acquisition by EquiStar Hotel Investors, L.P.) and the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Hotel's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Charlotte Sheraton Airport Plaza's operations and its cash flows for the period from January 1, 1996 to February 2, 1996 and the years ended December 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Washington, D.C.
March 29, 1996

CHARLOTTE SHERATON AIRPORT PLAZA
STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 1996 TO FEBRUARY 2, 1996
(DATE OF ACQUISITION BY EQUISTAR HOTEL INVESTORS, L.P.)
AND THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                   1996        1995        1994         1993
                                                                ----------  ----------  -----------  ----------
Revenue:
  Rooms.......................................................  $  404,646   4,353,741    4,279,608   3,764,540
  Food and beverage...........................................     330,471   3,136,701    2,698,709   2,625,091
  Other operating departments.................................      21,096     609,342      861,007     779,557
                                                                ----------  ----------  -----------  ----------
                                                                   756,213   8,099,784    7,839,324   7,169,188
                                                                ----------  ----------  -----------  ----------
Operating costs and expenses:
  Rooms.......................................................     111,163   1,067,053    1,151,114     976,178
  Food and beverage...........................................     258,901   2,101,504    1,906,329   1,854,924
  Other operating departments.................................      13,740     114,588       82,500      80,354
Undistributed operating expenses:
  Administrative and general..................................      73,487     375,920      263,728     254,309
  Sales and marketing.........................................      90,546     922,890      927,186     863,274
  Management fees.............................................      22,497     269,689      391,966     358,459
  Property operating costs....................................      67,286     618,771      556,634     519,500
  Property taxes, insurance and other.........................      41,126     425,563      404,523     356,690
  Depreciation and amortization...............................      49,600     595,522      603,543     587,150
  Interest expense............................................          --     689,563    3,378,933   1,466,088
                                                                ----------  ----------  -----------  ----------
                                                                   728,346   7,181,063    9,666,456   7,316,926
                                                                ----------  ----------  -----------  ----------
Net income (loss).............................................  $   27,867     918,721   (1,827,132)   (147,738)
                                                                ----------  ----------  -----------  ----------
                                                                ----------  ----------  -----------  ----------

See accompanying notes to financial statements.

CHARLOTTE SHERATON AIRPORT PLAZA
STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 1996 TO FEBRUARY 2, 1996
(DATE OF ACQUISITION BY EQUISTAR HOTEL INVESTORS, L.P.)
AND THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                   1996        1995         1994         1993
                                                                ----------  -----------  -----------  ----------
Cash flows from operating activities:
  Net income (loss)...........................................  $   27,867      918,721   (1,827,132)   (147,738)
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
      Depreciation and amortization...........................      49,600      595,522      603,543     587,150
      Decrease (increase) in accounts receivable..............      70,128      (86,461)     (45,518)    (44,970)
      Increase in intercompany receivable.....................    (450,000)  (1,444,939)  (1,937,634)   (263,645)
      Decrease (increase) in other assets.....................      50,127       87,415       (5,447)     40,469
      Increase (decrease) in accounts payable and accrued
        expenses..............................................     (80,687)     165,657      193,488      75,714
      Increase in interest payable............................          --      689,563    3,378,346      92,000
                                                                ----------  -----------  -----------  ----------
Net cash provided (used) by operating activities..............    (332,965)     925,478      359,646     338,980
                                                                ----------  -----------  -----------  ----------
Cash flows from investing activities--purchases of furniture,
  fixtures and equipment......................................     (57,124)    (257,302)    (346,957)   (133,901)
                                                                ----------  -----------  -----------  ----------
Cash flows from financing activities--principal payments on
  note payable................................................          --           --           --    (203,839)
                                                                ----------  -----------  -----------  ----------
Net increase (decrease) in cash...............................    (390,089)     668,176       12,689       1,240
Cash at beginning of period...................................     712,894       44,718       32,029      30,789
                                                                ----------  -----------  -----------  ----------
Cash at end of period.........................................     322,805      712,894       44,718      32,029
                                                                ----------  -----------  -----------  ----------
                                                                ----------  -----------  -----------  ----------
Supplemental disclosure of cash flow information:
  Cash paid for interest......................................  $       --           --          587   1,374,088
                                                                ----------  -----------  -----------  ----------
                                                                ----------  -----------  -----------  ----------

See accompanying notes to financial statements.

CHARLOTTE SHERATON AIRPORT PLAZA
Notes to Financial Statements
For the period from January 1, 1996 to February 2, 1996
(date of acquisition by EquiStar Hotel Investors, L.P.)
and the years ended December 31, 1995, 1994 and 1993

(1) ORGANIZATION

    The Charlotte Sheraton Airport Plaza (the "Hotel") is a 226 room, full-service hotel located near the Charlotte Douglas International Airport. The Hotel was constructed in 1985.

    The Hotel was owned by Krisch Realty Associates, L.P. ("Krisch Realty") during 1993, 1994 and through March 7, 1995, when it was conveyed to the lender.

    The Hotel was sold on February 2, 1996 to EquiStar for a purchase price of $18,000,000.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accounts of the Hotel were included in the financial records of Krisch Realty, which owned the Hotel until it was conveyed to the lender. The accompanying statements of operations and cash flows include the accounts of the Hotel only, as if it were a separate legal entity, and have been prepared on the accrual basis of accounting.

    DEPRECIATION

    Depreciation is computed on the cost of hotel property and equipment using the straight-line method over 45 years for the building, 10 years for most building improvements, and five to eight years for furniture, fixtures and equipment.

    BAD DEBT EXPENSE

    Bad debt expense is accounted for using the allowance method. Management reviews the aging of accounts receivables and other current information on debtors to establish an allowance for doubtful accounts. Write-offs occur when management deems a receivable uncollectible.

    REVENUE

    Revenue is earned primarily through the operations of the hotel and recognized when earned.

    INCOME TAXES

    The financial statements contain no provision for federal income taxes since the Hotel was owned by a partnership and, therefore, all federal income tax liabilities are passed through to the individual partners in accordance with the Partnership Agreement and the Internal Revenue Code.

    USE OF ESTIMATES

    Management has made a number of estimates and assumptions to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

CHARLOTTE SHERATON AIRPORT PLAZA
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(3) INTEREST EXPENSE

    For the period from January 1, 1995 to February 2, 1995, and during 1994 and 1993, financing for the Hotel was provided through a two-tier loan. The first tier loan, which had an original principal balance of $12,523,925, had an interest rate of prime plus 1%. Principal and interest payments on the first tier loan were due monthly. The second tier loan, which had an original principal balance of $7,444,062, required interest payments based on the Hotel's cash flow.

    During January 1994, the owner ceased making payments on the loan and the loan went into default. From that point, the first and second tiers of the loan accrued interest at the default rate of 16% until March 7, 1995, when the Hotel was conveyed to the lender.

(4) OTHER RELATED-PARTY TRANSACTIONS

    Krisch Hotels, Inc. ("Krisch"), an affiliate of the Hotel's owner, managed the Hotel until March 7, 1995, and charged the Hotel base management fees of 3% of gross revenues. The Hotel management agreement also provided for incentive management fees to be paid to Krisch of 10% of net operating income, as defined in the agreement. After March 7, 1995, the Hotel incurred only base management fees of 3% of gross revenues. For the period from January 1, 1996 to February 2, 1996, and for 1995, 1994 and 1993, base and incentive management fees incurred by the Hotel totaled $22,497, $269,689, $391,966 and $358,459, respectively.

INDEPENDENT AUDITORS' REPORT

The Partners
EquiStar Hotel Investors, L.P.:

    We have audited the accompanying statements of operations and cash flows of the Arlington Hilton Hotel (the "Hotel") for the period from January 1, 1996 to April 17, 1996 (date of acquisition by EquiStar Hotel Investors, L.P.) and the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Hotel's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Arlington Hilton Hotel's operations and its cash flows for the period from January 1, 1996 to April 17, 1996 and the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Washington, D.C.
July 18, 1996

ARLINGTON HILTON HOTEL
STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM JANUARY 1, 1996 TO APRIL 17, 1996
(DATE OF ACQUISITION BY EQUISTAR HOTEL INVESTORS, L.P.) AND
THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                   1996         1995        1994        1993
                                                               ------------  ----------  ----------  ----------
Revenue:
  Rooms......................................................  $  1,907,168   6,309,256   5,875,281   5,453,149
  Food and beverage..........................................       824,816   2,846,102   2,755,550   2,708,330
  Other operating departments................................       195,137     639,420     505,739     553,640
                                                               ------------  ----------  ----------  ----------
                                                                  2,927,121   9,794,778   9,136,570   8,715,119
                                                               ------------  ----------  ----------  ----------
Operating costs and expenses:
  Rooms......................................................       420,844   1,526,054   1,361,027   1,342,080
  Food and beverage..........................................       654,451   2,225,510   2,072,864   2,137,821
  Other operating departments................................       115,854     351,577     301,793     276,276
Undistributed operating expenses:
  Administrative and general.................................       250,896   1,044,680   1,347,488   1,252,493
  Sales and marketing........................................       195,671     646,496     510,261     501,991
  Management fees............................................        87,814     313,579      90,998      86,165
  Property operating costs...................................       296,643   1,004,445     871,365   1,006,770
  Property taxes, insurance and other........................       160,884     645,504     479,755     475,144
  Depreciation and amortization..............................       242,528     823,414     794,256     794,600
  Interest expense...........................................            --     257,494     927,325     337,114
                                                               ------------  ----------  ----------  ----------
                                                                  2,425,585   8,838,753   8,757,132   8,210,454
                                                               ------------  ----------  ----------  ----------
Net income...................................................  $    501,536     956,025     379,438     504,665
                                                               ------------  ----------  ----------  ----------
                                                               ------------  ----------  ----------  ----------

See accompanying notes to financial statements.

ARLINGTON HILTON HOTEL
STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 1996 TO APRIL 17, 1996
(DATE OF ACQUISITION BY EQUISTAR HOTEL INVESTORS, L.P.)
AND THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                 1996          1995         1994        1993
                                                             ------------  ------------  ----------  -----------
Cash flows from operating activities:
  Net income...............................................  $    501,536       956,025     379,438      504,665
  Adjustments to reconcile net income to cash provided by
    operating activities:
      Depreciation and amortization........................       242,528       823,414     794,256      794,600
      Interest added to loan payable to General Partner....            --            --      18,777       13,482
      Decrease (increase) in accounts receivable...........      (107,923)       41,059      (9,969)      47,634
      Decrease (increase) in inventory and other assets....       (90,676)      110,942     (17,697)       6,803
      Decrease (increase) in restricted funds..............            --       215,868     477,431      (44,462)
      Increase (decrease) in accounts payable and accrued
        expenses...........................................       120,770    (1,027,915)    284,120      231,758
                                                             ------------  ------------  ----------  -----------
  Total adjustments........................................       164,699       163,368   1,546,918    1,049,815
                                                             ------------  ------------  ----------  -----------
Net cash provided by operating activities..................       666,235     1,119,393   1,926,356    1,554,480
                                                             ------------  ------------  ----------  -----------
Cash flows used by investing activities--purchase of
  furniture and equipment..................................       (15,499)     (660,359)   (232,583)    (178,368)
                                                             ------------  ------------  ----------  -----------
Cash flows from financing activities:
  Principal payments on capital lease obligations..........       (13,442)      (41,262)    (36,415)     (27,314)
  Repayments of note payable...............................            --            --    (357,390)  (1,532,401)
  Capital distribution.....................................            --    (1,232,055)         --           --
                                                             ------------  ------------  ----------  -----------
Net cash used by financing activities......................       (13,442)   (1,273,317)   (393,805)  (1,559,715)
                                                             ------------  ------------  ----------  -----------
Net increase (decrease) in cash and cash equivalents.......       637,294      (814,283)  1,299,968     (183,603)
Cash and cash equivalents at beginning of period...........       946,895     1,761,178     461,210      644,813
                                                             ------------  ------------  ----------  -----------
Cash and cash equivalents at end of period.................  $  1,584,189       946,895   1,761,178      461,210
                                                             ------------  ------------  ----------  -----------
                                                             ------------  ------------  ----------  -----------
Supplemental disclosure of cash flow information:
  Cash paid for interest...................................  $      2,570        13,612      18,459      337,114
  Additions to property and equipment through capital
    leases.................................................            --            --          --      101,765
  Conversion of notes payable to equity....................            --    19,338,404          --           --
                                                             ------------  ------------  ----------  -----------
                                                             ------------  ------------  ----------  -----------

See accompanying notes to financial statements.

ARLINGTON HILTON HOTEL
Notes to Financial Statements
For the period from January 1, 1996 to April 17, 1996 (date of acquisition by EquiStar Hotel Investors, L.P.) and the years ended December 31, 1995, 1994 and 1993

(1) ORGANIZATION

    The Arlington Hilton Hotel (the "Hotel") is located near the Dallas/Fort Worth Airport, adjacent to Six Flags over Texas theme park. The Hotel opened in 1984. The Hotel has 310 rooms, one restaurant, one nightclub/bar, meeting facilities for up to 400, a business center, an indoor/outdoor pool and a fitness center.

    Until March 7, 1995, the Hotel was owned by Hotel Associates of Arlington Limited Partnership ("Hotel Associates"). On March 7, 1995, the Hotel was conveyed through bankruptcy to the holders of the note, Arlington Hotel Investors, LTD ("Arlington Investors").

    The Hotel was sold on April 17, 1996 to EquiStar for a purchase price of $18,200,000.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accounts of the Hotel were included in the financial records of its various owners until the Hotel was sold to EquiStar. The accompanying statements of operations and cash flows include the accounts of the Hotel only, as if it were a separate legal entity, and have been prepared using the accrual basis of accounting.

    BAD DEBT EXPENSE

    Bad debt expense is accounted for using the allowance method. Management reviews the aging of accounts receivables and other current information on debtors to establish an allowance for doubtful accounts. Write-offs occur when management deems a receivable uncollectible.

    REVENUE

    Revenue is earned primarily through the operations of the Hotel and recognized when earned.

    INCOME TAXES

    The financial statements contain no provision for federal income taxes since the Hotel was owned by a partnership and, therefore, all federal income tax liabilities were passed through to the individual partners in accordance with the partnership agreement and the Internal Revenue Code.

    USE OF ESTIMATES

    Management has made a number of estimates and assumptions to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    DEPRECIATION

    Depreciation is computed on the cost of the hotel property and equipment using the straight-line method over 25 years for building and building improvements, and five years for furniture and equipment.

ARLINGTON HILTON HOTEL
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(3) RELATED-PARTY TRANSACTIONS

    Prior to March 7, 1995 (the date the lenders took possession of the Hotel), the Hotel was managed by Capitol Hotel Group, Inc. ("CHG"), an affiliate of the owners, for a 1% management fee based on gross revenues. For the period from March 7, 1995 through April 17, 1996 (date of acquisition by EquiStar), the Hotel was managed by DePalma Hotel Corporation, an affiliate of the lenders, for a 3% management fee based on gross revenues.

    Upon foreclosure on the property, the loan and all related accrued interest payable to the general partner of Hotel Associates was converted to equity in the statement of partners' capital.

INDEPENDENT AUDITORS' REPORT

The Partners
EquiStar Hotel Investors, L.P.:

    We have audited the accompanying balance sheets of Ballston Hotel Limited Partnership (the "Partnership") as of June 30, 1996 and December 31, 1995 and 1994, and the related statements of operations, partners' deficit, and cash flows for the six months ended June 30, 1996 and for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ballston Hotel Limited Partnership as of June 30, 1996 and December 31, 1995 and 1994, and the results of its operations and its cash flows for the six months ended June 30, 1996 and for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in note 4 to the financial statements, the Partnership's note payable to a financial institution is in default and may be called at any time. This raises substantial doubt about the Partnership's ability to continue as a going concern. Management's plans in regard to this matter are also described in note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                           KPMG Peat Marwick LLP

Washington, D.C.
July 11, 1996

BALLSTON HOTEL LIMITED PARTNERSHIP
BALANCE SHEETS
JUNE 30, 1996 AND DECEMBER 31, 1995 AND 1994

                                                                            1996           1995          1994
                                                                        -------------  ------------  ------------
ASSETS
Cash and cash equivalents.............................................  $     271,215       501,433        98,904
Certificate of deposit................................................             --       101,833       250,000
Hotel inventory, at cost..............................................         37,481        51,635        52,794
Accounts receivable:
  Trade...............................................................        293,251       174,833       369,961
  Affiliates (note 6).................................................             --            --       757,624
                                                                        -------------  ------------  ------------
Total accounts receivable, net........................................        293,251       174,833     1,127,585
                                                                        -------------  ------------  ------------
Hotel property (notes 4 and 7):
  Land................................................................      2,073,323     2,073,323     2,073,323
  Building, net of accumulated depreciation of $2,192,347 in 1996,
    $2,029,714 in 1995 and $1,704,449 in 1994.........................     10,818,285    10,980,918    11,306,183
  Furniture, fixtures and equipment, net of accumulated depreciation
    of $1,163,947 in 1996, $1,060,156 in 1995 and $854,609 in 1994....      1,889,117     1,983,728     1,742,714
  Initial hotel supplies, net of accumulated amortization of $197,924
    in 1996, $183,187 in 1995 and $153,713 in 1994....................        244,189       258,926       288,400
  Conversion costs, net of accumulated amortization of $107,181 in
    1996, $98,491 in 1995 and $81,111 in 1994.........................        153,533       162,223       179,603
                                                                        -------------  ------------  ------------
Total hotel property..................................................     15,178,447    15,459,118    15,590,223
Investment in partnership (note 5)....................................      2,189,989     2,259,061     2,332,760
Other Assets..........................................................         77,609       131,409       144,842
                                                                        -------------  ------------  ------------
                                                                        $  18,047,992    18,679,322    19,597,108
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------
LIABILITIES AND PARTNERS' DEFICIT
Accounts payable and accrued expenses:
  Affiliates (note 6).................................................  $   2,283,784     2,163,011     1,855,114
  Trade...............................................................        473,641       338,665       340,846
                                                                        -------------  ------------  ------------
Total accounts payable and accrued expenses...........................      2,757,425     2,501,676     2,195,960
Notes payable (notes 4 and 6):
  Financial institution...............................................     17,079,121    17,079,121    17,201,202
  Affiliates..........................................................      1,468,891     2,437,377     3,340,277
                                                                        -------------  ------------  ------------
Total notes payable...................................................     18,548,012    19,516,498    20,541,479
                                                                        -------------  ------------  ------------
Total liabilities.....................................................     21,305,437    22,018,174    22,737,439
Partners' deficit (note 3)............................................     (3,257,445)   (3,338,852)   (3,140,331)
                                                                        -------------  ------------  ------------
Commitments (notes 4 and 7)...........................................
                                                                        $  18,047,992    18,679,322    19,597,108
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------

See accompanying notes to financial statements.

BALLSTON HOTEL LIMITED PARTNERSHIP
STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND
THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                   1996         1995        1994        1993
                                                               ------------  ----------  ----------  ----------
Hotel operating revenue:
  Room rental................................................  $  3,173,738   5,820,170   5,408,935   5,116,700
  Food and beverage sales....................................       950,778   2,000,110   2,045,750   1,792,965
  Telephone and other........................................       128,037     303,194     260,190     269,030
                                                               ------------  ----------  ----------  ----------
Total hotel operating revenue................................     4,252,553   8,123,474   7,714,875   7,178,695
                                                               ------------  ----------  ----------  ----------
Hotel operating expenses:
  Department expenses........................................     1,538,843   3,140,757   3,100,077   2,810,690
  Energy and engineering.....................................       351,538     602,512     574,578     518,924
  Sales and marketing........................................       327,356     659,284     604,457     629,567
  General and administrative (note 6)........................       458,119     981,849     927,024     907,215
  Management fee (note 7)....................................       127,547     243,704     231,446     215,359
  Other......................................................        99,892     138,551      84,534      66,640
                                                               ------------  ----------  ----------  ----------
Total hotel operating expenses...............................     2,903,295   5,766,657   5,522,116   5,148,395
                                                               ------------  ----------  ----------  ----------
Income from hotel operations.................................     1,349,258   2,356,817   2,192,759   2,030,300
                                                               ------------  ----------  ----------  ----------
Fixed charges:
  Financial costs (note 6)...................................       739,867   1,571,261   1,438,463   1,327,641
  Depreciation and amortization..............................       290,467     611,645     700,566     723,020
  Property insurance and taxes...............................       146,248     266,115     249,394     251,608
  Parking costs..............................................        42,733      99,093     103,057     106,833
                                                               ------------  ----------  ----------  ----------
Total fixed charges..........................................     1,219,315   2,548,114   2,491,480   2,409,102
                                                               ------------  ----------  ----------  ----------
Other income (expense):
  Interest income............................................         8,153      40,169      15,010      12,228
  Equity in income of partnership (note 5)...................        15,355      36,510      41,105      31,309
  Other......................................................       (72,044)    (83,903)     (6,908)        (80)
                                                               ------------  ----------  ----------  ----------
Total other income (expense), net............................       (48,536)     (7,224)     49,207      43,457
                                                               ------------  ----------  ----------  ----------
Net income (loss)............................................  $     81,407    (198,521)   (249,514)   (335,345)
                                                               ------------  ----------  ----------  ----------
                                                               ------------  ----------  ----------  ----------

See accompanying notes to financial statements.

BALLSTON HOTEL LIMITED PARTNERSHIP
STATEMENTS OF PARTNERS' DEFICIT
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND
THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                             GENERAL     LIMITED
                                                                                 TOTAL       PARTNER    PARTNERS
                                                                             -------------  ---------  -----------
Balance at December 31, 1992...............................................  $  (2,555,472)   (46,288)  (2,509,184)
  Net loss.................................................................       (335,345)    (3,353)    (331,992)
                                                                             -------------  ---------  -----------
Balance at December 31, 1993...............................................  $  (2,890,817)   (49,641)  (2,841,176)
  Net loss.................................................................       (249,514)    (2,495)    (247,019)
                                                                             -------------  ---------  -----------
Balance at December 31, 1994...............................................  $  (3,140,331)   (52,136)  (3,088,195)
  Net loss.................................................................       (198,521)    (1,985)    (196,536)
                                                                             -------------  ---------  -----------
Balance at December 31, 1995...............................................  $  (3,338,852)   (54,121)  (3,284,731)
  Net income...............................................................         81,407      8,141       73,266
                                                                             -------------  ---------  -----------
Balance at June 30, 1996...................................................  $  (3,257,445)   (45,980)  (3,211,465)
                                                                             -------------  ---------  -----------
                                                                             -------------  ---------  -----------

See accompanying notes to financial statements.

BALLSTON HOTEL LIMITED PARTNERSHIP
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND
THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                    1996         1995         1994        1993
                                                                 -----------  -----------  ----------  ----------
Cash flows from operating activities:
  Net income (loss)............................................  $    81,407     (198,521)   (249,514)   (335,345)
  Adjustments to reconcile net income (loss) to cash provided
    (used) by operating activities:
      Depreciation and amortization............................      290,467      611,645     700,566     723,020
      Increase (decrease) in provision for doubtful accounts...          397       (8,072)     11,323      (1,375)
      Decrease in certificates of deposit......................      101,833      148,167          --          --
      Equity in income of partnership..........................      (15,355)     (36,510)    (41,105)    (31,309)
      Decrease (increase) in accounts receivable...............     (118,815)     960,824    (789,828)    (87,582)
      Decrease (increase) in hotel inventory...................       14,154        1,159        (930)     (9,997)
      Decrease (increase) in other assets......................       53,800      (20,258)    (58,614)     42,031
      Increase in accounts payable and accrued expenses........      255,749      305,716     375,580     320,816
                                                                 -----------  -----------  ----------  ----------
  Total adjustments............................................      582,230    1,962,671     196,992     955,604
                                                                 -----------  -----------  ----------  ----------
Net cash provided (used) by operating activities...............      663,637    1,764,150     (52,522)    620,259
                                                                 -----------  -----------  ----------  ----------
Cash flows from investing activities:
  Additions to hotel property..................................       (9,796)    (446,849)   (133,901)   (195,323)
  Distributions from investee partnership......................       84,427      110,209     120,694     204,761
                                                                 -----------  -----------  ----------  ----------
Net cash provided (used) by investing activities...............       74,631     (336,640)    (13,207)      9,438
                                                                 -----------  -----------  ----------  ----------
Cash flows from financing activities:
  Principal payments on notes payable..........................     (968,486)  (1,024,981)   (110,072)   (818,644)
  Borrowings on notes payable..................................           --           --          --      20,000
                                                                 -----------  -----------  ----------  ----------
Net cash used by financing activities..........................     (968,486)  (1,024,981)   (110,072)   (798,644)
                                                                 -----------  -----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents...........     (230,218)     402,529    (175,801)   (168,947)
Cash and cash equivalents at beginning of period...............      501,433       98,904     274,705     443,652
                                                                 -----------  -----------  ----------  ----------
Cash and cash equivalents at end of period.....................  $   271,215      501,433      98,904     274,705
                                                                 -----------  -----------  ----------  ----------
                                                                 -----------  -----------  ----------  ----------
Supplemental disclosure of cash flow information:
  Cash paid for interest.......................................  $   619,094    1,263,364   1,135,123   1,120,853
                                                                 -----------  -----------  ----------  ----------
                                                                 -----------  -----------  ----------  ----------

See accompanying notes to financial statements.

BALLSTON HOTEL LIMITED PARTNERSHIP
Notes to Financial Statements
June 30, 1996 and December 31, 1995 and 1994

(1) ORGANIZATION

    Ballston Hotel Limited Partnership (the "Partnership") was formed on January 1, 1988 pursuant to the Commonwealth of Virginia Uniform Limited Partnership Act. The principal business activity of the Partnership is the development and operation of a hotel complex as part of the mixed-use Ballston Metro Center project (the "Project") located in Arlington, Virginia. Ballston Condo Limited Partnership ("BCLP") and Ballston Office Limited Partnership ("BOLP"), affiliates of the Partnership, constructed the condominium and office building components of the Project, respectively.

    The hotel opened on October 5, 1989 and operated as the Arlington Renaissance Hotel at Ballston Metro Center (the "Hotel"). Management intends to operate the hotel under a franchise agreement with Hilton Hotels Corporation to be entered into in August 1996.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ACCOUNTING RECORDS AND INCOME TAXES

    The Partnership maintains its accounting records on the accrual basis for both financial statement and federal income tax reporting purposes. Federal and state income taxes accrue to the individual partners; accordingly, no federal and state income taxes have been provided in the accompanying financial statements.

    BUILDING AND LAND

    Contributed land is recorded at the fair value at the date of contribution as agreed to by the partners. Purchased land and building costs are recorded at cost. The building is depreciated over 40 years using the straight-line method.

    HOTEL FURNITURE, FIXTURES AND EQUIPMENT

    Hotel furniture, fixtures and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method.

    INITIAL HOTEL SUPPLIES

    Initial hotel supplies required for the Hotel's operations, such as linens, china, silverware and other expendable supplies, are recorded at cost and are being amortized over 15 years using the straight-line method. Additional purchases of linens, china, silverware and other expendable supplies are expensed when purchased.

    CONVERSION COSTS

    Conversion costs were incurred to convert the Ramada Hotel into a Renaissance Hotel. These costs are recorded at cost and are being amortized over 15 years using the straight-line method.

    INVESTMENT IN PARTNERSHIP

    Investment in partnership is accounted for under the equity method. Accordingly, the investment is stated at cost and adjusted for the Partnership's share of earnings or loss and distributions of the investee partnership.

BALLSTON HOTEL LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    CASH EQUIVALENTS

    For financial statement purposes, the Partnership considers investments with an original maturity date of three months or less to be cash equivalents.

    USE OF ESTIMATES

    Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosures of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

(3) PARTNERS' DEFICIT AND ALLOCATION OF PROFITS AND LOSSES

    All profits and losses are allocated in proportion to each partner's respective percentage interest in the Partnership as follows:

General partner......................................................        1.0%
Limited partners.....................................................       99.0
                                                                       ---------
                                                                           100.0%
                                                                       ---------
                                                                       ---------

(4) NOTES PAYABLE

    Notes payable at June 30, 1996 and December 31, 1995 and 1994 consist of the following:

                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
Financial institution--prime rate plus 1% or a LIBOR/CD rate option note, secured by a first deed of trust on land and improvements of hotel complex and the shared improvements of the condominium constructed by BCLP and an assignment of existing and future revenue derived from the collateral; interest only payable monthly, principal payable annually, based on 30-year
  amortization, with remaining principal and interest due October 5,
  1995..............................................................  $  17,079,121     17,079,121     17,201,202
Limited partner--prime rate plus 2% unsecured note..................      1,468,891      2,437,377      3,340,277
                                                                      -------------  -------------  -------------
                                                                      $  18,548,012     19,516,498     20,541,479
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    Ballston Hotel, Inc., the general partner, and IDI, L.C. (formerly IDI Associates), IDI Financial Associates and Ballston Realty, Inc., affiliates of the Partnership, jointly and severally guarantee the financial institution note payable.

    The note payable to the financial institution, which matured on October 5, 1995, is in default. The Partnership has been unable thus far to refinance the note but continues to make the regular monthly interest payments.

    Given the status of the note payable with the financial institution and the nature of the terms of the note payable to the limited partner, management is unable to determine the fair value of the notes payable.

BALLSTON HOTEL LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(5) INVESTMENT IN PARTNERSHIP

    FINANCIAL STATEMENT SUMMARY

    The following is a summary of the assets, liabilities and equity of the unconsolidated partnership, Ballston Parking Associates ("BPA") as of June 30, 1996 and December 31, 1995 and 1994, and the results of its operations for the six months ended June 30, 1996 and the years ended December 31, 1995, 1994 and 1993. The unconsolidated partnership was formed primarily to operate the hotel and office building parking garage of the Project. The Partnership's interest in the unconsolidated partnership was 35.02%, 35.48% and 35.60% as of June 30, 1996 and December 31, 1995 and 1994, respectively. The percentage of the Partnership interest in BPA will decrease in accordance with BPA's partnership agreement based upon the number of parking space easements sold.

CONDENSED BALANCE SHEETS

                                                               1996       1995       1994
                                                             ---------  ---------  ---------

ASSETS
  Cash.....................................................  $   1,267      4,263      3,055
  Accounts receivable......................................     29,250     31,200     27,080
  Garage property, net of accumulated depreciation.........  4,125,801  4,224,801  4,359,801
  Other assets.............................................      4,521      4,521      4,203
                                                             ---------  ---------  ---------
                                                             $4,160,839 4,264,785  4,394,139
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------
LIABILITIES AND EQUITY
  Total accounts payable and accrued liabilities...........  $      --      6,121      7,000
  Equity:
    The Partnership........................................  1,443,210  1,501,136  1,552,543
    Other partners.........................................  2,717,629  2,757,528  2,834,596
                                                             ---------  ---------  ---------
                                                             $4,160,839 4,264,785  4,394,139
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

CONDENSED STATEMENTS OF OPERATIONS

                                                           1996       1995       1994       1993
                                                         ---------  ---------  ---------  ---------

Parking revenue........................................  $ 288,562    538,898    520,479    538,047
Loss on sales of parking spaces........................     (9,080)    (7,000)    (3,329)   (20,149)
                                                         ---------  ---------  ---------  ---------
Total income...........................................    279,482    531,898    517,150    517,898
Operating expenses.....................................    187,642    353,490    333,542    333,149
                                                         ---------  ---------  ---------  ---------
Net income.............................................  $  91,840    178,408    183,608    184,749
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------
Equity in net income:
  The Partnership......................................  $  26,501     58,802     63,397     53,601
  Other partners.......................................     65,339    119,606    120,211    131,148
                                                         ---------  ---------  ---------  ---------
                                                         $  91,840    178,408    183,608    184,749
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------

    NOTE TO CONDENSED FINANCIAL STATEMENTS

    Contributed property is recorded at fair value at the date of contribution as agreed to by the partners.

BALLSTON HOTEL LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(5) INVESTMENT IN PARTNERSHIP--(CONTINUED)
    RECONCILIATION OF INVESTMENT IN PARTNERSHIP AND EQUITY IN INCOME

    The following is a reconciliation of the Partnership's investment in partnership as of June 30, 1996 and December 31, 1995 and 1994 and equity in income for the six months ended June 30, 1996 and the years ended December 31, 1995, 1994 and 1993, as indicated above, to the amounts reported in the accompanying financial statements.

                                                INVESTMENT IN PARTNERSHIP                     EQUITY IN INCOME
                                           ------------------------------------  ------------------------------------------
                                               1996         1995        1994       1996       1995       1994       1993
                                           ------------  ----------  ----------  ---------  ---------  ---------  ---------

Balance per condensed financial
  statements.............................  $  1,443,210   1,501,136   1,552,543     26,501     58,802     63,397     53,601
Adjustment for costs incurred in excess
  of agreed-upon basis in property.......       746,779     757,925     780,217    (11,146)   (22,292)   (22,292)   (22,292)
                                           ------------  ----------  ----------  ---------  ---------  ---------  ---------
                                           $  2,189,989   2,259,061   2,332,760     15,355     36,510     41,105     31,309
                                           ------------  ----------  ----------  ---------  ---------  ---------  ---------
                                           ------------  ----------  ----------  ---------  ---------  ---------  ---------

(6) RELATED-PARTY TRANSACTIONS

    Interest expense of approximately $121,000 in 1996, $308,000 in 1995, $303,000 in 1994 and $294,000 in 1993 was incurred on note payable to BCA, L.P., the limited partner, and are included in financial costs in the accompanying financial statements. Accrued interest payable of $2,283,784, $2,163,011 and $1,855,114 as of June 30, 1996 and December 31, 1995 and 1994, respectively, is recorded as accounts payable to affiliates in the accompanying financial statements.

    The Partnership entered into an agreement with IDI Management, Inc., an affiliate of the Partnership, to perform administrative services for the Hotel effective January 1, 1991. The administrative fee is based on 0.5% of the gross revenues of the Partnership except for any distributions from BPA related to parking. The Partnership incurred administrative fees of $21,257 in 1996, $41,952 in 1995, $39,771 in 1994 and $37,103 in 1993. These fees are included in general and administrative expenses in the accompanying financial statements.

    The Partnership has advanced funds to affiliates. Advances outstanding were $757,624 at December 31, 1994.

(7) COMMITMENTS

    HOTEL MANAGEMENT AGREEMENT

    The Partnership has entered into a 20-year agreement with Renaissance Hotel Operating Company ("Renaissance") for the management of the Hotel. The Partnership has committed to pay the following management fees:

        (1) base management fee equal to 3% of the Hotel's gross revenue, as defined in the agreement, payable monthly;

        (2) reservation and advertising fees equal to 4.5% of the Hotel's gross room revenue, as defined in the agreement, payable monthly; and

BALLSTON HOTEL LIMITED PARTNERSHIP
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(7) COMMITMENTS--(CONTINUED)
        (3) incentive management fee equal to 10% of the Hotel's gross operating profit, as defined in the agreement, earned and payable annually if certain cash flow requirements are met.

    Base management fees of $127,547 in 1996, $243,704 in 1995, $231,446 in 1994 and $215,359 in 1993 and reservation and advertising fees of $142,818 in 1996, $261,908 in 1995, $243,402 in 1994 and $230,252 in 1993 were incurred by the
Partnership. No incentive management fees were incurred since none of the cash flow requirements were met.

INDEPENDENT AUDITORS' REPORT

Board of Directors
CapStar Hotel Company:

    We have audited the accompanying combined balance sheets of the Muben Hotels (the "Hotels") as of September 30, 1996, December 31, 1995 and 1994 and related combined statements of operations, owners' capital and cash flows for the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994. These combined financial statements are the responsibility of the Hotels' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Muben Hotels as of September 30, 1996, December 31, 1995 and 1994, and the results of their combined operations and their combined cash flows for the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

                                                          KPMG Peat Marwick, LLP

Washington, D.C.
January 10, 1997

MUBEN HOTELS
COMBINED BALANCE SHEETS
SEPTEMBER 30, 1996, DECEMBER 31, 1995 AND 1994

                                                                        1996            1995            1994
                                                                   --------------  --------------  --------------
ASSETS
Cash and cash equivalents........................................  $    2,540,021       2,100,027       1,795,991
Accounts receivable..............................................       1,520,016       1,009,479       1,347,062
Inventory and other assets.......................................       1,000,652       1,004,098       1,100,562
                                                                   --------------  --------------  --------------
Total current assets.............................................       5,060,689       4,113,604       4,243,615
                                                                   --------------  --------------  --------------
Property and equipment:
  Land...........................................................      14,454,496      14,454,496      14,454,496
  Building.......................................................      49,190,163      48,816,467      48,792,386
  Furniture, fixtures and equipment..............................      19,744,427      19,968,593      18,993,252
                                                                   --------------  --------------  --------------
                                                                       83,389,086      83,239,556      82,240,134
Less -- accumulated depreciation.................................     (35,118,050)    (32,623,613)    (29,307,378)
                                                                   --------------  --------------  --------------
Total net property and equipment.................................      48,271,036      50,615,943      52,932,756
                                                                   --------------  --------------  --------------
Total assets.....................................................  $   53,331,725      54,729,547      57,176,371
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
LIABILITIES AND OWNERS' CAPITAL
Accounts payable and accrued expenses............................  $    3,622,343       2,778,452       3,022,008
Advance deposits.................................................         114,175          41,927          45,436
Intercompany income taxes payable (note 4).......................       2,485,345         995,677          81,080
                                                                   --------------  --------------  --------------
Total liabilities................................................       6,221,863       3,816,056       3,148,524
Owners' capital..................................................      47,109,862      50,913,491      54,027,847
                                                                   --------------  --------------  --------------
Total liabilities and owners' capital............................  $   53,331,725      54,729,547      57,176,371
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

See accompanying notes to combined financial statements.

MUBEN HOTELS
COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                 1996           1995           1994
                                                             -------------  -------------  -------------
Revenue:
Rooms......................................................  $  18,337,641     21,925,991     21,147,009
Food and beverage..........................................      8,117,806     10,442,474     10,513,519
Other operating departments................................      1,265,677      1,613,934      1,591,255
                                                             -------------  -------------  -------------
                                                                27,721,124     33,982,399     33,251,783
                                                             -------------  -------------  -------------
Operating costs and expenses:
  Rooms....................................................      4,513,632      5,751,406      5,673,951
  Food and beverage........................................      6,874,250      9,198,740      9,407,042
  Other operating departments..............................        669,595        904,143        933,992
Undistributed operating expenses:
Administrative and general.................................      2,505,580      3,342,110      3,314,554
Sales and marketing........................................      1,811,948      2,320,060      2,343,494
Management fees (note 3)...................................        628,182      1,065,175      1,051,710
Property operating costs...................................      3,505,572      4,407,863      4,353,126
Property taxes, insurance and other........................        993,759      1,390,174      1,519,555
Depreciation and amortization..............................      2,494,437      3,316,235      4,451,660
                                                             -------------  -------------  -------------
                                                                23,996,955     31,695,906     33,049,084
                                                             -------------  -------------  -------------
Net income before income taxes.............................      3,724,169      2,286,493        202,699
Income taxes (note 4)......................................      1,489,668        914,597         81,080
                                                             -------------  -------------  -------------
Net income.................................................  $   2,234,501      1,371,896        121,619
                                                             -------------  -------------  -------------

See accompanying notes to combined financial statements.

MUBEN HOTELS
COMBINED STATEMENTS OF OWNERS' CAPITAL
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND
THE YEARS ENDED DECEMBER 31, 1995 AND 1994

Balance at December 31, 1993...................................................  $55,146,114
  Contributions................................................................   1,485,114
  Distributions................................................................  (2,725,000)
  Net income...................................................................     121,619
                                                                                 ----------
Balance at December 31, 1994...................................................  54,027,847
  Contributions................................................................     215,327
  Distributions................................................................  (4,701,579)
  Net income...................................................................   1,371,896
                                                                                 ----------
Balance at December 31, 1995...................................................  50,913,491
  Contributions................................................................     173,601
  Distributions................................................................  (6,211,731)
  Net income...................................................................   2,234,501
                                                                                 ----------
Balance at September 30, 1996..................................................  $47,109,862
                                                                                 ----------
                                                                                 ----------

See accompanying notes to combined financial statements.

MUBEN HOTELS
COMBINED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND
THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                             1996          1995         1994
                                                                         -------------  -----------  -----------
Cash flows from operating activities:
  Net income...........................................................  $   2,234,501    1,371,896      121,619
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization....................................      2,494,437    3,316,235    4,451,660
      Decrease (increase) in accounts receivable.......................       (510,537)     337,583      (77,086)
      Decrease in inventory and other assets...........................          3,446       96,464       22,741
      Decrease in notes receivable.....................................             --           --      100,000
      Increase (decrease) in accounts payable and accrued expenses.....        843,891     (243,556)    (312,119)
      Increase (decrease) in advance deposits..........................         72,248       (3,509)     (10,866)
      Increase in intercompany income taxes payable....................      1,489,668      914,597       81,080
                                                                         -------------  -----------  -----------
  Total Adjustments....................................................      4,393,153    4,417,814    4,255,410
                                                                         -------------  -----------  -----------
Net cash provided by operating activities..............................      6,627,654    5,789,710    4,377,029
                                                                         -------------  -----------  -----------
Cash flows from investing activities--purchases of furniture and
  equipment............................................................       (149,530)    (999,422)  (2,285,579)
                                                                         -------------  -----------  -----------
Cash flows from financing activities:
  Capital contributions................................................        173,601      215,327    1,485,114
  Capital distributions................................................     (6,211,731)  (4,701,579)  (2,725,000)
                                                                         -------------  -----------  -----------
Net cash used by financing activities..................................     (6,038,130)  (4,486,252)  (1,239,886)
                                                                         -------------  -----------  -----------
Net increase in cash and cash equivalents..............................        439,994      304,036      851,564
Cash and cash equivalents at beginning of period.......................      2,100,027    1,795,991      944,427
                                                                         -------------  -----------  -----------
Cash and cash equivalents at end of period.............................  $   2,540,021    2,100,027    1,795,991
                                                                         -------------  -----------  -----------
                                                                         -------------  -----------  -----------

See accompanying notes to combined financial statements.

MUBEN HOTELS
NOTES TO COMBINED FINANCIAL STATEMENTS
SEPTEMBER 30,1996, DECEMBER 31,1995 AND 1994

(1) ORGANIZATION

    The combined financial statements consist of five hotels which are part of MBL Life Assurance Corporation. This portfolio of hotels is known as the Muben Hotels (the "Hotels"). Two of the hotels are in California (Sacramento Hilton and Santa Barbara Inn); one is in Louisiana (Lafayette Hilton), one is in Colorado (Holiday Inn) and the other is in Washington, D.C. (Embassy Row).

    CapStar Hotel Company purchased the Hotels for approximately $68,400,000 on December 17, 1996.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The accounts of the Hotels are included in the financial records of the MBL Life Assurance Corporation. The accompanying combined financial statements include the accounts of the Hotels only, as if they were a separate legal entity, and have been prepared using the accrual basis of accounting.

    CASH AND CASH EQUIVALENTS

    The Hotels consider all highly liquid instruments with an original maturity date of three months or less to be cash equivalents.

    INVENTORIES

    Inventories, consisting primarily of china, tableware, linens and food and beverage items, are stated at cost, using the first-in, first-out ("FIFO") method of inventory valuation.

    PROPERTY AND EQUIPMENT

    Property and equipment are reflected in the balance sheets at their fair value at the time of contribution. Depreciation is computed on the buildings and building improvements using the straight-line method over their useful lives of 18 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method over five years.

    BAD DEBT EXPENSE

    Bad debt expense is accounted for using the allowance method. Management reviews the aging of accounts receivable and other current information on debtors to establish an allowance for doubtful accounts. Write-offs occur when management deems a receivable uncollectible.

    REVENUE

    Revenue is earned primarily through the operations of the Hotel and recognized when earned.

    INCOME TAXES

    The accounts of the Hotels are included in the financial records of the MBL Life Assurance Corporation and therefore the Hotels were not subject to income taxes on a separate basis. For purposes of these financial statements, the Hotels have calculated their tax provision on the separate return basis to approximate tax expense as if they were a separate legal entity.

    USE OF ESTIMATES

    Management has made a number of estimates and assumptions to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3) RELATED-PARTY TRANSACTIONS

    All of the Hotels, except for Embassy Row, are managed by CapStar Hotel Company. The hotels managed by CapStar Hotel Company paid base management fees based on gross revenue plus incentive management fees if the hotels' operating results exceeded levels specified in the management contract. These four hotels incurred management fees of $563,455 in 1996; $926,737 in 1995; $929,013 in
1994; and $1,008,719 in 1993.

    CapStar Hotel Company began managing Embassy Row on September 25, 1996.

(4) INCOME TAXES

    The Hotels' income tax expense is comprised of the following:

                                                                                     1996        1995       1994
                                                                                 ------------  ---------  ---------
Federal........................................................................  $  1,151,118    706,741     62,653
State and local................................................................       338,550    207,856     18,427
                                                                                 ------------  ---------  ---------
                                                                                 $  1,489,668    914,597     81,080
                                                                                 ------------  ---------  ---------
                                                                                 ------------  ---------  ---------

    The "expected" tax expense, based on the U.S. federal statutory rate of 34% for each of the periods above, differs from the actual tax expense, calculated at an effective rate of 40%, due to state and local taxes, net of federal tax benefit.

    The Hotels' deferred tax assets and liabilities are insignificant to these financial statements and are therefore not presented.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to its date.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................         11
Use of Proceeds.................................         17
Price Range of Common Stock.....................         17
Dividend Policy.................................         17
Capitalization..................................         18
Selected Financial and Other Data...............         19
Unaudited Pro Forma Financial Statements........         21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         24
The Company.....................................         28
Recent Developments.............................         29
Business and Properties.........................         31
The Operating Partnership.......................         41
Management......................................         42
Principal Stockholders..........................         50
Certain Relationships and Related
  Transactions..................................         51
Shares Available for Future Sale................         52
Description of Capital Stock....................         53
Underwriting....................................         56
Legal Matters...................................         58
Experts.........................................         58
Special Note Regarding Forward-Looking
  Statements....................................         58
Additional Information..........................         59
Index to Financial Statements...................        F-1

                                5,000,000 Shares

                                     [LOGO]

                                  Common Stock

                              --------------------
                                   PROSPECTUS
                                 March 12, 1997
                             ----------------------

                                LEHMAN BROTHERS
                           BT SECURITIES CORPORATION
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                             MONTGOMERY SECURITIES
                               SMITH BARNEY INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     GRAPHICS APPENDIX
                INSIDE FRONT COVER PAGE 1


Map depicting location of the Company's Hotels.

The Company logo.

Photo of the Westchase Hilton, Houston, Texas.


                INSIDE FRONT COVER PAGE 2

Under the heading "Growth", the following text appears: "The Company believes that the upscale, full-service segment of the lodging industry is the most attractive segment in which to acquire, own and manage hotels and further believes that there are currently many attractive opportunities to acquire properties in this segment of the industry at prices below replacement cost."

Under the heading "Operating Strategy," the following text appears: "The Company seeks to achieve its principal operating objectives by creating and executing management plans that are specifically tailored for each individual hotel rather than by implementing an operating strategy that is designed to maintain a uniform corporate image or brand. CapStar believes that skilled management of hotel operations is the most critical element in maximizing revenue and cash flow in full-service hotels."

Photos of the Sheraton Hotel Lobby, Colorado Springs, Colorado, the Marriott Hotel, Somerset, New Jersey, Hilton Los Angeles Worldport, Los Angeles, California, and Citronelle Restaurant, The Latham Hotel, Washington, D.C.



                INSERT FRONT COVER PAGE 3

Under the heading "Acquisition Strategy," the following text appears:
"CapStar seeks to increase shareholder value by continuing to acquire upscale, full-service hotels below replacement cost in selected markets throughout the United States and Canada and implementing its operating strategy to improve hotel operations and increase cash flow."

Photos of the Hilton Hotel, Arlington, Texas, The Westin Hotel, Atlanta Airport, Atlanta, Georgia, The Sheraton Airport Plaza, Charlotte, North Carolina, and The Westin Hotel (interior), Atlanta Airport, Atlanta, Georgia.


                 INSIDE BACK COVER PAGE 1

Photos of the Radisson Hotel, Dallas, Texas (to be acquired), Orange County Airport Hilton, Irvine, California, The Sheraton Hotel, Vancouver, British Columbia (to be acquired), The Doubletree Hotel, Albuquerque, New Mexico.

                 INSIDE BACK COVER PAGE 2

Before and after photos of the Salt Lake Airport Hilton, Salt Lake City, Utah, and the Hilton Hotel, Bellevue, Washington.

                 INSIDE BACK COVER PAGE 3

Photos of Hilton Hotel, Arlington, Virginia, Embassy Suites, Denver, Colorado, Southwest Hilton, Houston, Texas, Radisson Hotel, Schaumburg, Illinois, Hilton Hotel, Lafayette, Louisiana.